    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1998


                                                      REGISTRATION NO. 333-40977
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             K & F INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            3728                           34-1614845
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 297-0900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              KENNETH M. SCHWARTZ
                            EXECUTIVE VICE PRESIDENT
                             K & F INDUSTRIES, INC.
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 297-0900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:

                           GEORGE P. O'SULLIVAN, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ___________________
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                             K & F INDUSTRIES, INC.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(b),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                       FORM S-4                                    LOCATION OR
                ITEM NUMBER AND CAPTION                       CAPTION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  (1) Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Facing Page of Registration Statement;
                                                   Cross-Reference Sheet; Outside Front Cover
                                                     Page of Prospectus
  (2) Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front and Outside Back Cover Pages
                                                   of Prospectus; Available Information
  (3) Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............  Prospectus Summary; Risk Factors; Selected
                                                     Historical Consolidated Financial
                                                     Information
  (4) Terms of the Transaction...................  Prospectus Summary; The Exchange Offer;
                                                     Description of the Notes
  (5) Pro Forma Financial Information............  Prospectus Summary; Capitalization;
                                                   Unaudited Pro Forma Consolidated Financial
                                                     Information; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations
  (6) Material Contacts With the Company Being
        Acquired.................................                       *
  (7) Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................  Plan of Distribution
  (8) Interests of Named Experts and Counsel.....                       *
  (9) Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................                       *
 (10) Information With Respect to S-3
        Registrants..............................                       *
 (11) Incorporation of Certain Information by
        Reference................................                       *
 (12) Information With Respect to S-2 or S-3
        Registrants..............................                       *
 (13) Incorporation of Certain Information by
        Reference................................                       *
 (14) Information With Respect to Registrants
        Other Than S-3 or S-2 Registrants........  Prospectus Summary; Risk Factors; Selected
                                                     Historical Consolidated Financial
                                                     Information; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Description of Certain Indebtedness
 (15) Information With Respect to S-3
        Companies................................                       *
 (16) Information With Respect to S-2 or S-3
        Companies................................                       *
 (17) Information With Respect to Companies Other
        Than S-3 or S-2 Companies................                       *
 (18) Information if Proxies, Consents or
        Authorizations Are to be Solicited.......                       *
 (19) Information if Proxies, Consents or
        Authorizations Are Not to be Solicited or
        in an Exchange Offer.....................  Management; Security Ownership; Certain
                                                     Transactions

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 Subject to Completion, dated January 15, 1998

PROSPECTUS

                             K & F INDUSTRIES, INC.

                  OFFER TO EXCHANGE UP TO $185,000,000 OF ITS
               9 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   9 1/4% SENIOR SUBORDINATED NOTES DUE 2007
                          ---------------------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                   ON                , 1998, UNLESS EXTENDED.

                          ---------------------------

    K & F Industries, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 9 1/4% Series B Senior Subordinated Notes due 2007 (the "New Notes") of the Company for each $1,000 principal amount of the issued and outstanding 9 1/4% Senior Subordinated Notes due 2007 (the "Old Notes," and the Old Notes and the New Notes, collectively, the "Notes") of the Company from the Holders (as defined) thereof. As of the date of this Prospectus, there is $185,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement (as defined), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

    Interest on the New Notes will accrue from October 15, 1997 and will be payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 1998. No interest will be payable on the Old Notes accepted for exchange.


    The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Company conducts its operations solely through its subsidiaries and, accordingly, the New Notes will be effectively subordinated to indebtedness and other liabilities of its subsidiaries, including borrowings under the New Credit Facility (as defined). As of September 30, 1997, after giving pro forma effect to the offering of the Old Notes (the "Offering"), application of the net proceeds therefrom, borrowings under the New Credit Facility and the other transactions comprising the recapitalization (the "Recapitalization") of the Company, the Company would have had approximately $345.0 million of Senior Indebtedness outstanding, the Company's subsidiaries would have had other liabilities of approximately $81.0 million outstanding and the Company would have had a stockholders' deficiency of approximately $272.1 million. See "Capitalization" and "Description of the Notes -- Subordination."


    The Old Notes were not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The New Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of one year after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

    The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the New Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn as provided herein at any time prior to the Expiration Date (as defined). The Exchange Offer is subject to certain customary conditions.

                          ---------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING OLD NOTES IN THE EXCHANGE OFFER.
                          ---------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE
 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS            , 1998

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors." References to worldwide markets and market share information contained herein have been derived from information compiled by the Company due to the lack of independently compiled information. Such references exclude markets formerly controlled by the U.S.S.R. about which accurate information is not readily available. Effective December 31, 1996, the Company changed its fiscal year-end from March 31 to December 31.

                                  THE COMPANY


     K & F Industries, Inc. (the "Company") is, through its wholly owned subsidiary, Aircraft Braking Systems Corporation ("Aircraft Braking Systems"), one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft, supplying approximately 22% of the worldwide market for these products. Aircraft Braking Systems' products are marketed internationally through 10 sales offices located in four countries and are used on over 30,000 commercial, general aviation and military aircraft. The Company is, through its other wholly owned subsidiary, Engineered Fabrics Corporation ("Engineered Fabrics"), the leading worldwide manufacturer of aircraft fuel tanks, supplying approximately 90% of the worldwide commercial transport and general aviation market and over half of the domestic military market for such products. During the twelve months ended September 30, 1997 (the "LTM Period"), the Company reported revenues of $294.5 million, of which 89.3% were derived from sales made by Aircraft Braking Systems, EBITDA (as defined) of $81.3 million and net income of $23.7 million. During the LTM Period, after giving pro forma effect to the Recapitalization, the Company would have had net income of $7.7 million and a stockholders' deficiency of $272.1 million.


  Aircraft Braking Systems

     Aircraft Braking Systems is a leading manufacturer of integrated braking systems for aircraft and replacement parts for those systems. As is customary in the industry, Aircraft Braking Systems supplies original wheels and brakes for commercial aircraft to aircraft manufacturers at or substantially below the production cost of such equipment. Once a manufacturer's wheels and brakes have been certified and installed on an aircraft, Federal Aviation Administration ("FAA") regulations and similar requirements in foreign countries generally require that all replacement parts for such systems be provided by such manufacturer. The FAA also requires the replacement of such parts at regular intervals, which for medium- and short-range commercial aircraft generally averages once or twice a year. Since most modern aircraft have a useful life of 25 years or longer and require scheduled replacement of certain components of the braking system, the Company typically recoups its initial investment in original equipment and generates significant profits from sales of replacement parts over the life of the aircraft. From April 1, 1994 through December 31, 1996, the Company spent and expensed an aggregate of approximately $101.0 million for research, development and design and the supply of original wheel and brake equipment to aircraft manufacturers. During the LTM Period, approximately 75% of Aircraft Braking Systems' total revenues were derived from the sale of replacement parts for braking systems previously sold by Aircraft Braking Systems.

     Aircraft Braking Systems also manufactures anti-skid systems for use on a variety of commercial, military and general aviation aircraft. These systems, which are integrated into a braking system, are designed to minimize the distance required to stop an aircraft by utilizing sensors, mounted in the axle and driven by the wheel, to maximize the braking force while also preventing the wheels from locking and skidding. Of the three principal competitors in the wheel and brake industry, Aircraft Braking Systems is the only significant manufacturer of anti-skid systems. Because of the sensitivity of anti-skid systems to variations in brake performance, the Company believes that the ability to integrate the design and performance characteristics of wheels, brakes and integrated anti-skid systems provides Aircraft Braking Systems with a competitive advantage over its two principal competitors. Other products manufactured by Aircraft Braking Systems include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.

     Aircraft Braking Systems currently sells its products to virtually all major airframe manufacturers and commercial airlines and to the United States and certain foreign governments. Since 1989, Aircraft Braking Systems has carefully directed its efforts toward expanding its presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on medium- and short-range commercial aircraft. As a result of these efforts, during this period, Aircraft Braking Systems has added approximately 1,200 medium-and short-range commercial aircraft to the portfolio of aircraft using its products. These aircraft typically make more frequent landings than long-range commercial aircraft and correspondingly require more frequent replacement of brake parts. Aircraft Braking Systems has been successful in having its wheels and brakes selected for use on a number of recent airframe designs that serve this market, including the Airbus Industries ("Airbus") A-321, the McDonnell Douglas Corp. ("McDonnell Douglas," recently acquired by The Boeing Company) MD-80 and MD-90 programs, the Canadair Regional Jet, the Canadair RJ-700, the Saab-Scania AB ("Saab") S340 and S2000, the Lear 60 and the Fokker Aircraft ("Fokker") Fo-70 and Fo-100. Aircraft Braking Systems has also been successful in having its brakes selected for use on certain long-range commercial aircraft produced by Airbus, specifically the A-330 and A-340. These long-range aircraft programs enhance the competitive position of Aircraft Braking Systems with Airbus and commercial airlines utilizing Airbus aircraft. The Company believes that these new airframes will expand the portfolio of aircraft using Aircraft Braking Systems' products and that the revenues generated from such aircraft will eventually replace and exceed the revenues generated by the aircraft programs in Aircraft Braking Systems' current portfolio as the aircraft in those programs reach the end of their useful lives.

  Engineered Fabrics

     With its proprietary technology, Engineered Fabrics is the only FAA-certified supplier of polyurethane manufactured fuel tanks in the United States. Certain fuel tanks produced by Engineered Fabrics feature "selfsealing" technology that significantly reduces the potential for fires, leaks and spilled fuel following a crash. Recent programs awarded to Engineered Fabrics in which this technology is being used include production or replacement parts programs for the U.S. Navy's F-18 C/D and E/F aircraft and F-15, F-16 and C-130 aircraft. Engineered Fabrics also competes in the nitrile-designed aircraft fuel tank market and won a three-year requirements contract in 1996 to supply nitrile fuel tanks to the U.S. Navy for its F-14 aircraft. Engineered Fabrics has been selected by the U.S. Army to equip its new stealth RAH-66 Comanche helicopter with fuel tanks and by McDonnell Douglas to supply fuel tanks for the MD-600 Program. Engineered Fabrics has also been awarded the Bell/Boeing V-22 Osprey Program. In addition to producing and supplying fuel tanks, Engineered Fabrics manufactures and sells iceguards, inflatable oil booms and various other products made from coated fabrics for commercial and military uses.

     The Company is a Delaware corporation formed on March 13, 1989. The Company is the successor to the businesses of Aircraft Braking Systems and Engineered Fabrics formed by Goodyear Tire & Rubber Company, Inc. ("Goodyear") in 1929. The principal executive offices of the Company are located at 600 Third Avenue, New York, New York 10016 and its telephone number is (212) 297-0900.

                              RECENT DEVELOPMENTS

     Over the last several years, the Company has introduced a number of new programs at Aircraft Braking Systems to enhance manufacturing efficiency and reduce raw material costs. In April 1997, the Company completed an $18.0 million expansion of its carbon disk manufacturing facility in Akron, Ohio, which has increased annual carbon production capacity sixfold to 200,000 pounds and has enabled the Company to control the source of material for its carbon brakes. The Company believes that if operated at or near full capacity and at expected operating efficiencies, the expanded facility will significantly reduce the Company's cost of carbon, previously purchased from third parties. While there can be no assurance that such cost savings will be achieved, management of the Company estimates that approximately $13.2 million of annualized savings in the cost of carbon could be achieved by the 1998 fiscal year end. During the LTM Period, after giving pro forma effect to the Recapitalization, and assuming the full realization of such estimated cost savings, the Company's adjusted EBITDA would have been $93.5 million. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings." The Company has also implemented cell based manufacturing, which has improved productivity, reduced costs and enhanced the quality of Aircraft Braking Systems' products.

                              THE RECAPITALIZATION

     On October 15, 1997, concurrently with the closing of the Offering, the Company consummated the Recapitalization, consisting of the following transactions:

          1. Pursuant to a Stock Purchase Agreement entered into on September 15, 1997 (the "Stock Purchase Agreement"), the Company repurchased approximately 64% of its outstanding capital stock for a total purchase price, paid in cash, of $230.2 million. Upon giving effect to the repurchase, Bernard L. Schwartz ("BLS") and certain merchant banking partnerships (collectively, the "Lehman Investors") affiliated with Lehman Brothers Holdings Inc.("LBH") each became the owner of 50% of the capital stock of the Company. The implied aggregate value of such retained capital stock is $130.0 million (the "Retained Equity Interest").

          2. The Company repaid all of its outstanding indebtedness ($54.5 million) under the Amended and Restated Credit Agreement dated as of August 14, 1996, among Aircraft Braking Systems, Engineered Fabrics, The Chase Manhattan Bank, as agent, and the Lenders signatory thereto (the "Existing Credit Agreement").

          3. The Company made provision for the redemption of the remaining $70.0 million outstanding principal amount of its 11 7/8% Senior Secured Notes Due 2003 (the "Senior Notes") by irrevocably depositing $77.5 million (representing a price of 105.28% of the principal amount of the Senior Notes, plus accrued interest through the expected redemption date) with the trustee (the "Senior Notes Trustee") under the indenture governing the Senior Notes. Concurrently with such deposit, the Company caused the Senior Notes Trustee to send a notice to the holders of the Senior Notes to the effect that such Senior Notes will be redeemed 30 days from the date of such notice.

          4. In addition to the repayment of its outstanding indebtedness under the Existing Credit Agreement and provision for the redemption of the Senior Notes, the Company purchased, for cash, all of the $140 million aggregate principal amount of its 10 3/8% Senior Subordinated Notes due 2004 (the "Existing Notes") pursuant to a tender offer and consent solicitation (collectively, the "Tender Offer"). The aggregate price paid for the Existing Notes (including accrued interest and Tender Offer premiums and related fees and expenses) was $160.9 million.

          5. The Company entered into a new credit facility (the "New Credit Facility") that provides for a term loan facility in an aggregate principal amount of $322.0 million (the "Term Loan") and a revolving credit facility in an aggregate principal amount of up to $50.0 million (the "Revolving Loan"), of which $23.0 million was drawn at the time of the Recapitalization. The Term Loan consists of a Tranche A term loan ("Term Loan A") in the principal amount of $50.0 million and a Tranche B term loan ("Term Loan B") in the principal amount of $272.0 million. See "Description of Certain Indebtedness -- New Credit Facility."

     The Company issued the Old Notes for net proceeds of approximately $178.4 million (after deducting expenses payable by the Company in connection with the Offering). The Company used such proceeds, together with borrowings under the New Credit Facility, to effect the Recapitalization.

     The following table illustrates the sources and uses of funds for the Recapitalization.

($ in millions)

          SOURCES OF FUNDS            AMOUNT
------------------------------------  ------
Cash Sources:
  New Credit Facility...............  $345.0
  The Offering......................   185.0
  Cash on Hand......................     5.0
                                      ------
          Total Cash Sources........  $535.0
                                      ------
Other Sources:
  Retained Equity Interest..........   130.0

                                      ------
          Total Sources.............  $665.0
                                      ======
          USES OF FUNDS               AMOUNT
------------------------------------  ------
Cash Uses:
  Repayment of Borrowings under
     Existing Credit Agreement(a)...  $ 54.8
  Redemption of Senior Notes(a).....    73.1
  Purchase of Existing Notes(a).....   141.8
  Purchase of Equity Interests......   230.2
  Estimated Fees and Expenses(b)....    35.1
                                      ------
          Total Cash Uses...........  $535.0
                                      ------
Other Uses:
  Retained Equity Interest..........   130.0
                                      ------
          Total Uses................  $665.0
                                      ======

---------------
(a) Includes accrued interest.

(b) Includes the redemption premium on the Senior Notes in the amount of $3.7 million and the Tender Offer premium and related fees and expenses in the amount of $19.1 million.

     The Offering and each of the transactions described in paragraphs 1 through 5 above are collectively referred to herein as the "Recapitalization."

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS
  AGREEMENT................  The Old Notes were sold by the Company on October
                             15, 1997 to Lehman Brothers Inc. and Unterberg Harris (the "Initial Purchasers"), who placed the Old Notes with institutional investors, a limited number of accredited investors and a limited number of foreign purchasers in offshore transactions. In connection therewith, the Company and the Initial Purchasers executed and delivered for the benefit of the holders of the Old Notes a registration rights agreement (the "Registration Rights Agreement") providing, among other things, for the Exchange Offer.

THE EXCHANGE OFFER.........  New Notes are being offered in exchange for a like principal amount of Old Notes. As of the date hereof, $185,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to Holders promptly following the Expiration Date. See "Risk Factors -- Consequences of Failure to Exchange."

EXPIRATION DATE............  5:00 p.m., New York City time, on
                                                 , unless the Exchange Offer is
                             extended as provided herein, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST...................  Each New Note will bear interest from October 15,
                             1997, the date of original issuance of the Old Notes. No interest will be paid on the Old Notes accepted for exchange.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company reserves the right to amend, terminate or extend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. See "The Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING
  OLD NOTES................  Each Holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, or an Agent's Message (as defined) in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal or delivering an Agent's message, each Holder will represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any beneficial owners of Old Notes are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such beneficial owner has an arrangement with any person to participate in the distribution of such New Notes, (iii) neither the Holder nor such beneficial owner nor any such other person is engaging in or intends to engage in a distribution of such New Notes and (iv) neither the Holder nor such beneficial owner is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of marketmaking activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the

                             Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal or delivering an Agent's Message and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or an Agent's Message or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn as provided herein at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES....  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

EXCHANGE AGENT.............  State Street Bank and Trust Company is serving as
                             Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

USE OF PROCEEDS............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

CONSEQUENCES OF FAILURE TO
  EXCHANGE.................  Holders of Old Notes who do not exchange their Old
                             Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The Exchange Offer applies to $185,000,000 aggregate principal amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and, except as set forth in the immediately preceding sentence, will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the New Notes will be, issued. See "Description of the Notes."

THE NEW NOTES..............  $185,000,000 aggregate principal amount of 9 1/4%
                             Senior Subordinated Notes Due 2007 (the "New
                             Notes").

MATURITY DATE..............  October 15, 2007.

INTEREST PAYMENT DATES.....  April 15 and October 15, commencing April 15, 1998.

MANDATORY REDEMPTION.......  None.

OPTIONAL REDEMPTION........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, on or before October 15, 2000, the Company may, at its option, redeem up to an aggregate of $65.0 million in aggregate principal amount of the Notes at a redemption price of 109.25% of the principal amount thereof, in each case plus accrued and unpaid interest through the redemption date, with the net proceeds of one or more underwritten public offerings of common stock of the Company, provided at least $120.0 million in aggregate principal amount of the Notes shall remain outstanding after the occurrence of such redemption. See "Description of the Notes -- Optional Redemption."

CHANGE OF CONTROL..........  In the event of a Change of Control (as defined), each holder of the Notes will have the right, at the holder's option, to require the Company to purchase such holder's Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "Description of the Notes -- Repurchase at the Option of Holders."

RANKING....................  The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined), including all obligations of the Company and its subsidiaries under the New Credit Facility (as defined), and will be senior in right of payment to or pari passu with all other indebtedness of the Company. The Company conducts its operations solely through its subsidiaries and, accordingly, the New Notes will be effectively subordinated to indebtedness and other liabilities of its subsid-iaries. As of September 30, 1997, after giving pro forma effect to the Recapitalization, the Company would have had approximately $345.0 million of Senior Indebtedness outstanding and the Company's subsidiaries would have had other liabilities of approximately $81.0 million outstanding. See "Capitalization" and "Description of the Notes -- Subordination."

CERTAIN COVENANTS..........  The Indenture pursuant to which the Old Notes were, and the New Notes will be, issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness,
                             (ii) pay dividends or make certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) make certain asset dispositions and (vi) merge or consolidate with, or transfer substantially all assets to, another person. The Indenture also limits the ability of the Company's subsidiaries to issue preferred stock and to create restrictions on the ability of such subsidiaries to pay dividends or make any other distributions. In addition, the Company is obligated, under certain circumstances, to offer to purchase the Notes with the net cash proceeds of certain sales and other dispositions of assets at a purchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes -- Repurchase at the Option of Holders" and "-- Certain Covenants."

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary unaudited pro forma consolidated financial information for the LTM Period, giving effect to the Recapitalization. The pro forma income statement and other data give effect to the Recapitalization as if it had been consummated as of the first day of the period indicated. The pro forma balance sheet information gives effect to the Recapitalization as if it had been consummated as of September 30, 1997. The pro forma income statement and other data do not reflect certain non-recurring charges related to the Recapitalization, including a $12.0 million charge relating to the exercise of stock options and other fees, and is not necessarily indicative of the results that actually would have been achieved had the Recapitalization been consummated as of the dates indicated or that might be achieved in current or future periods. The financial information set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Information," "Selected Historical Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.


                                                                                                            TWELVE MONTHS ENDED
                                                                                                            SEPTEMBER 30, 1997
                                                                                                          -----------------------
                                                                                                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net Sales.............................................................................................         $ 294,496
  Cost of sales.........................................................................................           186,697
                                                                                                                 ---------
    Gross margin........................................................................................           107,799
  Independent research and development..................................................................            10,452
  Selling, general and administrative expenses..........................................................            25,462
  Amortization..........................................................................................            10,341
                                                                                                                 ---------
    Operating income....................................................................................            61,544
  Interest expense(a)...................................................................................            46,688
                                                                                                                 ---------
  Income before income taxes and extraordinary charge...................................................            14,856
  Income tax provision..................................................................................            (5,466)
                                                                                                                 ---------
  Income before extraordinary charge....................................................................             9,390
  Extraordinary charge..................................................................................            (1,713)
                                                                                                                 ---------
    Net income..........................................................................................         $   7,677
                                                                                                                 =========
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................................................................................         $  39,059
  Total assets..........................................................................................           414,715
  Long-term debt (including current portion)............................................................           530,000
  Stockholders' deficiency..............................................................................          (272,077)
OTHER DATA (FOR THE PERIOD):
  EBITDA(b).............................................................................................         $  81,270
  Cash Interest Expense(c)..............................................................................            45,188
  Capital expenditures..................................................................................            11,600
  Depreciation and amortization.........................................................................            19,726
  Cash flow provided by operating activities............................................................            26,610
  Cash flow used by investing activities................................................................           (13,382)
  Cash flow used by financing activities................................................................           (34,453)


---------------
(a) Interest expense includes an adjustment (at an assumed rate of 8.1% for the New Credit Facility and the actual rate of 9.25% for the Notes) associated with the borrowings under the New Credit Facility and the Notes, the amortization of deferred financing costs and the elimination of historical interest expense related to the Recapitalization.

(b) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(c) Excludes amortization of deferred financing costs related to the Recapitalization of $1.5 million.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents summary historical consolidated financial information for the Company for the nine months ended September 30, 1997 and September 30, 1996, the three months ended March 31, 1996, the nine months ended December 31, 1996 and December 31, 1995 and the years ended March 31, 1996, 1995, 1994 and 1993. Effective December 31, 1996, the Company changed its fiscal year-end from March 31 to December 31. The historical financial information of the Company for the nine months ended December 31, 1996 and for each of the years ended March 31, 1996, 1995, 1994 and 1993 is derived from the audited financial statements of the Company. The historical financial information of the Company for the three months ended March 31, 1996, the nine months ended September 30, 1997 and September 30, 1996 and the nine months ended December 31, 1995 is derived from the Company's unaudited financial statements which, in the opinion of management of the Company, contain all adjustments necessary for a fair presentation of this information. The historical financial information for the nine months ended September 30, 1997 is not necessarily indicative of the results expected for the full year. The financial information set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto, "Selected Historical Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

                                                                      THREE
                                                                     MONTHS
                                            NINE MONTHS ENDED         ENDED         NINE MONTHS ENDED
                                              SEPTEMBER 30,         MARCH 31,          DECEMBER 31,
                                          ---------------------     ---------     ----------------------
                                            1997         1996         1996          1996         1995
                                          --------     --------     ---------     --------     ---------
                                               (UNAUDITED)          (UNAUDITED)                (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net Sales.............................  $224,296     $207,455     $64,952       $212,703     $199,784
  Cost of sales.........................   140,707      134,981      44,158        136,813      136,277
                                          --------     --------     --------      --------     --------
    Gross margin........................    83,589       72,474      20,794         75,890       63,507
  Independent research and
    development.........................     7,909        9,237       3,157          8,623        6,610
  Selling, general and administrative
    expenses............................    19,318       18,339       7,186         17,297       15,378
  Amortization..........................     7,734        7,805       2,602          7,810        7,813
                                          --------     --------     --------      --------     --------
    Operating income....................    48,628       37,093       7,849         42,160       33,706
  Interest expense, net(a)..............    22,778       29,064       9,760         27,197       31,288
                                          --------     --------     --------      --------     --------
  Income (loss) before income taxes,
    extraordinary charge and cumulative
    effect of accounting changes........    25,850        8,029      (1,911)        14,963        2,418
  Income tax (provision) benefit........    (5,767)        (220)         --             81           --
                                          --------     --------     --------      --------     --------
  Income (loss) before extraordinary
    charge and cumulative effect of
    accounting changes..................    20,083        7,809      (1,911)        15,044        2,418
  Extraordinary charge..................    (1,713)(b)   (9,142)(c)      --         (9,142)(c)   (1,913)(d)
  Cumulative effect of accounting
    changes.............................        --           --          --             --           --
                                          --------     --------     --------      --------     --------
    Net income (loss)...................  $ 18,370     $ (1,333)    $(1,911)      $  5,902     $    505
                                          ========     ========     ========      ========     ========
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Working capital.......................  $ 35,528     $ 41,669     $36,327       $ 34,189     $ 38,938
  Total assets..........................   410,352      423,515     416,037        419,115      412,028
  Long-term debt(h).....................   263,000      300,000     294,000        287,000      293,000
  Stockholders' deficiency(g),(h).......   (15,221)     (38,994)    (39,701)       (33,306)     (34,327)
OTHER DATA (FOR THE PERIOD):
  EBITDA(i).............................  $ 63,307     $ 51,351     $12,510       $ 56,804     $ 47,966
  Capital expenditures..................     6,026       15,592       7,075         14,091        3,343
  Depreciation and amortization.........    14,679       14,258       4,661         14,644       14,260
  Ratio of earnings to fixed
    charges(j)..........................      2.06x        1.25x                      1.49x        1.07x
  Cash flow provided by operating
    activities..........................  $ 37,133     $ 19,140     $ 5,521       $ 23,394     $ 16,780
  Cash flow used by investing
    activities..........................    (7,807)     (16,054)     (7,287)       (14,341)      (3,669)
  Cash flow (used) provided by financing
    activities..........................   (30,084)      (1,057)      1,000         (9,957)     (18,426)


                                                      YEARS ENDED MARCH 31,
                                          ---------------------------------------------
                                            1996         1995       1994         1993
                                          --------     --------   --------     --------


INCOME STATEMENT DATA:
  Net Sales.............................  $264,736     $238,756   $226,131     $277,107
  Cost of sales.........................   180,435      164,697    159,751      199,002
                                          --------     --------   --------     --------
    Gross margin........................    84,301       74,059     66,380       78,105
  Independent research and
    development.........................     9,767        8,363     12,858       11,417
  Selling, general and administrative
    expenses............................    22,564       19,208     22,421       24,154
  Amortization..........................    10,415       10,411     10,884       10,258
                                          --------     --------   --------     --------
    Operating income....................    41,555       36,077     20,217       32,276
  Interest expense, net(a)..............    41,048       46,250     51,953       53,486
                                          --------     --------   --------     --------
  Income (loss) before income taxes,
    extraordinary charge and cumulative
    effect of accounting changes........       507      (10,173)   (31,736)     (21,210)
  Income tax (provision) benefit........        --           --         --           --
                                          --------     --------   --------     --------
  Income (loss) before extraordinary
    charge and cumulative effect of
    accounting changes..................       507      (10,173)   (31,736)     (21,210)
  Extraordinary charge..................    (1,913)(d)       --         --       (2,477)(e)
  Cumulative effect of accounting
    changes.............................        --           --     (2,305)(f)  (73,540)(g)
                                          --------     --------   --------     --------
    Net income (loss)...................  $ (1,406)    $(10,173)  $(34,041)    $(97,227)
                                          ========     ========   ========     ========
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Working capital.......................  $ 36,327     $ 48,025   $ 53,091     $ 70,028
  Total assets..........................   416,037      429,074    446,880      489,968
  Long-term debt(h).....................   294,000      310,000    381,421      379,478
  Stockholders' deficiency(g),(h).......   (39,701)     (34,748)   (90,355)     (51,868)
OTHER DATA (FOR THE PERIOD):
  EBITDA(i).............................  $ 60,476     $ 54,920   $ 40,744     $ 52,138
  Capital expenditures..................    10,418        2,824      3,127        4,670
  Depreciation and amortization.........    18,921       18,843     20,527       19,862
  Ratio of earnings to fixed
    charges(j)..........................      1.01x
  Cash flow provided by operating
    activities..........................  $ 22,301     $ 17,353   $  8,963     $ 35,570
  Cash flow used by investing
    activities..........................   (10,956)      (3,187)    (3,053)      (4,412)
  Cash flow (used) provided by financing
    activities..........................   (17,426)     (10,000)    (4,504)     (29,875)


Footnotes appear on following page.

(a) Interest expense, net includes for the nine months ended September 30, 1997 and 1996, for the three months ended March 31, 1996, for the nine months ended December 31, 1996 and 1995 and for the years ended March 31, 1996, 1995, 1994 and 1993, non-cash interest expense (including amortization of deferred financing costs and interest associated with the Company's 14 3/4% Subordinated Convertible Debentures (the "Convertible Debentures")) of $1,072,000, $1,130,000, $410,000, $1,101,000, $1,151,000, $1,561,000,
     $5,432,000, $9,923,000 and $8,789,000, respectively.

(b) On June 1, 1997, the Company redeemed $30,000,000 principal amount of the Senior Notes. In connection therewith, the Company recorded an extraordinary charge of $1,713,000 (net of income tax benefit of $553,000). See Note 2 to the interim consolidated financial statements included elsewhere in this Prospectus.

(c) During the nine months ended December 31, 1996, the Company redeemed $180,000,000 principal amount of the Company's 13 3/4% Senior Subordinated Debentures (the "13 3/4% Debentures"). In connection therewith, the Company recorded an extraordinary charge of $9,142,000. See Note 7 to the audited consolidated financial statements included elsewhere in this Prospectus.

(d) On December 28, 1995, the Company redeemed $30,000,000 principal amount of the 13 3/4% Debentures. In connection therewith, the Company recorded an extraordinary charge of $1,913,000. See Note 7 to the audited consolidated financial statements included elsewhere in this Prospectus.

(e) The extraordinary charge of $2,477,000 relates to the accelerated amortization of unamortized financing costs associated with the prepayment of a senior term loan in fiscal year 1993.

(f) Represents the cumulative effect of the change in method of accounting for the discounting of liabilities for workers' compensation losses.

(g) Includes a charge for the cumulative effect of accounting change for Statement of Financial Accounting Standards ("SFAS") No. 106 ($77,902,000) and a benefit for the change in method of accounting for certain overhead costs in inventory ($4,362,000).

(h) On September 2, 1994, the Company retired the $65,400,000 principal amount of the Convertible Debentures held by Loral Corporation in exchange for $12,760,000 in cash and 22.5% of the Company's outstanding capital stock. As a result, the Company's stockholders' equity was increased by $65,400,000 and long-term debt was reduced by an equal amount. See Note 9 to the audited consolidated financial statements included elsewhere in this Prospectus.

(i) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(j) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred financing costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). The Company's earnings were insufficient to cover fixed charges by $2,016,000, $10,173,000, $31,736,000 and $21,210,000 for the three months ended March 31, 1996 and for the years ended March 31, 1995, 1994 and 1993, respectively. Non-cash charges included in the ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges for the nine months ended September 30, 1997 and 1996, for the three months ended March 31, 1996, for the nine months ended December 31, 1996 and 1995 and the fiscal years ended March 31, 1996, 1995, 1994, 1993 were $15,751,000, $15,388,000, $5,071,000,
     $15,745,000, $15,411,000, $20,482,000, $24,275,000, $30,450,000 and
     $28,651,000, respectively. Non-cash charges consist of depreciation, amortization, non-cash interest on the Convertible Debentures and amortization of deferred financing costs.

                                  RISK FACTORS

     Prospective purchasers of the New Notes should consider carefully the following matters, as well as the other information contained in this Prospectus, before making a decision to tender their Old Notes in the Exchange Offer.


HIGHLY LEVERAGED POSITION



     Debt to Equity Ratio. The Company is highly leveraged. As of September 30, 1997, after giving pro forma effect to the Recapitalization, the Company would have had approximately $530.0 million of total indebtedness outstanding, the Company's subsidiaries would have had other liabilities of approximately $81.0 million outstanding, the Company would have had a stockholders' deficiency of approximately $272.1 million and net income of $7.7 million. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Consolidated Financial Information."



     Dependence on Future Performance to Make Debt Payments. The Company's ability to make required principal and interest payments on its indebtedness is dependent on the future performance of the Company and its subsidiaries. The Company's performance is subject to a number of factors beyond its control, including the performance of the global economy and financial markets, worldwide demand for air travel, legislative pronouncements, performance of the commercial and military aircraft industries and other factors affecting the Company and its subsidiaries.



     Operating and Financial Restrictions. The Company's level of indebtedness and the restrictive covenants contained in its debt instruments could significantly limit the Company's ability to withstand competitive pressures or adverse economic consequences, including the ability of the Company to make investments in aircraft programs and capital expenditures. In addition, borrowings under the New Credit Facility will be floating rate obligations of the Company's subsidiaries, causing the Company and its subsidiaries to be sensitive to changes in prevailing interest rates. The Company currently believes that, based on current levels of operations and anticipated growth, its cash flow from operations, together with borrowings from time to time under the New Credit Facility, will be adequate to allow for anticipated capital expenditures and investments in original equipment for aircraft programs, to fund working capital requirements and to make required payments of principal and interest on its debt. However, if the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.



     Restrictive Covenants. The Indenture imposes certain operating and financial restrictions on the Company and its subsidiaries. Such restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, permit subsidiaries to issue preferred stock, repay certain indebtedness prior to its stated maturity, create liens, sell assets or engage in mergers or acquisitions and make certain capital expenditures. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise restrict corporate activity. In addition, the New Credit Facility imposes certain restrictions on the Company's subsidiaries, including limitations on additional indebtedness, dividend payments and other distributions from Aircraft Braking Systems and Engineered Fabrics to the Company.



HISTORY OF NET LOSSES; DEFICIENCY OF EARNINGS TO FIXED CHARGES



     The Company had net income of approximately $18.4 million and $5.9 million for the nine months ended September 30, 1997 and for the nine months ended December 31, 1996, respectively. However, for the nine months ended September 30, 1996, and for the fiscal years ended March 31, 1996 and 1995, the Company incurred net losses of approximately $1.3 million, $1.4 million and $10.2 million, respectively. For the nine months ended September 30, 1997 and 1996, for the nine months ended December 31, 1996, and for the fiscal year ended March 31, 1996, the Company's ratio of earnings to fixed charges was 2.06, 1.25, 1.49 and 1.01, respectively. For the fiscal year ended March 31, 1995, and the three months ended March 31, 1996, the

Company's deficiency of earnings available to cover fixed charges was approximately $10.2 million and $2.0 million, respectively. The Company's pro forma ratio of earnings to fixed charges after giving effect to the Recapitalization would have been 1.37, 1.18 and 1.30 for the nine months ended September 30, 1997, the nine months ended December 31, 1996, and the LTM Period, respectively. See "Selected Historical Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's cash flow from operations has been sufficient to meet its debt service obligations for interest and required principal payments. There can be no assurance that the Company will not have a deficiency of earnings to cover fixed charges in the future. The Company expects that, based upon current operations, it will nonetheless be able to meet required principal and interest payments on the New Notes. However, no assurance can be given that the Company's operating results will provide sufficient cash flow to meet its financial obligations, including payment of principal and interest on the New Notes.


SUBORDINATION

     The New Notes will be subordinate to all Senior Indebtedness, which includes borrowings under the New Credit Facility. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the New Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes. In addition, the Company may not pay principal or premium, if any, or interest on the New Notes if certain Senior Indebtedness is not paid when due or any other default on such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless in either case such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded. In addition, if any default occurs with respect to certain Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the New Notes for a designated period of time. As of September 30, 1997, after giving pro forma effect to the Recapitalization, the Company would have had approximately $345.0 million of Senior Indebtedness outstanding. See "-- Holding Company Structure" and "Description of the
Notes -- Subordination."

HOLDING COMPANY STRUCTURE

     The Company will be the sole obligor on the New Notes. The Company's operations are conducted through, and substantially all of the Company's assets are owned by, its directly owned operating subsidiaries, Aircraft Braking Systems and Engineered Fabrics. As a result, the Company will be dependent on the earnings and cash flow from Aircraft Braking Systems and Engineered Fabrics to meet its obligations under the New Notes and to pay its general expenses. Aircraft Braking Systems and Engineered Fabrics provide funds to the Company through payments on intercompany indebtedness and dividends. Because the assets of the Company are held by and will continue to be held by these subsidiaries, the claims of holders of the New Notes will be subject to the prior claims of creditors of Aircraft Braking Systems and Engineered Fabrics, including the claims of the lenders (collectively, the "Lenders") under the New Credit Facility and the claims of trade creditors. As of September 30, 1997, after giving pro forma effect to the Recapitalization, the Company's subsidiaries would have had liabilities (including $345.0 million of Senior Indebtedness) of approximately $426.0 million outstanding. See "Description of Certain Indebtedness," "Description of the Notes -- Subordination" and "Capitalization."

     Aircraft Braking Systems and Engineered Fabrics are the borrowers under the New Credit Facility. Aircraft Braking Systems and Engineered Fabrics have secured their obligations under the New Credit Facility by pledging substantially all of their assets. In addition, the obligations of the subsidiaries under the New Credit Facility are guaranteed by the Company and such guarantee is secured by a pledge of all the issued and outstanding stock of such subsidiaries and intercompany notes held by the Company. The New Notes will not be secured.

CERTAIN COLLECTIVE BARGAINING MATTERS

     All of Aircraft Braking Systems' hourly employees are represented by the United Auto Workers' Union. In 1991, Aircraft Braking Systems' collective bargaining agreement with the United Auto Workers' Union expired and a new collective bargaining agreement was not ratified by the employees of Aircraft Braking Systems but was implemented by Aircraft Braking Systems unilaterally. As a result, all employees that would have otherwise been covered by such agreement have been employed by Aircraft Braking Systems without any collective bargaining agreement. The Company believes that Aircraft Braking Systems will be able to negotiate, without material disruptions to its business, a satisfactory new collective bargaining agreement with its employees and there have been, from time to time, discussions regarding this matter with union representatives. However, there can be no assurance that a satisfactory agreement will be reached with any of its employees or that discussions regarding such agreement will not be accompanied by material disruptions to its business.

INTERESTS OF BLS AND THE LEHMAN INVESTORS

     BLS owns 50% of the capital stock of the Company and is entitled to designate a majority of the Board of Directors. In addition, he serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. In his capacity as Chairman and Chief Executive Officer, BLS participates in the material business decisions relating to the Company and its operations. Pursuant to a Director Advisory Agreement (the "Advisory Agreement"), BLS provides certain services to the Company, including acting as director and providing advisory services to the Company and its subsidiaries. Pursuant to the Advisory Agreement, the Company pays BLS and persons designated at his discretion an aggregate of $200,000 per month for such services. BLS and certain other advisors to the Company participate in certain other incentive compensation plans. See "Management," "Security Ownership" and "Certain Transactions."

     The remaining 50% of the capital stock of the Company is owned by the Lehman Investors. The Lehman Investors are entitled to designate three members (in addition to one independent director to be designated jointly with BLS) of the Company's Board of Directors and have veto rights with respect to certain corporate actions. See "Security Ownership -- Stockholders' Agreement". In addition, in the event BLS dies or is permanently disabled, the Lehman Investors are entitled to designate 50% of the members of the Board of Directors. An affiliate of the Lehman Investors has from time to time provided investment banking, financial advisory and other services to the Company, for which services such affiliate has received fees. In connection with the Recapitalization, the Company paid several affiliates of the Lehman Investors certain transaction fees. LCPI (as defined), an affiliate of the Lehman Investors, is the Syndication Agent under the New Credit Facility and, in such capacity, is entitled to receive fees in connection therewith. In addition, Lehman Brothers received fees for acting as Dealer Manager and Solicitation Agent in connection with the Tender Offer. See "The Recapitalization," "Security Ownership," "Certain Transactions," "Description of Certain Indebtedness -- New Credit Facility" and "Plan of Distribution."

IMPACT OF AIR TRANSPORT ACTIVITY; DELIVERY OF NEW AIRCRAFT

     During the LTM Period, sales of replacement parts for braking systems previously installed on aircraft accounted for approximately 75% of Aircraft Braking Systems' total revenues. The demand for replacement parts for the Company's wheels and braking systems varies depending upon the number of aircraft equipped with the Company's products and the number of landings made by such aircraft. A reduction in airline travel will usually result in reduced utilization of commercial aircraft, fewer landings, and a corresponding decrease in the Company's sales of replacement parts and related income and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Since original equipment in new commercial aircraft is supplied at or substantially below the Company's cost of production, delivery of new aircraft equipped with the Company's products negatively affects cash flow. The Company's business plan budgets cash needs based on current delivery schedules of new aircraft and also accommodates certain increases in aircraft deliveries. However, significant, unanticipated increases in commercial aircraft deliveries in a given year could have a material adverse impact on the Company's cash flow in such year.

ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS



     Management of the Company estimates that approximately $13.2 million of annualized savings in the cost of carbon could be achieved by the 1998 fiscal year-end from the operation at or near full capacity of the Company's new carbon manufacturing facility. These cost savings estimates were prepared solely by members of the management of the Company and are necessarily based on a number of assumptions as to the future operating efficiencies of the facility and capacity utilizations, as well as other matters, including general industry, business and economic conditions, many of which are beyond the control of the Company. All of such forward-looking statements are based on estimates and assumptions made by management of the Company that, although believed to be reasonable, are inherently uncertain and difficult to predict. There can be no assurance that the cost savings anticipated in these forward-looking statements will be achieved, nor can there be any assurance that unforeseen costs and expenses or other factors will not offset any estimated or actual cost savings.



LITIGATION



     The Company is involved in a contract dispute with Hitco Technologies, Inc. ("Hitco"), a former supplier of the carbon used by Aircraft Braking Systems to manufacture carbon brakes. The basis of Hitco's claim in the litigation is that Aircraft Braking Systems breached the supply arrangements by electing to expand its own carbon manufacturing facility. Because of the amounts of general damages alleged, a determination adverse to the Company could be material. While management does not expect the outcome of the litigation to be unfavorable to the Company, there can be no assurance as to the outcome of this litigation or that a judgment against the Company would not materially adversely affect the Company. Trial of the matters in dispute, in which Aircraft Braking Systems seeks to defend against the claims against it as well as to recover damages, is scheduled for July 1998. See "Business -- Supplies and Materials" and "-- Legal Proceedings."



INDUSTRY CONSOLIDATION



     The aircraft industry is experiencing a general trend of consolidation. In August 1997, two customers of the Company, McDonnell Douglas and The Boeing Company ("Boeing"), merged. References in this Prospectus to McDonnell Douglas now refer to Boeing. There can be no assurance as to whether or how such consolidation in the industry might affect the Company.


SIGNIFICANT CUSTOMER

     Sales to the United States government (the "Government") or to prime contractors or subcontractors of the Government were approximately 12%, 16% and 14% of the Company's total sales for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively. The loss of all or a substantial portion of such sales could have an adverse effect on the Company's income and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Government Contracts."


POTENTIAL INABILITY TO FUND CHANGE OF CONTROL OFFER


     Upon a Change of Control (as defined), each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder's New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. However, there can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchases of New Notes tendered. Moreover, restrictions in the New Credit Facility prohibit the Company from making such required repurchases. Therefore, any such repurchases would constitute an event of default under the New Credit Facility. See "Description of Certain Indebtedness -- New Credit Facility."

FRAUDULENT CONVEYANCE STATUTES

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or void the New Notes in favor of existing or future creditors of the Company.

     The proceeds from the sale of the Old Notes were used to effect the Recapitalization. If a court in a lawsuit on behalf of an unpaid creditor of the Company or a representative of the Company's creditors, such as a trustee in bankruptcy of the Company as a debtor-in-possession, were to conclude that, at the time the Company paid the net proceeds of the sale of the Old Notes to the Company's stockholders, the Company (x) intended to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing the Old Notes (for example, because the stockholders of the Company and not the Company received the benefits of the issuance of the Old Notes) and the Company
(i) was insolvent, (ii) was rendered insolvent by reason of such distribution,
(iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Notes. Alternatively, in such event, claims of the holders of the Notes could be subordinated to claims of the other creditors of the Company.


     Management of the Company believes that the Old Notes were, and the New Notes are being, incurred for proper purposes and in good faith and that the Company is solvent and will continue to be solvent after issuing the New Notes, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature.


LACK OF PUBLIC MARKET FOR THE NEW NOTES

     The New Notes will constitute a new class of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. The Old Notes are designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market. The Company has been advised by the Initial Purchasers that the Initial Purchasers currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, the Company's financial condition and results of operations, and the market for similar notes. Depending on those and other factors, the New Notes may trade at a discount from their principal amount.


CONSEQUENCES OF FAILURE TO EXCHANGE



     Holders of Old Notes who do not exchange the Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the

Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of one year from the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, the ability of any Holder to resell the New Notes is subject to applicable state securities laws as described in "-- Blue Sky Restrictions on Resale of New Notes" below.



NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES



     To participate in the Exchange Offer, and to avoid the restrictions on transfer of the Old Notes, Holders of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."



BLUE SKY RESTRICTIONS ON RESALE OF NEW NOTES



     In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     The Old Notes were sold by the Company on October 15, 1997 to the Initial Purchasers, who placed the Old Notes with institutional investors, a limited number of accredited investors and a limited number of foreign purchasers in offshore transactions. In connection therewith, the Company and the Initial Purchasers entered into the Registration Rights Agreement, which provides that
(i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission as soon as possible, but in no event later than 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on the earliest practicable date, but not later than 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and
(iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event within 120 days after the Closing Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 60 days after such obligation arises. Promptly after the effectiveness of the Registration Statement, the Company will offer, pursuant to this Prospectus, to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which may, generally, be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.


     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business, such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither such Holder nor any other such person is engaging in or intends to engage in a distribution of such New Notes. Because the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any Holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of one year after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

     If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Defined terms used in this section and not otherwise defined shall have the meanings ascribed thereto in the Registration Rights Agreement.

     The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, Holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

     As of the date of this Prospectus, $185,000,000 aggregate principal amount of the Old Notes are outstanding. The Company has fixed the close of business on as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there were registered Holders of the Old Notes.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law (the "DGCL") or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral notice (confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of the exchange of Old Notes.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth below under "The Exchange Offer -- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral notice (confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five- to 10-business-day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest from October 15, 1997, the date of original issuance of the Old Notes. No interest will be paid on the Old Notes accepted for exchange.

PROCEDURES FOR TENDERING

     The tender of Old Notes by a Holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Company will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of Transmittal, will
first be sent on or about            , to all Holders of Old Notes known to the
Company and the Exchange Agent.

     Only a Holder of the Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender any Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal (or an Agent's Message) and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC's book-entry transfer facility tendering Old Notes which are subject to Book-Entry Confirmation that such party has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED AND PROPER INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal (or delivering an Agent's Message) and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each Holder will represent to the Company, among other things, that (i) the New Notes acquired by the Holder and any beneficial owners of Old Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such beneficial owner has an arrangement with any person to participate in the distribution of such New Notes, (iii) neither the Holder nor such beneficial owner nor any such other person is engaging in or intends to engage in a distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or an Agent's Message or any other required documents to the Exchange Agent prior to the Expiration Date may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or an Agent's Message together with the certificate(s) representing the Old Notes, or a Book-Entry Confirmation, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof)or an Agent's Message, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the persons withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

     Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes).

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission; or

          (b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five- to 10-business-day period.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of

Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      State Street Bank and Trust Company

                                  P.O. Box 778


                        Boston, Massachusetts 02102-0078



                            Attention: Kellie Mullen


FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal or delivering an Agent's Message, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

                              THE RECAPITALIZATION

     On October 15, 1997, concurrently with the closing of the Offering, the Company consummated the Recapitalization, consisting of the following transactions:

          1. Pursuant to the Stock Purchase Agreement, the Company repurchased approximately 64% of its outstanding capital stock for a total purchase price, paid in cash, of $230.2 million. Upon giving effect to the repurchase, BLS and the Lehman Investors each became the owner of 50% of the capital stock of the Company. The implied aggregate value of the Retained Equity Interest is $130.0 million.

          2. The Company repaid all of its outstanding indebtedness ($54.5 million) under the Existing Credit Agreement.

          3. The Company made provision for redemption of the Senior Notes by irrevocably depositing $77.5 million (representing a price of 105.28% of the principal amount of the Senior Notes, plus accrued interest through the expected redemption date) with the Senior Notes Trustee. Concurrently with such deposit, the Company caused the Senior Notes Trustee to send a notice to the holders of the Senior Notes to the effect that such Senior Notes will be redeemed 30 days from the date of such notice.

          4. In addition to the repayment of its outstanding indebtedness under the Existing Credit Agreement and provision for the redemption of the Senior Notes, the Company purchased, for cash, all of the Existing Notes pursuant to the Tender Offer. The aggregate price paid for the Existing Notes (including accrued interest and Tender Offer premiums and related fees and expenses) was $160.9 million.

          5. The Company entered into the New Credit Facility that provides for a $322.0 million Term Loan and a $50.0 million Revolving Loan, of which $23.0 million was drawn at the time of the Recapitalization. The Term Loan consists of Term Loan A in the principal amount of $50.0 million and Term Loan B in the principal amount of $272.0 million. See "Description of Certain Indebtedness -- New Credit Facility."

     The Company issued the Old Notes for net proceeds of approximately $178.4 million (after deducting expenses payable by the Company in connection with the Offering). The Company used such proceeds, together with borrowings under the New Credit Facility, to effect the Recapitalization.

SOURCES AND USES OF FUNDS

     The following table illustrates the sources and uses of funds for the Recapitalization. The Company will not receive any proceeds from the Exchange Offer.

($ in millions)

          SOURCES OF FUNDS            AMOUNT
------------------------------------  ------
Cash Sources:
  New Credit Facility...............  $345.0
  The Offering......................  185.0
  Cash on Hand......................    5.0
                                      ------
          Total Cash Sources........  $535.0
                                      ------
Other Sources:
  Retained Equity Interest..........  130.0

                                      ------
          Total Sources.............  $665.0
                                      ======

           USES OF FUNDS              AMOUNT
------------------------------------  ------
Cash Uses:
  Repayment of Borrowings under
     Existing Credit Agreement(a)...  $54.8
  Redemption of Senior Notes(a).....   73.1
  Purchase of Existing Notes(a).....  141.8
  Purchase of Equity Interests......  230.2
  Estimated Fees and Expenses(b)....   35.1
                                      ------
          Total Cash Uses...........  $535.0
                                      ------
Other Uses:
  Retained Equity Interest..........  130.0
                                      ------
          Total Uses................  $665.0
                                      ======

---------------
(a) Includes accrued interest.

(b) Includes the redemption premium on the Senior Notes in the amount of $3.7 million and the Tender Offer premium and related fees and expenses in the amount of $19.1 million.

REPURCHASE OF CAPITAL STOCK AND POST-RECAPITALIZATION EQUITY OWNERSHIP

     The following table sets forth (i) the ownership of the shares of capital stock repurchased as part of the Recapitalization, (ii) the aggregate purchase price paid therefor and (iii) the ownership of the retained shares of capital stock. All retained shares of capital stock were, in connection with consummation of the Recapitalization, reclassified as shares of new common stock of the Company.

                                            PURCHASED SHARES                   RETAINED SHARES
                                       ---------------------------   ------------------------------------
NAME                                    NUMBER          PRICE            NUMBER         IMPLIED VALUE(a)
-------------------------------------  ---------   ---------------   ---------------   ------------------
BLS..................................    112,644   $ 19,778,159.81       370,199          $ 65,000,000
The Lehman Investors.................    612,437    107,532,421.20       370,199            65,000,000
CBC Capital Partners, Inc. ..........     45,000      7,901,154.60             0                     0
Loral Space & Communications Ltd.....    458,994     80,590,723.46             0                     0
Optionholders(b)
  BLS Options(c).....................     70,500     12,378,475.54             0                     0
  Company Options....................     11,250      1,975,288.65             0                     0
                                       ---------   ---------------       -------         -------------
          Total......................  1,310,825   $230,156,223.26       740,398          $130,000,000
                                       =========   ===============       =======         =============

---------------
(a) The implied value of the retained capital stock is based solely on the price per share paid for the capital stock repurchased in the Recapitalization.

(b) All issued and outstanding options were exercised prior to giving effect to the Recapitalization.

(c) Certain individuals held options to purchase shares of the Company's capital stock owned by BLS at a per share exercise price of $40.

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1997 the actual capitalization of the Company and the pro forma capitalization of the Company as adjusted to give effect to the Recapitalization. The table should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                          AS OF SEPTEMBER 30,
                                                                                  1997
                                                                         ----------------------
                                                                          ACTUAL      PRO FORMA
                                                                         --------     ---------
                                                                         (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):
  Existing Credit Agreement............................................  $ 54,500     $      --
  Revolving Loan.......................................................        --        23,000(a)
  Term Loan A..........................................................        --        50,000
  Term Loan B..........................................................        --       272,000
  11 7/8% Senior Secured Notes due 2003................................    70,000            --
  9 1/4% Senior Subordinated Notes Due 2007............................        --       185,000
  10 3/8% Senior Subordinated Notes due 2004...........................   140,000            --
                                                                         --------     ---------
  Total long-term debt.................................................   264,500       530,000
  Stockholders' deficiency.............................................   (15,221)     (272,077)(b)
                                                                         --------     ---------
          Total capitalization.........................................  $249,279     $ 257,923
                                                                         ========     =========

---------------
(a) The $50.0 million Revolving Loan will have remaining borrowing availability of approximately $18.8 million, net of outstanding letters of credit of $8.2 million.

(b) Gives effect to (i) the write-off of unamortized financing costs and the redemption premium relating to the redemption of the Senior Notes, (ii) the write-off of unamortized financing costs, the Tender Offer premium and related expenses with respect to the Existing Notes and (iii) the repurchase of equity interests pursuant to the Stock Purchase Agreement.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following tables present selected unaudited pro forma consolidated financial information for the nine months ended September 30, 1997, the nine months ended December 31, 1996 and the LTM Period, in each case giving effect to the Recapitalization. The pro forma income statement and other data give effect to the Recapitalization as if it had been consummated as of the first day of the period indicated. The pro forma balance sheet information gives effect to the Recapitalization as if it had been consummated as of September 30, 1997. The pro forma income statement and other data do not reflect certain non-recurring charges related to the Recapitalization, including a $12.0 million charge relating to the exercise of stock options and other fees, and is not necessarily indicative of the results that actually would have been achieved had the Recapitalization been consummated as of the dates indicated or that might be achieved in current or future periods. The financial information set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

        UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT AND OTHER DATA

                      NINE MONTHS ENDED SEPTEMBER 30, 1997


                                                                          PRO FORMA
                                                             ACTUAL      ADJUSTMENTS     PRO FORMA
                                                            --------     -----------     ---------
                                                                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net Sales...............................................  $224,296                     $ 224,296
  Cost of sales...........................................   140,707                       140,707
                                                            --------                      --------
     Gross margin.........................................    83,589                        83,589
  Independent research and development....................     7,909                         7,909
  Selling, general and administrative expenses............    19,318                        19,318
  Amortization............................................     7,734                         7,734
                                                            --------                      --------
     Operating income.....................................    48,628                        48,628
  Interest expense, net...................................    22,778        12,238(a)       35,016
                                                            --------                      --------
  Income before income taxes and extraordinary charge.....    25,850                        13,612
  Income tax provision....................................    (5,767)                       (5,767)
                                                            --------                      --------
  Income before extraordinary charge......................    20,083                         7,845
  Extraordinary charge....................................    (1,713)                       (1,713)
                                                            --------                      --------
     Net Income...........................................  $ 18,370                     $   6,132
                                                            ========                      ========
OTHER DATA (FOR THE PERIOD):
  EBITDA(b)...............................................  $ 63,307                     $  63,307
  Capital expenditures....................................     6,026                         6,026
  Depreciation and amortization...........................    14,679                        14,679
  Ratio of Earnings to Fixed Charges(c)...................      2.06x                         1.37x
  Cash flow provided (used) by operating activities(d)....  $ 37,133        (16,519)     $  20,614
  Cash flow used by investing activities..................    (7,807)                       (7,807)
  Cash flow (used) provided by financing activities(d)....   (30,084)        3,531         (26,553)


---------------
(a) Reflects interest expense (at assumed rates as indicated below) associated with the borrowings under the New Credit Facility and the Notes, the amortization of deferred financing costs and the elimination of historical interest expense related to the Recapitalization.

                                                                                 (dollars in thousands)
              Revolving Loan at 8.0%...........................................         $  1,380
              Term Loan A at 8.0%..............................................            3,000
              Term Loan B at 8.125%............................................           16,575
              Notes at 9.25%...................................................           12,835
              Amortization of deferred financing costs.........................            1,125
              Other fees.......................................................              101
              Elimination of historical interest expense.......................          (22,778)
                                                                                         -------
                                                                                        $ 12,238
                                                                                         =======


    A change in the assumed interest rate used in the calculation of interest expense on the New Credit Facility by 1/4% would change interest expense and net income by $647.

(b) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.
(c) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred financing costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).

(d) The adjustment to cash flow provided (used) by operating activities consists of:



                                                                                       (dollars in thousands)
        Interest expense.............................................................         $(12,238)
        Interest payable.............................................................           (4,281)
                                                                                              --------
                                                                                              $(16,519)
                                                                                              ========



    The adjustment to cash flow (used) provided by financing activities consists of:



                                                                                       (dollars in thousands)
        Increase in long-term debt...................................................        $  265,500
        Purchase of capital stock....................................................          (226,900)
        Financing costs relating to the Recapitalization.............................           (12,104)
        Tender Offer premium, redemption premium and other fees......................           (22,965)
                                                                                              ---------
                                                                                             $    3,531
                                                                                              =========

        UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT AND OTHER DATA

                      NINE MONTHS ENDED DECEMBER 31, 1996


                                                                          PRO FORMA
                                                             ACTUAL      ADJUSTMENTS     PRO FORMA
                                                            --------     -----------     ---------
                                                                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net Sales...............................................  $212,703                     $ 212,703
  Cost of sales...........................................   136,813                       136,813
                                                            --------                      --------
     Gross margin.........................................    75,890                        75,890
  Independent research and development....................     8,623                         8,623
  Selling, general and administrative expenses............    17,297                        17,297
  Amortization............................................     7,810                         7,810
                                                            --------                      --------
     Operating income.....................................    42,160                        42,160
  Interest expense, net...................................    27,197         7,819(a)       35,016
                                                            --------                      --------
  Income before income taxes and extraordinary charge.....    14,963                         7,144
  Income tax benefit......................................        81                            81
                                                            --------                      --------
  Income before extraordinary charge......................    15,044                         7,225
  Extraordinary charge....................................    (9,142)                       (9,142)
                                                            --------                      --------
     Net Income (loss)....................................  $  5,902                     $  (1,917)
                                                            ========                      ========
OTHER DATA (FOR THE PERIOD):
  EBITDA(b)...............................................  $ 56,804                     $  56,804
  Capital expenditures....................................    14,091                        14,091
  Depreciation and amortization...........................    14,644                        14,644
  Ratio of Earnings to Fixed Charges(c)...................      1.49x                         1.18x
  Cash flow provided (used) by operating activities(d)....  $ 23,394       (14,508)      $   8,886
  Cash flow used by investing activities..................   (14,341)                      (14,341)
  Cash flow (used) provided by financing activities(d)....    (9,957)        5,181          (4,776)


---------------
(a) Reflects interest expense (at assumed rates as indicated below) associated with the borrowings under the New Credit Facility and the Notes, the amortization of deferred financing costs and the elimination of historical interest expense related to the Recapitalization.

                                                                                       (dollars in thousands)
        Revolving Loan at 8.0%.......................................................         $  1,380
        Term Loan A at 8.0%..........................................................            3,000
        Term Loan B at 8.125%........................................................           16,575
        Notes at 9.25%...............................................................           12,835
        Amortization of deferred financing costs.....................................            1,125
        Other fees...................................................................              101
        Elimination of historical interest expense...................................          (27,197)
                                                                                               -------
                                                                                              $  7,819
                                                                                               =======


    A change in the assumed interest rate used in the calculation of interest expense on the New Credit Facility by 1/4% would change interest expense and net income by $647.

(b) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.
(c) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred financing costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).

(d) The adjustment to cash flow provided (used) by operating activities consists of:



                                                                                       (dollars in thousands)
        Interest expense.............................................................         $ (7,819)
        Interest payable.............................................................           (6,689)
                                                                                               -------
                                                                                              $(14,508)
                                                                                               =======



    The adjustment to cash flow (used) provided by financing activities consists of:



                                                                                       (dollars in thousands)
        Increase in total debt.......................................................        $  237,000
        Purchase of capital stock....................................................          (196,750)
        Financing costs relating to the Recapitalization.............................           (12,104)
        Tender Offer premium, redemption premium and other fees......................           (22,965)
                                                                                                -------
                                                                                             $    5,181
                                                                                                =======

        UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT AND OTHER DATA

                     TWELVE MONTHS ENDED SEPTEMBER 30, 1997


                                                                          PRO FORMA
                                                             ACTUAL      ADJUSTMENTS     PRO FORMA
                                                            --------     -----------     ---------
                                                                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net Sales...............................................  $294,496                     $ 294,496
  Cost of sales...........................................   186,697                       186,697
                                                            --------                      --------
     Gross margin.........................................   107,799                       107,799
  Independent research and development....................    10,452                        10,452
  Selling, general and administrative expenses............    25,462                        25,462
  Amortization............................................    10,341                        10,341
                                                            --------                      --------
     Operating income.....................................    61,544                        61,544
  Interest expense, net...................................    30,671         16,017(a)      46,688
                                                            --------                      --------
  Income before income taxes and extraordinary charge.....    30,873                        14,856
  Income tax provision....................................    (5,466)                       (5,466)
                                                            --------                      --------
  Income before extraordinary charge......................    25,407                         9,390
  Extraordinary charge....................................    (1,713)                       (1,713)
                                                            --------                      --------
     Net income...........................................  $ 23,694                     $   7,677
                                                            ========                      ========
OTHER DATA (FOR THE PERIOD):
  EBITDA(b)...............................................  $ 81,270                     $  81,270
  Capital expenditures....................................    11,600                        11,600
  Depreciation and amortization...........................    19,726                        19,726
  Ratio of Earnings to Fixed Charges(c)...................      1.93x                         1.30x
  Cash flow provided (used) by operating activities(d)....  $ 46,908        (20,298)     $  26,610
  Cash flow used by investing activities..................   (13,382)                      (13,382)
  Cash flow (used) provided by financing activities(d)....   (37,984)         3,531        (34,453)


---------------
(a) Reflects interest expense (at assumed rates as indicated below) associated with the borrowings under the New Credit Facility and the Notes, the amortization of deferred financing costs and the elimination of historical interest expense related to the Recapitalization.

                                                                                       (dollars in thousands)
        Revolving Loan at 8.0%.......................................................         $  1,840
        Term Loan A at 8.0%..........................................................            4,000
        Term Loan B at 8.125%........................................................           22,100
        Notes at 9.25%...............................................................           17,113
        Amortization of deferred financing costs.....................................            1,500
        Other fees...................................................................              135
        Elimination of historical interest expense...................................          (30,671)
                                                                                               -------
                                                                                              $ 16,017
                                                                                               =======


    A change in the assumed interest rate used in the calculation of interest expense on the New Credit Facility by 1/4% would change interest expense and net income by $863.

(b) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.
(c) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred financing costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).

(d) The adjustment to cash flow provided (used) by operating activities consists of:



                                                                                       (dollars in thousands)
        Interest expense.............................................................        $  (16,017)
        Interest payable.............................................................            (4,281)
                                                                                                -------
                                                                                             $  (20,298)
                                                                                                =======



    The adjustment to cash flow (used) provided by financing activities consists of:



                                                                                       (dollars in thousands)
        Increase in long-term debt...................................................        $  265,500
        Purchase of capital stock....................................................          (226,900)
        Financing costs relating to the Recapitalization.............................           (12,104)
        Tender Offer premium, redemption premium and other fees......................           (22,965)
                                                                                                -------
                                                                                             $    3,531
                                                                                                =======

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                                            PRO FORMA
                                                                               ACTUAL      ADJUSTMENTS      PRO FORMA
                                                                              --------     -----------      ---------
                                                                                      (DOLLARS IN THOUSANDS)
                                                ASSETS
Current Assets:
  Cash and cash equivalents.................................................  $    750           (750)(a)   $     --
  Accounts receivable, net..................................................    40,658                        40,658
  Inventory.................................................................    65,111                        65,111
  Other current assets......................................................       662                           662
                                                                              --------                      --------
    Total current assets....................................................   107,181                       106,431
                                                                              --------                      --------
Property, Plant and Equipment, net..........................................    69,067                        69,067
Deferred Charges............................................................    23,961          5,113(b)      29,074
Cost in Excess of Net Assets Acquired.......................................   192,426                       192,426
Intangible Assets...........................................................    17,717                        17,717
                                                                              --------                      --------
        Total Assets........................................................  $410,352                      $414,715
                                                                              ========                      ========

                                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable..........................................................  $ 12,133                      $ 12,133
  Current portion of long-term debt.........................................     1,500                         1,500
  Interest payable..........................................................     4,281         (4,281)(c)         --
  Other current liabilities.................................................    53,739                        53,739
                                                                              --------                      --------
    Total current liabilities...............................................    71,653                        67,372
                                                                              --------                      --------
Postretirement Benefit Obligation Other Than Pensions.......................    76,301                        76,301
Other Long-Term Liabilities.................................................    14,619                        14,619
Long-Term Debt..............................................................   263,000        265,500(d)     528,500
Stockholders' Deficiency....................................................   (15,221)      (256,856)(e)   (272,077)
                                                                              --------                      --------
        Total Liabilities and Stockholders' Deficiency......................  $410,352                      $414,715
                                                                              ========                      ========

---------------
(a) The net decrease in cash of $.75 million reflects the following:


    (dollars in thousands)
    Sources:
    New Credit Facility.............................................................................   $345,000
    The Offering....................................................................................    185,000
                                                                                                       --------
                                                                                                        530,000
    Uses:
    Repayment of Borrowings under Existing Credit Agreement(1)......................................   $ 54,800
    Redemption of Senior Notes(1)...................................................................     72,800
    Purchase of Existing Notes(1)...................................................................    141,200
    Purchase of Equity Interests....................................................................    226,900
    Estimated Fees and Expenses.....................................................................     35,050
                                                                                                       --------
                                                                                                        530,750
                                                                                                       --------
        Net Decrease in Cash........................................................................   $    750
                                                                                                       ========
    ---------------
        (1) Includes accrued interest.


(b) Represents the capitalization of deferred financing costs related to the Recapitalization, net of the elimination of historical deferred financing costs:

                                                                                  (dollars in thousands)
        Financing costs related to the Recapitalization...............                     $12,104
        Elimination of historical financing charges...................                      (6,991)
                                                                                           -------
                                                                                            $5,113
                                                                                           =======

(c) Represents indebtedness incurred under (i) the Revolving Loan of $23.0 million, (ii) Term Loan A of $50.0 million, (iii) Term Loan B of $272.0 million and (iv) the Notes of $185.0 million, less the repayment of existing indebtedness.

(d) Represents the payment of accrued interest on existing indebtedness.

(e) The adjustment to stockholders' deficiency consists of:

                                                                                  (dollars in thousands)
        Purchase of capital stock.....................................                  $ (226,900)
        Write-off of unamortized financing charges from retirement of
          existing debt...............................................                      (6,991)
        Tender Offer premium, redemption premium and other fees.......                     (22,965)
                                                                                         ---------
                                                                                        $ (256,856)
                                                                                         =========

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected historical consolidated financial information for the Company for the nine months ended September 30, 1997 and September 30, 1996, the three months ended March 31, 1996, the nine months ended December 31, 1996 and December 31, 1995 and the years ended March 31, 1996, 1995, 1994 and 1993. Effective December 31, 1996, the Company changed its fiscal year-end from March 31 to December 31. The historical financial information of the Company for the nine months ended December 31, 1996 and for each of the years ended March 31, 1996, 1995, 1994 and 1993 is derived from the audited financial statements of the Company. The historical financial information of the Company for the three months ended March 31, 1996, the nine months ended September 30, 1997 and September 30, 1996 and the nine months ended December 31, 1995 is derived from the Company's unaudited financial statements which, in the opinion of management of the Company, contain all adjustments necessary for a fair presentation of this information. The historical financial information for the nine months ended September 30, 1997 is not necessarily indicative of the results expected for the full year. The financial information set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

                                                  THREE MONTHS
                            NINE MONTHS ENDED        ENDED          NINE MONTHS ENDED
                              SEPTEMBER 30,        MARCH 31,          DECEMBER 31,
                           --------------------   ------------   -----------------------
                             1997        1996         1996         1996         1995
                           --------    --------   ------------   --------    -----------
                               (UNAUDITED)        (UNAUDITED)                (UNAUDITED)
                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net Sales............... $224,296    $207,455     $ 64,952     $212,703     $ 199,784
  Cost of sales...........  140,707     134,981       44,158      136,813       136,277
                           --------    --------     --------     --------      --------
    Gross margin..........   83,589      72,474       20,794       75,890        63,507
  Independent research and
    development...........    7,909       9,237        3,157        8,623         6,610
  Selling, general and
    administrative
    expenses..............   19,318      18,339        7,186       17,297        15,378
  Amortization............    7,734       7,805        2,602        7,810         7,813
                           --------    --------     --------     --------      --------
    Operating income......   48,628      37,093        7,849       42,160        33,706
  Interest expense,
    net(a)................   22,778      29,064        9,760       27,197        31,288
                           --------    --------     --------     --------      --------
  Income (loss) before
    income taxes,
    extraordinary charge
    and cumulative effect
    of accounting
    changes...............   25,850       8,029       (1,911)      14,963         2,418
  Income tax (provision)
    benefit...............   (5,767)       (220)          --           81            --
                           --------    --------     --------     --------      --------
  Income (loss) before
    extraordinary charge
    and cumulative effect
    of accounting
    changes...............   20,083       7,809       (1,911)      15,044         2,418
  Extraordinary charge....   (1,713)(b)   (9,142)(c)         --    (9,142)(c)    (1,913)(d)
  Cumulative effect of
    accounting changes....       --          --           --           --            --
                           --------    --------     --------     --------      --------
    Net Income (loss)..... $ 18,370    $ (1,333)    $ (1,911)    $  5,902     $     505
                           ========    ========     ========     ========      ========
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Working capital......... $ 35,528    $ 41,669     $ 36,327     $ 34,189     $  38,938
  Total assets............  410,352     423,515      416,037      419,115       412,028
  Long-term debt(h).......  263,000     300,000      294,000      287,000       293,000
  Stockholders'
    deficiency(g), (h)....  (15,221)    (38,994)     (39,701)     (33,306)      (34,327)
OTHER DATA (FOR THE
  PERIOD):
  EBITDA(i)............... $ 63,307    $ 51,351     $ 12,510     $ 56,804     $  47,966
  Capital expenditures....    6,026      15,592        7,075       14,091         3,343
  Depreciation and
    amortization..........   14,679      14,258        4,661       14,644        14,260
  Ratio of earnings to
    fixed charges(j)......     2.06x       1.25x                     1.49x         1.07x
  Cash flow provided by
    operating
    activities............ $ 37,133    $ 19,140     $  5,521     $ 23,394     $  16,780
  Cash flow used by
    investing
    activities............   (7,807)    (16,054)      (7,287)     (14,341)       (3,669)
  Cash flow (used)
    provided by financing
    activities............  (30,084)     (1,057)       1,000       (9,957)      (18,426)


                                             YEARS ENDED MARCH 31,
                               ----------------------------------------------
                                 1996         1995        1994         1993
                               ---------    --------    --------     --------

INCOME STATEMENT DATA:
  Net Sales...............    $ 264,736    $238,756    $226,131     $277,107
  Cost of sales...........      180,435     164,697     159,751      199,002
                               --------    --------    --------     --------
    Gross margin..........       84,301      74,059      66,380       78,105
  Independent research and
    development...........        9,767       8,363      12,858       11,417
  Selling, general and
    administrative
    expenses..............       22,564      19,208      22,421       24,154
  Amortization............       10,415      10,411      10,884       10,258
                               --------    --------    --------     --------
    Operating income......       41,555      36,077      20,217       32,276
  Interest expense,
    net(a)................       41,048      46,250      51,953       53,486
                               --------    --------    --------     --------
  Income (loss) before
    income taxes,
    extraordinary charge
    and cumulative effect
    of accounting
    changes...............          507     (10,173)    (31,736)     (21,210)
  Income tax (provision)
    benefit...............           --          --          --           --
                               --------    --------    --------     --------
  Income (loss) before
    extraordinary charge
    and cumulative effect
    of accounting
    changes...............          507     (10,173)    (31,736)     (21,210)
  Extraordinary charge....       (1,913)(d)       --         --       (2,477)(e)
  Cumulative effect of
    accounting changes....           --          --      (2,305)(f)  (73,540)(g)
                               --------    --------    --------     --------
    Net Income (loss).....    $  (1,406)   $(10,173)   $(34,041)    $(97,227)
                               ========    ========    ========     ========
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Working capital.........    $  36,327    $ 48,025    $ 53,091     $ 70,028
  Total assets............      416,037     429,074     446,880      489,968
  Long-term debt(h).......      294,000     310,000     381,421      379,478
  Stockholders'
    deficiency(g), (h)....      (39,701)    (34,748)    (90,355)     (51,868)
OTHER DATA (FOR THE
  PERIOD):
  EBITDA(i)...............    $  60,476    $ 54,920    $ 40,744     $ 52,138
  Capital expenditures....       10,418       2,824       3,127        4,670
  Depreciation and
    amortization..........       18,921      18,843      20,527       19,862
  Ratio of earnings to
    fixed charges(j)......         1.01x
  Cash flow provided by
    operating
    activities............    $  22,301    $ 17,353    $  8,963     $ 35,570
  Cash flow used by
    investing
    activities............      (10,956)     (3,187)     (3,053)      (4,412)
  Cash flow (used)
    provided by financing
    activities............      (17,426)    (10,000)     (4,504)     (29,875)


Footnotes appear on following page.

(a) Interest expense, net includes for the nine months ended September 30, 1997 and 1996, for the three months ended March 31, 1996, for the nine months ended December 31, 1996 and 1995 and for the years ended March 31, 1996, 1995, 1994 and 1993, non-cash interest expense (including amortization of deferred financing costs and interest associated with the Company's Convertible Debentures of $1,072,000, $1,130,000, $410,000, $1,101,000,
    $1,151,000, $1,561,000, $5,432,000, $9,923,000 and $8,789,000, respectively.

(b) On June 1, 1997, the Company redeemed $30,000,000 principal amount of the Senior Notes. In connection therewith, the Company recorded an extraordinary charge of $1,713,000 (net of income tax benefit of $553,000). See Note 2 to the interim consolidated financial statements included elsewhere in this Prospectus.

(c) During the nine months ended December 31, 1996, the Company redeemed $180,000,000 principal amount of the Company's 13 3/4% Debentures. In connection therewith, the Company recorded an extraordinary charge of $9,142,000. See Note 7 to the audited consolidated financial statements included elsewhere in this Prospectus.

(d) On December 28, 1995, the Company redeemed $30,000,000 principal amount of the 13 3/4% Debentures. In connection therewith, the Company recorded an extraordinary charge of $1,913,000. See Note 7 to the audited consolidated financial statements included elsewhere in this Prospectus.

(e) The extraordinary charge of $2,477,000 relates to the accelerated amortization of unamortized financing costs associated with the prepayment of a senior term loan in fiscal year 1993.

(f) Represents the cumulative effect of the change in method of accounting for the discounting of liabilities for workers' compensation losses.

(g) Includes a charge for the cumulative effect of accounting change for SFAS No. 106 ($77,902,000) and a benefit for the change in method of accounting for certain overhead costs in inventory ($4,362,000).

(h) On September 2, 1994, the Company retired the $65,400,000 principal amount of the Convertible Debentures held by Loral Corporation in exchange for $12,760,000 in cash and 22.5% of the Company's outstanding capital stock. As a result, the Company's stockholders' equity was increased by $65,400,000 and long-term debt was reduced by an equal amount. See Note 9 to the audited consolidated financial statements included elsewhere in this Prospectus.

(i) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(j) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred financing costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). The Company's earnings were insufficient to cover fixed charges by $2,016,000, $10,173,000, $31,736,000 and $21,210,000 for
    the three months ended March 31, 1996 and for the years ended March 31, 1995, 1994 and 1993, respectively. Non-cash charges included in the ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges for the nine months ended September 30, 1997 and 1996, for the three months ended March 31, 1996, for the nine months ended December 31, 1996 and 1995 and the fiscal years ended March 31, 1996, 1995, 1994, 1993 were $15,751,000, $15,388,000, $5,071,000, $15,745,000, $15,411,000,
    $20,482,000, $24,275,000, $30,450,000 and $28,651,000, respectively.
    Non-cash charges consist of depreciation, amortization, non-cash interest on the Convertible Debentures and amortization of deferred financing costs.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Aircraft Braking Systems generates approximately 75% of its revenues through the sale of replacement parts for wheels and braking systems previously manufactured by the Company and its predecessors and installed on over 30,000 commercial, general aviation and military aircraft. As is customary in the industry, Aircraft Braking Systems incurs substantial expenditures to research, develop, design and supply original wheel and brake equipment to aircraft manufacturers at or below the cost of production. Research, development and design expenditures are charged to operations when incurred. Original wheel and brake equipment supplied to aircraft manufacturers at or below the cost of production ("Program Investments") are charged to operations when delivered to the aircraft manufacturers. Since most modern aircraft have a useful life of 25 years or longer and require periodic replacement of certain components of the braking system, the Company typically recoups its initial investment in original equipment and generates significant profits from the sales of replacement parts over the life of the aircraft. The Company has invested and will continue to invest significant resources to have its products selected for use on new commercial airframes, focusing particularly on medium- and short-range aircraft. From April 1, 1994 through December 31, 1996, the Company spent an aggregate of approximately $101.0 million for research, development, design and Program Investments. The Company has been selected as a supplier of wheels and carbon brakes on the Airbus A-321, the sole supplier of wheels, carbon brakes and anti-skid systems on the MD-90, the sole supplier of wheels and brakes for the Saab 2000, the Canadair Regional Jet, the Lear 60 and as a supplier of wheels and carbon brakes for the Airbus A-330 and A-340. These programs are in the early stages of their life cycles and represent significant future revenue opportunities for the Company.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1997 Compared with the Nine Months Ended September 30, 1996

     Sales. Sales for the nine months ended September 30, 1997 totaled $224.3 million, reflecting an increase of $16.8 million, or 8.1%, compared with $207.5 million for the same period in the prior year. This increase was due to higher sales of wheels and brakes for commercial transport and general aviation aircraft of $19.7 million, primarily on the Fokker Fo-100, Canadair Regional Jet, McDonnell Douglas MD-80, DC-10 and Lear programs. Partially offsetting this increase were lower military sales of $2.9 million, primarily on the F-16 program.

     Operating Income. Operating income increased 31.1%, or $11.5 million, to $48.6 million or 21.7% of sales for the nine months ended September 30, 1997 compared with $37.1 million or 17.9% of sales for the same period in the prior year. Operating margins increased primarily due to the overhead absorption effect relating to the higher sales volume, a favorable sales mix whereby commercial sales, with higher margins, comprised a greater percentage of total sales, lower costs relating to litigation and lower independent research and development costs relating to the MD-90 program and carbon research.

     Interest Expense, Net. Interest expense, net decreased $6.3 million for the nine months ended September 30, 1997 compared with the same period in the prior year. This decrease was due to lower interest rates on outstanding debt as a result of the refinancing in August 1996 of the 13 3/4% Debentures with the Existing Notes and borrowings under the Existing Credit Agreement.

     Effective Tax Rate. The Company's effective tax rate of 22.3% for the nine months ended September 30, 1997, differs from the statutory rate of 35% due to a net decrease in the valuation allowance and a $.6 million charge for foreign taxes. For the same period in the prior year, the effective tax rate of 2.7% differed from the statutory rate of 35% due to a net decrease in the valuation allowance. The increase in the effective tax rate in 1997 is primarily due to the charge for foreign taxes and a net change in the valuation allowance.

  Nine Months Ended December 31, 1996 Compared with the Nine Months Ended December 31, 1995

     Sales. Sales for the nine months ended December 31, 1996 totaled $212.7 million reflecting an increase of $12.9 million, or 6.5%, compared with $199.8 million for the same period in the prior year. This increase was due to higher commercial sales of wheels and brakes for commercial transport aircraft of $11.8 million, primarily on the DC-9, DC-10, MD-90 and Canadair Regional Jet programs, and higher general aviation sales of $7.4 million primarily on the Beech, Lear and Gulfstream aircraft. Partially offsetting this increase were lower military sales of $6.3 million on various programs.

     Gross Margin. The gross margin for the nine months ended December 31, 1996 was 35.7% compared with 31.8% for the same period in the prior year. This increase was primarily due to the overhead absorption effect relating to the higher sales volume and lower shipments of original equipment to airframe manufacturers at or below the cost of production.

     Independent Research and Development. Independent research and development costs were $8.6 million for the nine months ended December 31, 1996 compared with $6.6 million for the same period in the prior year. This increase was primarily due to higher costs associated with the A-319 and MD-90 programs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $17.3 million for the nine months ended December 31, 1996 compared with $15.4 million for the same period in the prior year. This increase was primarily due to higher performance-related incentive compensation and legal fees incurred in connection with the Hitco litigation.

     Interest Expense, Net. Interest expense, net was $27.2 million for the nine months ended December 31, 1996 compared with $31.3 million for the same period in the prior year. This decrease was primarily due to a lower average principal balance on the 13 3/4% Debentures and lower interest rates as a result of refinancing the 13 3/4% Debentures with $140 million principal amount of Existing Notes on August 15, 1996, and borrowings under the Existing Credit Agreement. This decrease was partially offset by the need to keep both the 13 3/4% Debentures and the Existing Notes outstanding during the redemption notification period of 30 days.

  Fiscal Year 1996 Compared with Fiscal Year 1995

     Sales. Sales for fiscal year 1996 totaled $264.7 million reflecting an increase of $26.0 million, or 10.9%, compared with the prior year. This increase was due to higher commercial sales of wheels and brakes for commercial transport aircraft of $16.6 million, primarily on the DC-9, DC-10, MD-80, MD-90 and Fo-100 programs, partially offset by lower general aviation sales of $4.7 million on various aircraft. Military sales increased $14.1 million primarily on the F-16 program.

     Gross Margin. The gross margin for fiscal year 1996 was 31.8% compared with 31.0% for fiscal year 1995. This increase was primarily due to operating efficiencies and the overhead absorption effect relating to the higher sales volume, partially offset by higher shipments of original equipment to airframe manufacturers at or below the cost of production.

     Independent Research and Development. Independent research and development costs were $9.8 million in fiscal year 1996 compared with $8.4 million in fiscal year 1995, or 3.7% and 3.5% of sales for fiscal years 1996 and 1995, respectively. This increase was primarily due to higher costs relating to carbon research and development.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.4 million in fiscal year 1996 compared with fiscal year 1995. This increase was primarily due to a provision made against accounts receivable during fiscal year 1996, higher performance-related incentive compensation and foreign tax-related expenses. The provision against accounts receivable was primarily for two of the Company's customers (Fokker Aviation and Business Express) who filed for bankruptcy during fiscal year 1996.

     Interest Expense, Net. Net interest expense decreased $5.2 million in fiscal year 1996 compared with the prior year. This decrease was due to the retirement of the Convertible Debentures on September 2, 1994, and the redemption of $30 million principal amount of the 13 3/4% Debentures on December 28, 1995.

LIQUIDITY AND FINANCIAL CONDITION

     The Company expects that its principal use of funds for the next several years will be to pay interest and principal on indebtedness, fund capital expenditures and make Program Investments. The Company's primary source of funds for conducting its business activities and servicing its indebtedness has been cash generated from operations and borrowings under its prior credit facilities.

     The Company's liquidity needs will arise primarily from debt service on the indebtedness represented by the Notes and the New Credit Facility, and from the funding of its capital expenditures and Program Investments. Upon completion of the Recapitalization, the Company had outstanding approximately $530.0 million of indebtedness, consisting of $185.0 million principal amount of the Notes and $345.0 million in borrowings under the New Credit Facility. See "Risk
Factors -- Highly Leveraged Position."

     The Company's New Credit Facility consists of a $322.0 million senior Term Loan and a $50.0 million senior Revolving Loan. The Term Loan consists of Term Loan A in the principal amount of $50.0 million and Term Loan B in the principal amount of $272.0 million. All borrowings under the Revolving Loan will mature in 2003. Term Loan A is a six-year amortizing facility maturing in 2003. Term Loan B is an eight-year amortizing facility maturing in 2005. In addition to scheduled quarterly principal payments on the Term Loan, 75% to 50% of excess cash flow (as defined) must be used to prepay the principal. The Company's subsidiaries, Aircraft Braking Systems and Engineered Fabrics, are the borrowers under the New Credit Facility. The obligations under the New Credit Facility are secured by a lien on substantially all of the assets of the borrowers and are guaranteed by the Company. The Company's guarantee is secured by a pledge of all the issued and outstanding stock of the subsidiaries and intercompany notes held by the Company.

     On June 1, 1997, the Company redeemed $30 million aggregate principal amount of the Senior Notes at a redemption price of 105.28% of the principal amount thereof. In connection therewith, the Company recorded an extraordinary charge of $1.7 million (net of tax of $0.6 million) for the write-off of unamortized financing costs and redemption premiums. In connection with the Recapitalization, the Company redeemed the remaining $70.0 million aggregate principal amount of the Senior Notes, purchased all the $140.0 million aggregate principal amount of the Existing Notes pursuant to the Tender Offer and will record an extraordinary charge of approximately $29.8 million for the write-off of unamortized financing costs, redemption premiums and Tender Offer payments. In addition, the Company will directly increase its stockholders' deficiency by approximately $218.6 million for the repurchase of a portion of its capital stock and record a charge to operations of approximately $12.0 million relating to the exercise of stock options and other fees. All charges will be reflected in the fourth quarter of 1997.

     During the nine months ended December 31, 1996, the Company redeemed the remaining $180 million of the 13 3/4% Debentures. The Company used the net proceeds from the $140 million principal amount of Existing Notes, together with bank borrowings, to redeem the remaining 13 3/4% Debentures at a price of 102.5% of the principal amount thereof. In connection therewith, the Company recorded an extraordinary charge of $9.1 million consisting of redemption premiums and the write-off of unamortized financing costs.

     Based upon the current level of operations and anticipated improvements, management believes that the Company's cash flow from operations, together with available borrowings under the New Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. The Company's ability to make scheduled principal payments of, to pay interest on or to refinance its indebtedness (including the New Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the New Notes, or make necessary capital expenditures and program and other discretionary investments.

CASH FLOW



     Cash flow from operating activities for the nine months ended September 30, 1997 and 1996, for the nine months ended December 31, 1996 and 1995 and for the years ended March 31, 1996 and 1995 was $37.1 million, $19.1 million, $23.4 million, $16.8 million, $22.3 million and $17.4 million, respectively. Cash flow for the nine months ended September 30, 1997 was higher than cash flow for the nine months ended September 30, 1996 primarily due to improved profitability before extraordinary charges and lower inventory, partially offset by higher trade accounts receivable. Cash flow for the nine months ended December 31, 1996 was higher than cash flow for the nine months ended December 31, 1995 primarily due to improved profitability before extraordinary charges, partially offset by higher inventory to meet increased sales levels. Cash flow for the year ended March 31, 1996 was higher than cash flow for the year ended March 31, 1995 primarily due to improved profitability before extraordinary charges, partially offset by higher inventory to meet increased sales levels.



     Capital spending for the nine months ended September 30, 1997 and 1996, for the nine months ended December 31, 1996 and 1995 and for the years ended March 31, 1996 and 1995 was $6.0 million, $15.6 million, $14.1 million, $3.3 million, $10.4 million and $2.8 million, respectively. The decrease for the nine months ended September 30, 1997 compared with September 30, 1996, the increase for the nine months ended December 31, 1996 compared with December 31, 1995 and the increase for the year ended March 31, 1996 compared with March 31, 1995 was primarily due to construction of a 21,000 square foot expansion to the carbon manufacturing building at the Company's Akron, Ohio facility that was started in November 1995 and completed in April 1997. Capital spending for the year ended December 31, 1997 is expected to be approximately $8.0 million.



     Net cash outflow for the nine months ended September 30, 1997 and 1996, for the nine months ended December 31, 1996 and 1995 and for the years ended March 31, 1996 and 1995 was $30.1 million, $1.1 million, $10.0 million, $18.4 million, $17.4 million and $10.0 million, respectively. The Company used $28.5 million to pay indebtedness during the nine months ended September 30, 1997 compared with a $9.0 million increase in debt during the nine months ended September 30, 1996 offset by approximately $11.3 million of refinancing expenditures. $1.0 million was used to pay indebtedness and approximately $11.3 million was used for refinancing expenditures during the nine months ended December 31, 1996 compared with $17.0 million during the nine months ended December 31, 1995. $16.0 million was used to pay indebtedness during the year ended March 31, 1996 compared with $10.0 million for the year ended March 31, 1995.


INFLATION

     A majority of the Company's sales are conducted through annually established price lists and long-term contracts. The effect of inflation on the Company's sales and earnings is minimal because the selling prices of such price lists and contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.


ACCOUNTING PRONOUNCEMENTS



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This new standard is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the impact, if any, of SFAS No. 130.



     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This new standard is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the impact, if any, of SFAS No. 131.

YEAR 2000 MATTERS



     The Company has assessed and is continuing to assess year 2000 issues. The Company has reviewed its own computer programs and believes they are year 2000 compliant. The Company is surveying others with whom it does business, and is not now aware of year 2000 uncertainties on the part of any of its suppliers, customers or creditors that would have a material impact on the Company's business, financial condition or results of operations.

                                    BUSINESS

GENERAL


     The Company is, through its wholly owned subsidiary, Aircraft Braking Systems, one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft. The Company sells its products to virtually all major airframe manufacturers and most commercial airlines and to the United States and certain foreign governments. In addition, the Company is, through its other wholly owned subsidiary, Engineered Fabrics, the leading worldwide manufacturer of aircraft fuel tanks, supplying approximately 90% of the worldwide general aviation and commercial transport market and over one-half of the domestic military market for such products. Engineered Fabrics also manufactures and sells iceguards and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military uses. During the LTM Period, the Company reported revenues of $294.5 million, of which 89.3% were derived from sales made by Aircraft Braking Systems, EBITDA of $81.3 million and net income of $23.7 million.


     Aircraft Braking Systems and its predecessors have been leaders in the design and development of aircraft wheels, brakes and anti-skid systems, investing significant resources to refine existing braking systems, develop new technologies and design braking systems for new airframes. The Company has carefully directed its efforts toward expanding Aircraft Braking Systems' presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on medium- and short-range commercial aircraft. These aircraft typically make more frequent landings than long-range commercial aircraft and correspondingly require more frequent replacement of brake parts.

THE AIRCRAFT WHEEL AND BRAKE INDUSTRY

     Aircraft manufacturers are required to obtain regulatory airworthiness certification of their commercial aircraft by the FAA, by the United States Department of Defense in the case of military aircraft, or by similar agencies in most foreign countries. This process, which is both costly and time consuming, involves testing the entire airframe, including the wheels and braking system, to demonstrate that the airframe in operation complies with relevant governmental requirements for safety and performance. Generally, replacement parts for a wheel and brake system which has been certified for use on an airframe may only be provided by the original manufacturer of such wheel and brake system. Since most modern aircraft have a useful life of 25 years or more and require replacement of certain components of the braking system at regular intervals, sales of replacement parts are expected to provide a long and steady source of revenues for the manufacturer of the braking system.

     Due to the cost and time commitment associated with the aircraft certification process, competition among aircraft wheel and brake suppliers most often occurs at the time the airframe manufacturer makes its initial installation decision. Generally, competing suppliers submit proposals in response to requests for bids from manufacturers. Selections are made by the manufacturer on the basis of technological superiority, conformity to design criteria established by the manufacturer and pricing considerations. Typically, general aviation aircraft manufacturers will select one supplier of wheels and brakes for a particular aircraft. In the commercial transport market, however, there will often be "dual sourcing" of wheels and brakes. In such case, an airframe manufacturer may approve and receive FAA certification to configure a particular airframe with equipment provided by two or more wheel and brake manufacturers. Where two suppliers have been certified, the aircraft customer, such as a major airline, will designate the original equipment to be installed on the customer's aircraft. Competition among two certified suppliers for that airline's initial installation decision generally focuses on such factors as the system's "cost-per-landing," given certain assumptions concerning the frequency of replacements required and the impact that the weight of the system has on the airline's ability to load the aircraft with passengers, freight or fuel, and the technical operating performance characteristics of the wheel and brake systems. Once selected, airlines infrequently replace entire wheel and brake systems because of the expense.

     In accordance with industry practice in the commercial aviation industry, aircraft wheel and brake suppliers customarily sell original wheel and brake equipment below cost in order to win selection of their products by airframe manufacturers and airlines. These investments are typically recouped through sale of replacement parts. Recovery of pricing concessions and design costs for each airframe's wheels and brakes is contingent on a number of factors but generally occurs prior to the end of the useful life of the particular aircraft. Price concessions on original wheel and brake equipment are not customary in the military market. Although manufacturers of military aircraft generally select only one supplier of wheels and brakes for each model, the Government has approved at times the purchase of specific component replacement parts from suppliers other than the original supplier of the wheel and brake system.

PRODUCTS

     Aircraft Braking Systems. Aircraft Braking Systems is one of the world's leading manufacturers of wheels, steel and carbon brakes and anti-skid systems for commercial transport, general aviation and military aircraft. Since 1989, Aircraft Braking Systems has carefully directed its efforts toward expanding its presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on high-cycle medium- and short-range commercial aircraft. As a result of this strategic focus, during this period, Aircraft Braking Systems has added approximately 1,200 medium- and short-range commercial aircraft to the portfolio of aircraft using its products. These aircraft typically make frequent landings and correspondingly require more frequent replacement of brake parts. The braking systems produced by Aircraft Braking Systems are either carbon or steel-based. While steel-based systems typically are sold for less than carbon-based systems, such systems generally require more frequent replacement because their steel brake pads tend to wear more quickly. The Company's commercial transport fleet continued to grow during the nine months ended December 31, 1996, due to an increase in the number of new aircraft entering service, as well as a slower than expected retirement rate of older aircraft. Airlines have responded to recent FAA regulatory noise abatement requirements by outfitting their older DC-9 fleets with engine hushkits and aircraft structural overhauls which effectively add up to fifteen years of service life to the aircraft. The Company expects to produce replacement parts for these refurbished aircraft over this period. Airlines such as Northwest Airlines and U.S. Airways have opted for DC-9 life extension refurbishment programs, to meet capacity needs, in lieu of buying replacement aircraft new. Other airlines are expected to follow similar strategies, as the economics generally are more favorable.

     Approximately 75% of Aircraft Braking Systems' revenues are derived from the sale of replacement parts. As of December 31, 1996, the Company's products had been installed on over 30,000 commercial transport, general aviation and military aircraft. Commercial transport aircraft include the DC-9, DC-10, Fokker Fo-100, Fokker F-28, Canadair Regional Jet and Saab 340 on all of which Aircraft Braking Systems is the sole-source supplier. In addition, the Company supplies spare parts for the MD-80 program on a dual-source wheel and brake program.

     Aircraft Braking Systems has been successful in having its wheels and brakes selected for use on a number of new high-cycle airframe designs. These aircraft that are just beginning to enter service include the McDonnell Douglas MD-90, Airbus A-321, Saab 2000, Lear 60 and Fairchild Metro 23. Most recently, Aircraft Braking Systems has been successful in being awarded the RJ-700 program, continuing its sole-source position on the Regional Jet. The RJ-700 is a 70 passenger plane which is a stretch version of the 50 passenger Canadair Regional Jet. In addition, the Company is a supplier of wheels and carbon brakes for the Airbus A-330 and A-340 wide-body jets.

     To date, Aircraft Braking Systems has been the sole supplier for wheels, carbon brakes and anti-skid equipment on the new McDonnell Douglas MD-90 twin-jet. The MD-90 adds new performance characteristics to a product line that began as the DC-9 model jet that first flew in 1965 and later evolved into the popular MD-80 series also furnished with Aircraft Braking Systems' wheels and brakes. McDonnell Douglas has booked orders for 154 MD-90 aircraft. However, Boeing (which acquired McDonnell Douglas in August 1997) has indicated that it may stop producing the MD-80 and the MD-90 after completing existing orders.

     Aircraft Braking Systems is a basic supplier of wheels and carbon brakes on the Airbus A-321, the European consortium's new 186-seat "stretch" version of its popular A-320 standard body twin-jet. Airbus has booked orders for 195 A-321 aircraft. Of the 54 aircraft delivered to date, Aircraft Braking Systems has provided wheels and brakes for 41 of these aircraft.


     Aircraft Braking Systems' anti-skid systems, which are integrated into a braking system, are designed to minimize the distance required to stop an aircraft by utilizing sensors, mounted in the axle and driven by the wheel to maximize the braking force while also preventing the wheels from locking and skidding. Of the three principal competitors in the wheel and brake industry, Aircraft Braking Systems, Allied Signal's Aircraft Landing Systems Division and the B.F. Goodrich Company, Aircraft Braking Systems is the only significant manufacturer of anti-skid systems, providing 98% of the market share of the three competitors (and approximately 17% of the total market). Because of the sensitivity of anti-skid systems to variations in brake performance, the Company believes that the ability to control the design and performance characteristics of the brakes and its integrated anti-skid system gives Aircraft Braking Systems a competitive advantage over its two largest competitors. Other products manufactured by the Company include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.


     The following table shows the distribution of sales of aircraft wheels, brakes and anti-skid systems to total sales of the Company:

                                                                           FISCAL YEARS
                                               NINE MONTHS ENDED               ENDED
                                                 DECEMBER 31,                MARCH 31,
                                               -----------------         -----------------
                                                     1996                1996         1995
                                               -----------------         ----         ----
        Wheels and brakes....................         81%                 80%          80%
        Anti-skid systems....................          9%                  8%           7%
                                                      ---                 ---          ---
                  Total......................         90%                 88%          87%
                                                      ===                 ===          ===

     Engineered Fabrics. The Company believes Engineered Fabrics is the largest aircraft fuel tank manufacturer in the world, serving approximately 90% of the worldwide general aviation and commercial transport market and over half of the domestic military market for such products. Recent programs awarded to Engineered Fabrics include new production or replacement parts programs for the U.S. Navy's F-18 C/D and E/F aircraft and F-15, F-16 and C-130 aircraft. Engineered Fabrics has been selected by the U.S. Army to equip its new stealth RAH-66 Comanche helicopter with fuel tanks and by McDonnell Douglas to supply fuel tanks for the MD-600 program. Engineered Fabrics has also been awarded the Bell/Boeing V-22 Osprey program. During the nine months ended December 31, 1996, approximately 10% of the Company's total revenues were derived from sales made by Engineered Fabrics.

     Fuel tanks, manufactured by combining multiple layers of coated fabrics and adhesives, are sold for use in commercial transport, military and general aviation aircraft. During the nine months ended December 31, 1996, sales of fuel tanks accounted for approximately 68% of Engineered Fabrics' total revenues. For military applications, Engineered Fabrics' fuel tanks feature encapsulated layers of rubber which expand in contact with fuel thereby sealing off holes or gashes caused by bullets or other projectiles penetrating the walls of the fuel tank. The Company manufactures crash-resistant fuel tanks for helicopters, military aircraft and race cars that significantly reduce the potential for fires, leaks and spilled fuel following a crash. Engineered Fabrics is the only known supplier of polyurethane fuel tanks for aircraft, which are substantially lighter and more flexible than their metal or nitrile counterparts and therefore cost-advantageous. Engineered Fabrics also competes in the nitrile-designed fuel tank market and won a three-year requirements contract in 1996 to supply nitrile fuel tanks to the U.S. Navy for its F-14 aircraft.

     In addition to fuel tanks, Engineered Fabrics produces iceguards, which are heating systems made out of layered composite materials that are applied on engine inlets, propellers, rotor blades and tails. Encapsulated in the material are heating elements which are connected to the electrical system of the aircraft and, when activated by the pilot, the system provides the protection.

     Engineered Fabrics also produces a variety of products utilizing coated fabrics such as oil containment booms, towable storage bladders, heavy lift bags and pillow tanks. Oil containment booms are air-inflated cylinders that are used to confine oil spilled on the high seas and along coastal waterways. Towable storage bladders are used for storage and transportation of the recovered oil after removal from the water. Heavy lift bags, often used in emergency situations, are inserted into tight spaces and inflated to lift heavy loads short distances. Pillow tanks are collapsible rubberized containers used as an alternative to steel drums and stationary storage tanks for the storage of liquids.

SALES AND CUSTOMERS

     The Company sells its products to more than 175 airlines, airframe manufacturers, governments and distributors within each of the commercial transport, general aviation and military aircraft markets. Sales to the Government represented approximately 12%, 16% and 14% of total sales for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively. No other customer accounted for more than 10% of sales.

     The following table shows the distribution of total Company revenues by respective market, as a percentage of total revenues:

                                                                         FISCAL YEARS
                                             NINE MONTHS ENDED               ENDED
                                               DECEMBER 31,                MARCH 31,
                                             -----------------         -----------------
                                                   1996                1996         1995
                                             -----------------         ----         ----
        Commercial transport...............          63%                61%          61%
        Military (U.S. and foreign)........          18%                23%          19%
        General Aviation...................          19%                16%          20%
                                                     ---                ---          ---
                  Total....................         100%               100%         100%
                                                     ===                ===          ===

     Commercial Transport. Customers for the Company's products in the commercial transport market include most airframe manufacturers and major airlines. The Company's products are used on a broad range of large commercial transports (60 seats or more) and commuter aircraft (20 to 60 seats). Where multiple braking systems are certified for a particular aircraft, it is generally the airline and not the airframe manufacturer that decides which of the approved wheel and brake suppliers will originally equip such airline's fleet. Some of the Company's airline customers include American Airlines, Delta Air Lines, Alitalia, Japan Air Systems, Lufthansa, Swissair, Northwest Airlines, United Airlines, US Airways and Continental Airlines. The Company provides replacement parts for certain aircraft designed by Boeing including the Boeing 707, but does not produce products for any commercial aircraft currently manufactured by Boeing. Aircraft Braking Systems supplies products to McDonnell Douglas, which merged in August 1997 with Boeing.

     Military. The Company is the largest supplier of wheels, brakes and fuel tanks to the U.S. military and also supplies the militaries of certain foreign governments. The Company's products are used on a variety of fighters, training aircraft, transports, cargo planes, bombers and helicopters. Some of the military aircraft using these products are the F-2 (formerly the FS-X), F-4, F-14, F-15, F-16, F-18, F-117A, A-10, B-1B, B2 and the C-130. Substantially all
of the Company's military products are sold to the Department of Defense, foreign governments or to airframe manufacturers including the Lockheed Martin Corporation ("Lockheed Martin"), McDonnell Douglas, Boeing, Sikorsky, Bell, Saab and AIDC. In March 1996 the Company commenced wheel and brake deliveries to Lockheed Martin for the upgraded C-130J aircraft. Brake control systems manufactured for the military are used on the F-16, F-117A, B-2, Panavia Toronado, British Aerospace Hawk, JAS-39 Jaguar and IDF aircraft.

     General Aviation. The Company believes it is the industry's largest supplier of wheels, brakes and fuel tanks for general aviation aircraft. This market includes personal, business and executive aircraft. Customers include airframe manufacturers, such as Gulfstream, Raytheon Aircraft, Learjet, Canadair, Cessna and Dassault, and distributors such as Aviall. Anti-skid systems are supplied by the Company to Gulfstream, Canadair, Dassault and a variety of other aircraft manufacturers. General aviation aircraft using the Company's equipment exclusively include the Beech Starship and Beech 400 A/T series of aircraft, the Lear series 20, 30, 31A, 50 and 60 and the Gulfstream G-I, G-II and G-III. Recently, the aviation industry has marketed "fractional ownership" of aircraft. The Company believes this innovation could benefit its business by increasing aircraft utilization.

     The following table is a summary of the principal aircraft platforms equipped with the Company's Aircraft Braking Systems products:

             COMMERCIAL
------------------------------------
Airbus:             A330/A340
                    A321
                    A310/A320
AI(R):              ATR-42-300/320
                    ATR-42-400/500
Boeing:             B707-320 B/C
Canadair:           CRJ-100/200
                    CRJ-700
CASA:               C-212-200
DeHavilland:        DHC-8-400
Dornier:            DO228-202
                    DO228-212
Fokker:             F-27/FH-227
                    F-28
                    Fokker-50/60
                    Fokker-100/70
IPTN:               N-250
Lockheed:           L-100
                    L-1011
McDonnell Douglas:  DC-3/4/6/8
                    DC-9-10/15/20/30
                    DC-9-40/50
                    DC-10-10/15
                    DC-10-30/40
                    MD-11
                    MD-81/82/87
                    MD-83/88
                    MD-95 NW
                    MD-90 Series
Mitsubishi:         YS-11
Saab:               SAAB 340 Series
                    SAAB 2000

              MILITARY
------------------------------------
Aerospatiale:       SA-360/365
AIDC:               IDF
BAe:                Jaguar
                    Hawk
Beech:              T-1A
                    C-12
Boeing:             E-3 Series
                    E-6 A
                    E-8 Series
                    T-2
                    T-33
                    B-1B
                    Ch 46/47
Canadair:           CT-114
CASA:               C-101A
Cessna:             A-37
                    A/T-37
DeHavilland:        DHC-5
Fairchild:          A-10A
Hawker Siddely:     Buccaneer
                    1182
Lockheed Martin:    F-117A
                    C-130 Series
                    C-141 A/B
                    F-16 Series
McDonnell Douglas:  F-4C/D/E/G
                    A-4 Series
                    C-9A/B
                    KC-10A
Northrop Grumman:   B-2
                    F-5 E/F
                    F-14 Series
                    E-2C Series
                    OV-1
                    A-6 Series
Panavia:            Tornado
Pilatus:            PC-6
Saab:               J-35
                    AJ/JA-37
                    JAS-39 A/B
Sikorsky:           SH-60
                    S-70
                    UH-60
                    CH-53

            GENERAL AVIATION
----------------------------------------
Aerospatiale: SN601
Bell:         206/212/230/412
Boeing:       Vertol
              Model 324
Canadair:     CL600/601/601-3A
              CL601-3R
              CL604
Cessna:       Citation I/II
              310/401/402
              414/421/441
Commander:    690, 1121
Dassault
  Falcon:     10/100/20/200/
              50/50EX
Fairchild:    Metro III
              Metro 23
Gulfstream:   I/II/IIB/III/IV/IVSP
IAI:          1123/1124/1125
              (Astra)
              Galaxy
Lear:         23/24/25/31/35/31A/
              55/55C/60
Piper:        PA31P, T
Raytheon:     90/99/100/200
              1900 Series
              Starship
              Beech Jet 400/400A
              Hawker 4000
Sabreliner:   40/60/65/70/75/80
Sikorsky:     S-76 Series
Swearingen:   SJ-30-1/-2

FOREIGN CUSTOMERS


     The Company supplies products to a number of foreign aircraft manufacturers, airlines and foreign governments. Substantially all sales to foreign customers are in U.S. dollars and, therefore, the impact of currency translations is immaterial to the Company. The following table shows sales of the Company to both foreign and domestic customers:


                                               NINE MONTHS ENDED     FISCAL YEARS ENDED
                                                 DECEMBER 31,             MARCH 31,
                                               -----------------     -------------------
                                                     1996            1996           1995
                                               -----------------     ----           ----
        Domestic Sales.......................          57%            59%            62%
        Foreign Sales........................          43%            41%            38%
                                                      ----           ----           ----
                  Total......................         100%           100%           100%
                                                      ====           ====           ====

INDEPENDENT RESEARCH AND DEVELOPMENT

     The Company employs scientific, engineering and other personnel to improve its existing product lines and to develop new products and technologies in the same or related fields. At December 31, 1996, the Company employed approximately 160 engineers (of whom 31 held advanced degrees); approximately 28 of such engineers (including 14 holding advanced degrees) devoted all or part of their efforts toward a variety of projects including refining carbon processing techniques to create more durable braking systems, upgrading existing braking systems to provide enhanced performance, and developing new technologies to improve the Company's products.

     The costs incurred relating to independent research and development for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995 were $8.6 million, $9.8 million and $8.4 million, respectively.

PATENTS AND LICENSES

     The Company has a large number of patents related to the products of its subsidiaries. In addition, the Company has pending a substantial number of patent applications and is licensed under several patents of others. While in the aggregate its patents are of material importance to its business, the Company believes no single patent or group of patents is of material importance to its business as a whole.

COMPETITION

     The Company faces substantial competition from a few suppliers in each of its product areas. Its principal competitors that supply wheels and brakes are Allied Signal's Aircraft Landing Systems Division and the B.F. Goodrich Company. Both significant competitors are larger and have greater financial resources than the Company. The principal competitor for anti-skid systems is the Hydro-Aire Division of Crane Co. The principal competitors for fuel tanks are American Fuel Cell & Coated Fabrics Company and Aerazur of France, both of which are owned by Zodiac S.A., a French company.

BACKLOG

     Backlog at September 30, 1997 and 1996 amounted to approximately $160.3 million and $141.8 million, respectively. Backlog consists of firm orders for the Company's products which have not been shipped. Approximately 48% of total Company backlog at September 30, 1997 is expected to be shipped during the year ending December 31, 1997, with the balance expected to be shipped over the subsequent two-year period. No significant seasonality exists for sales of the products manufactured by the Company.

     Of the total Company backlog at September 30, 1997, approximately 27% was directly or indirectly for end use by the Government, substantially all of which was for use by the Department of Defense. For certain risks associated with Government contracts, see "Government Contracts" discussed below and "Risk Factors -- Significant Customer."

GOVERNMENT CONTRACTS

     For the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, approximately 12%, 16%, and 14%, respectively, of the Company's total sales were made to agencies of the Government or to prime contractors or subcontractors of the Government.

     All of the Company's defense contracts are firm, fixed-price contracts under which the Company agrees to perform for a predetermined price. Although the Company's fixed-price contracts generally permit the Company to keep unexpected profits if costs are less than projected, the Company does bear the risk that increased or unexpected costs may reduce profit or cause the Company to sustain losses on the contract. All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls and standard provisions for termination at the convenience of the Government. Upon termination, other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and to an allowance for profit. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government. To date, no significant fixed-price contract of the Company has been terminated.

     Companies supplying defense-related equipment to the Government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the Government to unilaterally suspend the Company from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the Government, changes in the Government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the Government for aircraft using products of the type manufactured by the Company, or lower margins resulting from increasingly competitive procurement policies, or a reduction in the volume of contracts or subcontracts awarded to the Company or substantial cost overruns would have an adverse effect on the Company's cash flow and results of operations.

SUPPLIES AND MATERIALS

     The principal raw materials used in the Company's wheel and brake manufacturing operations are steel, aluminum forgings and carbon compounds. The Company purchases carbon for certain programs, steel and aluminum forgings from several sources. The principal raw materials used by Engineered Fabrics to manufacture fuel tanks and related coated fabric products are nylon cloth, forged metal fittings and various adhesives and coatings, whose formulae are internally developed and proprietary. The Company has not experienced any shortage of raw materials to date.

     In April 1997, the Company completed the construction of a 21,000 square foot expansion of its carbon manufacturing facility in Akron, Ohio. This facility has sufficient capacity to supply substantially all of the Company's currently anticipated carbon requirements.

PERSONNEL

     At December 31, 1996, the Company had 1,235 full-time employees, of which 872 were employed by Aircraft Braking Systems (407 hourly and 465 salaried employees) and 363 were employed by Engineered Fabrics (242 hourly and 121 salaried employees). All of Aircraft Braking Systems' hourly employees are represented by the United Auto Workers' Union and all of Engineered Fabrics' hourly employees are represented by the United Textile Workers' Union.

     Engineered Fabrics has entered into a three-year contract with its union that expires on February 5, 1998. Aircraft Braking Systems' three-year contract with the United Auto Workers' Union expired on August 10, 1991. Aircraft Braking Systems has not had a ratified collective bargaining agreement since August 10, 1991, but has operated under Company-implemented terms and conditions of employment. See "Risk Factors -- Certain Collective Bargaining Matters."

PROPERTIES

     United States Facilities. Aircraft Braking Systems and Engineered Fabrics operate two manufacturing facilities in the United States which are individually owned except as set forth below under "Akron Facility Arrangements." Aircraft Braking Systems' facility is located in Akron, Ohio, and consists of approximately 770,000 square feet of manufacturing, engineering and office space. Engineered Fabrics' facility is located in Rockmart, Georgia, and consists of approximately 564,000 square feet of manufacturing, engineering and office space. The Company believes that its property and equipment are generally well-maintained, in good operating condition and adequate for its present needs.

     Foreign Facilities. The Company occupies approximately 19,000 square feet of leased office and warehouse space in Slough, England, under a lease expiring in 2020. The Company also maintains sales and service offices in Rome, Italy and Toulouse, France.

     Akron Facility Arrangements. The manufacturing facilities owned by Aircraft Braking Systems are part of a larger complex formerly owned and operated by Loral Corporation and now owned by Lockheed Martin. Aircraft Braking Systems and Lockheed Martin have various occupancy and service agreements to provide for shared easements and services (including utility, sewer, and steam). In addition to the 770,000 square feet owned by Aircraft Braking Systems, the Company leases approximately 433,000 square feet of space within the Lockheed Martin complex and is subject to annual occupancy payments to Lockheed Martin. During the nine months ended December 31, 1996 and during the fiscal years ended March 31, 1996 and 1995, Aircraft Braking Systems made occupancy payments to Lockheed Martin of $1.2 million, $1.5 million and $1.3 million, respectively. Certain access easements and agreements regarding water, sanitary sewer, storm sewer, gas, electricity and telecommunication are perpetual. In addition, Lockheed Martin and Aircraft Braking Systems equally control Valley Association Corporation, an Ohio corporation formed to establish a single entity to deal with the City of Akron and utility companies concerning governmental and utility services that are furnished to Lockheed Martin's and Aircraft Braking Systems' facilities.

LEGAL PROCEEDINGS


     On December 15, 1995, Aircraft Braking Systems commenced an action in the Court of Common Pleas, Summit County, Ohio against Hitco after Hitco threatened to breach existing supply contracts unless prices were renegotiated. Until recently, Hitco was the principal supplier of the carbon used by Aircraft Braking Systems for its carbon brakes. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon production facility. The Aircraft Braking Systems' complaint, as amended, seeks injunctive relief and damages for various breaches of contract which have recently been estimated at up to $57 million. Hitco has counterclaimed in the matter seeking, among other things, damages for lost profits, which Hitco has recently estimated at up to $78 million (subject to mitigation) for the alleged breach by Aircraft Braking Systems of alleged long-term contracts to purchase carbon. Hitco was enjoined from refusing to perform its obligations pursuant to existing contracts and purchase orders without change in terms. Accordingly, through mid-December 1996, Hitco continued to supply carbon to the Company, although Hitco failed to fill certain acknowledged purchase orders. Aircraft Braking Systems has sought to hold Hitco in contempt of the court's injunction, which motion has not been decided by the court. An injunction requested by Hitco that would require the Company to turn over to Hitco technology allegedly jointly developed and owned under the prior contractual arrangements has been denied. The case is presently scheduled for trial in July 1998.


     In related actions, a suit filed by Hitco in Superior Court, Los Angeles County, California against Aircraft Braking Systems seeking substantially the same relief as is asserted in the Ohio action, has been stayed. Hitco also filed suit in the Federal District Court in the Northern District of Ohio for damages and injunctive relief against a third party claiming that such party, in supplying certain carbon to Aircraft Braking Systems, has acquired trade secrets of Hitco from Aircraft Braking Systems and has misappropriated trade secrets and technology developed under the same research and development contracts between Hitco and Aircraft Braking Systems which are the subject of the Ohio case and the California case. Aircraft Braking Systems has been granted leave to intervene and Hitco has moved to dismiss the Federal action.

     Management intends to vigorously advocate its interest in all lawsuits, to seek dismissal of the California action and to proceed in the Ohio case to seek damages from Hitco. Based upon the proceedings to date, management does not expect the outcome of the litigation to be unfavorable to the Company. There can be no assurance, however, as to the outcome of the litigation or that a judgment against the Company would not materially adversely affect the Company.

     In addition to the foregoing, there are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of the Company's management, the ultimate liability, if any, will not have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

     The Company's manufacturing operations are subject to various environmental laws and regulations administered by federal, state and local agencies. The Company continually assesses its obligations and compliance with respect to these requirements. Based upon these assessments, the Company believes that its manufacturing facilities are in substantial compliance with all applicable existing federal, state and local environmental laws and regulations. New environmental protection laws that will be effective in 1997 and thereafter may require the installation of air pollution and wastewater treatment control equipment at the Company's manufacturing facilities. However, the Company does not believe that its environmental expenditures, if any, will have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of the directors and executive officers of the Company. All directors will hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified, and all executive officers will hold office at the pleasure of the Board of Directors.


                       NAME                  AGE               POSITION(S)
        -----------------------------------  ---   -----------------------------------
        Bernard L. Schwartz*...............  72    Chairman of the Board and Chief
                                                     Executive Officer
        Donald E. Fogelsanger..............  71    President
        Kenneth M. Schwartz................  46    Executive Vice President
        Dirkson R. Charles.................  33    Chief Financial Officer
        Ronald H. Kisner*..................  49    Director and Secretary
        Steven J. Berger**.................  41    Director
        David J. Brand**...................  36    Director
        Herbert R. Brinberg*...............  71    Director
        Robert B. Hodes*...................  72    Director
        John R. Paddock*...................  44    Director
        A. Robert Towbin***................  62    Director
        Alan H. Washkowitz**...............  57    Director


---------------
   * Designated as director by BLS pursuant to the Stockholders' Agreement (as defined).

  ** Designated by the Lehman Investors pursuant to the Stockholders' Agreement.

 *** Designated as independent director by BLS and the Lehman Investors pursuant to the Stockholders' Agreement.

     Mr. Bernard L. Schwartz has been Chairman and Chief Executive Officer of the Company since 1989. Mr. Schwartz has been Chairman and Chief Executive Officer of Loral Space & Communications Ltd. ("Loral Space") since April 1996. From 1972 to April 1996 Mr. Schwartz was Chairman and Chief Executive Officer of Loral Corporation. Mr. Schwartz is Chairman and Chief Executive Officer of Globalstar Telecommunications Limited, Chairman and Chief Executive Officer of Space Systems/Loral, Inc., Chief Executive Officer of Globalstar, L.P., a Director of Reliance Group Holdings, Inc. and certain subsidiaries, a Director of First Data Corporation and a Trustee of New York University Medical Center.

     Mr. Fogelsanger has been President of the Company since January 1996. From April 1989 to January 1996, Mr. Fogelsanger was the President of Aircraft Braking Systems. From 1987 to 1989 he was President of Loral Corporation's Aircraft Braking Systems Division. From January 1986 to March 1987 he was Vice President and General Manager of the ABS division of Goodyear Aerospace Corporation ("GAC"). From 1980 to 1986 he was General Manager of Goodyear's Aircraft Tire Operations. In 1968, Mr. Fogelsanger directed Goodyear's development of a crash-resistant fuel system for helicopters that was credited with saving hundreds of lives during the Vietnam War. He joined Goodyear in 1951.

     Mr. Kenneth M. Schwartz has been Executive Vice President of the Company since January 1996. From June 1989 to January 1996, Mr. Schwartz held the positions of Chief Financial Officer, Treasurer and Secretary. Previously he was the Corporate Director of Internal Audit for Loral Corporation since late 1987. From 1984 to 1987, Mr. Schwartz held the position of Director of Cost and Schedule Administration for Loral Electronic Systems. Prior to 1984, Mr. Schwartz held various other positions with Loral Electronic Systems and the accounting firm of Deloitte & Touche LLP. Mr. Schwartz is the nephew of Bernard
L. Schwartz.

     Mr. Charles has been Chief Financial Officer of the Company since May 1996. From May 1993 to May 1996, Mr. Charles was the Controller of the Company. Previously he was the Manager of Accounting and

Financial Planning. Prior to employment with the Company in 1989, Mr. Charles held various other positions with the accounting firm of Arthur Andersen & Co. LLP, which he joined in 1984.

     Mr. Kisner has been a member of the law firm of Chekow & Kisner, P.C. since 1984. From 1973 to 1982, he was Associate General Counsel of APL Corporation, where he held such offices as Secretary, Vice President and Director. From 1982 to 1984, Mr. Kisner was a sole practitioner. Since January 1997, Mr. Kisner has been Secretary of the Company. Mr. Kisner's wife is the niece of Bernard L. Schwartz.

     Mr. Berger is a Managing Director of Lehman Brothers and Head of the Merchant Banking Group. Mr. Berger joined Lehman Brothers in 1983 in the Investment Banking Division and spent the early part of his career working on principal investment, merger-related advisory and corporate finance transactions. Mr. Berger became a Managing Director and Head of European Investment Banking in 1991, Head of the Merchant Banking Group in 1995 and Co-Head of the Investment Banking Division in 1996, a position he relinquished in 1997 to concentrate full-time on Lehman Brothers' principal investment activities. Mr. Berger is a director of L-3 Communications Corporation.

     Mr. Brand is a Managing Director of Lehman Brothers and a principal in the Global Mergers & Acquisitions Group, leading Lehman Brothers' Technology Mergers and Acquisitions business. Mr. Brand joined Lehman Brothers in 1987 and has been responsible for merger and corporate finance advisory services for many of Lehman Brothers' technology and defense industry clients. Mr. Brand is a director of L-3 Communications Corporation.

     Mr. Hodes is Counsel to the law firm of Willkie Farr & Gallagher with which he has been associated since 1949. He is a Director of Aerointernational Inc., W.R. Berkley Corporation, Crystal Oil Company, Globalstar Telecommunications, Ltd., LCH Investments N.V., Loral Space & Communications Ltd., Mueller Industries, Inc., Restructured Capital Holdings Ltd. and R.V.I. Guaranty Co., Ltd.

     Dr. Brinberg has been President and Chief Executive Officer of Parnassus Associates International, a firm of consultants in the field of Information Management, since September 1989. Previously, he was President and Chief Executive Officer of Wolters Kluwer U.S. Corporation, a wholly owned subsidiary of Wolters Kluwer N.V. of the Netherlands, and its predecessor companies since 1978. He is also currently an Adjunct Professor of Management at Baruch College City University of New York.

     Dr. Paddock is a licensed psychologist who has maintained an independent practice of psychotherapy, assessment and consultation in Atlanta, Georgia since 1982. He has also been President of the Georgia Psychological Association (1993-1994), Director of Training for the Georgia School of Professional Psychology, Adjunct Associate Professor of Psychology at Emory University, Assistant Professor of Psychology at Kennesaw State College, and Southern Region Coordinator for National Employee Assistance Services. Currently, he is visiting Associate Professor of Psychology at Emory, and holds positions as Adjunct Clinical Assistant Professor in the Department of Psychiatry at Emory, and is Adjunct Professor of Psychology at Georgia Institute of Technology. Dr. Paddock's wife is the daughter of Bernard L. Schwartz.

     Mr. Towbin joined Unterberg Harris in September of 1995 as a Managing Director. From January 1994 to September 1995, he was President and Chief Executive Officer of the Russian-American Enterprise Fund and Vice Chairman of its successor fund, The U.S. Russian Investment Fund. Mr. Towbin was a Managing Director at Lehman Brothers from January 1987 until January of 1994. Mr. Towbin was Vice Chairman, Member of the Executive Committee and Director of L.F. Rothschild, Unterberg, Towbin Holdings, Inc. from 1986 to 1987 and from 1983 to 1986, Mr. Towbin was Vice Chairman. From 1977 to 1983 he was General Partner of L.F. Rothschild, Unterberg, Towbin and from 1959 to 1977, Mr. Towbin was General Partner of C.E. Unterberg, Towbin Co. Mr. Towbin is also a Director of Bradley Real Estate Inc., Lancit Media Entertainment, Ltd., Columbus New Millennium Fund, Gerber Scientific, Inc. and Globalstar Telecommunications Limited.

     Mr. Washkowitz has been a Managing Director of Lehman Brothers since 1984. He was a Managing Director of Lehman Brothers Kuhn Loeb, Inc. from 1978 to 1984. Mr. Washkowitz began in the Corporate Finance Department of Kuhn Loeb & Co. in 1968 and became a general partner of the firm in 1975. Mr. Washkowitz is also a director of Illinois Central Corporation, L-3 Communications Corporation and McBride plc.

EXECUTIVE OFFICERS OF AIRCRAFT BRAKING SYSTEMS AND ENGINEERED FABRICS

     Set forth below are the names, ages and positions of the executive officers of Aircraft Braking Systems and Engineered Fabrics. All executive officers hold office at the pleasure of their respective Boards of Directors.

  Aircraft Braking Systems

                       NAME                  AGE   POSITION
        -----------------------------------  ---   -----------------------------------
        Ronald E. Welsch...................  62    President
        Frank P. Crampton..................  54    Vice President-Marketing
        Richard W. Johnson.................  54    Vice President-Finance and
                                                   Controller
        James J. Williams..................  41    Vice President-Manufacturing

  Engineered Fabrics


                       NAME                  AGE   POSITION
        -----------------------------------  ---   -----------------------------------
        Roger C. Martin....................  60    President
        Terry L. Lindsey...................  53    Vice President-Marketing
        Anthony G. McCann..................  38    Vice President-Operations
        John A. Skubina....................  43    Vice President-Finance


     Mr. Welsch has been President of Aircraft Braking Systems since January 1996. From November 1994 to January 1996, Mr. Welsch held the positions of Executive Vice President and Chief Operating Officer. From September 1993 to November 1994, he was Executive Vice President. Prior to joining Aircraft Braking Systems, Mr. Welsch was General Manager of the GE 90 Commercial Engine program at General Electric Aircraft Engines and held various positions in management, including engineering, product support, marketing, product planning and program management, over the course of 26 years. Mr. Welsch started his aviation career at Douglas Aircraft in 1958 and joined Northrop Corporation in 1961. He entered the U.S. Marine Corp Aviation following graduation from Purdue University.

     Mr. Crampton was named Vice President of Marketing at Aircraft Braking Systems in March 1987. He had been Director of Business Development for GAC's Wheel and Brake Division since 1985. Prior to that assignment, he was the divisional manager of Program Operations since 1983. Mr. Crampton joined Goodyear in 1967. He became Section Manager in Commercial Sales in 1977, a product marketing manager in 1978 and Divisional Sales Manager in 1979. In August of 1982, he joined manufacturing as the manager of the manufacturing process organization. He also worked for NASA at the Johnson Space Center, Houston, Texas from 1963 to 1966.

     Mr. Johnson has been Vice President of Finance and Controller at Aircraft Braking Systems since April 1989. From 1987 to 1989, he was Vice President of Finance and Controller of Loral Corporation's Aircraft Braking Systems Division. Prior to this assignment, he had spent 22 years with GAC, including one year as the Controller of the wheel and brake division. Mr. Johnson joined GAC in 1966. He became Manager of Accounting in 1979 for the Centrifuge Equipment Division of GAC after holding various positions in the Defense Systems Division.

     Mr. Williams was named Vice President of Manufacturing at Aircraft Braking Systems in May 1992. He had been Director of Manufacturing since joining Aircraft Braking Systems in September 1989. Previously from April 1985 to August 1989, he was Branch Manager of Refurbishment Operations at United Technologies responsible for the refurbishment process of the Solid Rocket Boosters on the Shuttle Program. Mr. Williams started his aviation career in 1975 in the Air Force as a Hydraulic Systems Specialist. He was Superintendent, Manufacturing at Fairchild Republic Company from 1979 to 1983, followed by Manager, B-1B Manufacturing Operations at Rockwell International Corporation from 1983 to 1985.

     Mr. Martin has been President of Engineered Fabrics since 1987. From June 1984 until 1987, he was General Manager of GAC's Engineered Fabrics Division. Mr. Martin has been continuously employed by

Goodyear, GAC, Loral Corporation and the Company for the past 35 years. Other positions Mr. Martin held with Goodyear include General Manager, Program Manager and a number of research positions. He holds a patent for elastomeric protective coating for metal storage reels.

     Mr. Lindsey has served as Vice President of Business Development since 1989. He has been with GAC, Loral Corporation and the Company since 1977. Prior to this he had 12 years of service with the U.S. Army. He joined GAC as Contract Administrator of the Industrial Brake Operation in Berea, Kentucky, and transferred to Engineered Fabrics in 1979 as Manager of Contracts.

     Mr. McCann has been Vice President of Operations at Engineered Fabrics since June 1993. Prior to that, he was Manager of Production Support from April 1990 to June 1993. He joined Engineered Fabrics in August 1988 as Manager of Production. From January 1984 to August 1988, Mr. McCann worked for Aircraft Braking Systems as Manager of Manufacturing Engineering, Manager of Assembly and as a Manufacturing Engineer.

     Mr. Skubina has been Vice President of Finance and Administration since February 1991. Prior to that, he was made Vice President of Finance on April 1, 1990. He joined Engineered Fabrics in 1988 as Accounting Manager. From 1985 until 1988, Mr. Skubina was the Assistant Controller and Controller of MPD, a division of M/A-Com.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, paid to the chief executive officer and each of the other four most highly compensated executive officers of the Company and the Company's subsidiaries.

                                                                              LONG-TERM
                                                         ANNUAL              COMPENSATION
                            NINE MONTHS ENDED         COMPENSATION         ----------------
                              DECEMBER 31,      -------------------------  OPTIONS   LTIP       ALL OTHER
                                  1996*           SALARY         BONUS     GRANTED  PAYOUTS  COMPENSATION(a)
NAME AND PRINCIPAL POSITION  OR FISCAL YEAR        ($)            ($)        (#)      ($)          ($)
--------------------------- -----------------   ----------     ----------  -------  -------  ---------------
Bernard L. Schwartz........        1996*         1,477,426(b)   1,247,000     --         --           --
  Chairman of the Board            1996          1,770,500(b)          --     --         --           --
  and Chief Executive              1995          1,779,500(b)          --     --         --           --
  Officer
Kenneth M. Schwartz........        1996*           274,231(b)     106,000     --     28,333       19,331
  Executive Vice President         1996            321,815(b)     115,000     --     13,333        4,196
  of K & F Industries, Inc.        1995            283,600(b)     105,000     --         --        3,565
Donald E. Fogelsanger......        1996*           170,769        115,000     --     30,000       42,369
  President of K & F               1996            196,000        125,000     --     13,333       22,829
  Industries, Inc.                 1995            198,538        120,000     --         --       19,442
Ronald E. Welsch...........        1996*           145,308         60,000     --     22,000       25,997
  President of Aircraft            1996            172,000         70,000     --     10,000       38,533
  Braking Systems                  1995            162,769         78,000     --         --        3,806
  Corporation
Roger C. Martin............        1996*           109,757         30,000     --     17,333       27,229
  President of Engineered          1996            136,674         55,000     --      8,333       11,489
  Fabrics Corporation              1995            132,767         55,500     --         --       10,520

---------------

(a) Includes the following: (i) Company contributions to individual 401(k) plan accounts for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively: Mr. K.
    Schwartz -- $2,414, $3,996 and $3,375; Mr. Fogelsanger -- $3,054, $4,050 and
    $3,475; Mr. Welsch -- $3,084, $4,050 and $3,446; Mr. Martin -- $3,442,
    $4,050 and $3,110; (ii) the value of supplemental life insurance programs for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively: Mr. K.
    Schwartz -- $16,917, $200 and $190; Mr. Fogelsanger -- $39,315, $18,779 and
    $15,967; Mr. Welsch -- $22,913, $1,107 and $360; Mr. Martin -- $23,787,
    $7,439 and $7,410; and (iii) $33,376 paid to Mr. Welsch during the fiscal year ended March 31, 1996, for moving expenses incurred in connection with his employment.

(b) The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him (including certain executive officers of Loral Space who are active in the management of the Company) in exchange for acting as directors of the Company's subsidiaries and providing advisory services to the Company and its subsidiaries. BLS has designated that $100,000 of the aggregate annual advisory fee be paid to Kenneth M. Schwartz, which is included in his salary for all periods shown.

                                 OPTION GRANTS

     There were no grants of stock options by the Company, during the nine months ended December 31, 1996, to the named executive officers.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES
                              AT DECEMBER 31, 1996

                                                                                              VALUE OF
                                                                           NUMBER OF         UNEXERCISED
                                                                          UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS AT        OPTIONS AT
                                                                           FY-END(#)        FY-END ($)(1)
                                          SHARES                         --------------     -------------
                                        ACQUIRED ON        VALUE          EXERCISABLE/      EXERCISABLE/
                 NAME                   EXERCISE(#)     REALIZED ($)     UNEXERCISABLE      UNEXERCISABLE
--------------------------------------  -----------     ------------     --------------     -------------
Bernard L. Schwartz...................       0                0                     0            0/0
Kenneth M. Schwartz...................       0                0             1,313/187            0/0
Donald E. Fogelsanger.................       0                0             2,375/125            0/0
Ronald E. Welsch......................       0                0               250/250            0/0
Roger C. Martin.......................       0                0             1,375/125            0/0

---------------

(1) None of the Company's stock has been publicly traded. All Company options were granted at an exercise price of $84.60, the book value computed as of April 27, 1989. All issued and outstanding options were exercised prior to consummation of the Recapitalization and the common stock issued upon exercise of such options was purchased as part of the Recapitalization at a per share price of $175.58.

LONG-TERM INCENTIVE PLAN AWARDS

     Under the Company's long-term incentive plan designed to provide an incentive to encourage attainment of Company objectives and retain and attract key executives of the Company, a limited number of persons participate in a Deferred Bonus Plan. Under the terms of the plan, generally no awards are allocated to any participant unless the Company has achieved at least a 10% growth in earnings before interest, taxes and amortization over the prior fiscal year. Awards vest and are paid (unless deferred by recipient direction) in three equal annual installments starting on January 15th following each fiscal year-end. All amounts not vested are forfeited upon termination of employment for any reason other than death or disability prior to the vesting date. The following awards were earned for the individuals named in the Summary Compensation Table during the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively: Mr. K. Schwartz $50,000, $45,000 and $40,000; Mr. Fogelsanger $55,000, $50,000 and $40,000; Mr.
Welsch $40,000, $36,000 and $30,000; and Mr. Martin $30,000, $27,000 and
$25,000.

THE RETIREMENT PLAN

     The Company established, effective May 1, 1989, as amended, the K & F Retirement Plan for Salaried Employees (the "Company Retirement Plan"), a defined benefit pension plan. The Company has received a favorable determination letter from the Internal Revenue Service that the Company Retirement Plan is a qualified plan under the Internal Revenue Code. The terms of the Company Retirement Plan are as follows: a non-contributory benefit and a contributory benefit. The cost of the former is borne by the Company; the cost of the latter is borne partly by the Company and partly by the participants. Salaried employees who have completed at least six months of service and satisfied a minimum earnings level are eligible to participate in the contributory portion of the Company Retirement Plan; salaried employees become participants in the non-contributory portion on their date of hire. The Plan provides a benefit of $20.00 per month for each year of credited service. For participants who contribute to the Plan, in addition to the benefit of $20.00 per month for each year of credited service, the Plan provides an annual benefit equal to the greater of: 60% of the participant's aggregate contributions; or, average compensation earned (while contributing) during the last 10 years of employment in excess of 90% of the Social Security Wage Base amount multiplied by: (a) 2.4% times years of continuous service up to 10, plus,
(b) 1.8% times additional years of such service up to 20, plus, (c) 1.2% times additional years of such service up to 30, plus, (d) 0.6% times all additional such service above 30 years.

     Effective January 1, 1990, the Plan was amended for eligible employees of the Company and Aircraft Braking Systems to provide an annual benefit equal to
(a) the accrued benefit described above as of December 31, 1989, plus (b) a non-contributory benefit for each year of credited service after January 1, 1990, of 0.7% of annual earnings up to the Social Security Wage Base or $288, whichever is greater, plus (c) for each year of continuous service on and after January 1, 1990, a contributory benefit of (i) for 14 years of continuous service or less, 1.05% of annual earnings between $19,800 and the Social Security Wage Base plus 2.25% of annual earnings above the Social Security Wage Base, and (ii) for more than 14 years of continuous service, 1.35% of annual earnings between $19,800 and the Social Security Wage Base plus 2.65% of annual earnings above the Social Security Wage Base. In no event will the amount calculated in (c) above be less than 60% of the participant's aggregate contributions made on and after January 1, 1990. Benefits are payable upon normal retirement at age 65 in the form of single life or joint and survivor annuity or, at the participant's option with appropriate spouse consent, in the form of an annuity with a term certain. A participant who has (a) completed at least 30 years of continuous service, (b) attained age 55 and completed at least 10 years of continuous service, or (c) attained age 55 and the combination of such participant's age and service equals at least 70 years, is eligible for early retirement benefits. If a participant elects early retirement before reaching age 62, such benefits will be reduced except that the non-contributory benefits of a participant with at least 30 years of credited service will not be reduced. In addition, employees who retire after age 55 but before age 62 with at least 30 years of service are entitled to a supplemental non-contributory benefit until age 62. Annual benefits under the Company Retirement Plan are subject to a statutory ceiling of $120,000 per participant. Participants are fully vested in their accrued benefits under the Company Retirement Plan after five years of credited service with the Company.

     The individuals named in the Summary Compensation Table also participate in a supplemental plan which generally makes up for certain reductions in such benefits caused by Internal Revenue Code limitations. Estimated annual benefits upon retirement for these individuals who are participants in the amended plan of the Company and Aircraft Braking Systems and the supplemental plan are $223,000 for Mr. K. Schwartz; $116,000 for Mr. Fogelsanger; and $35,000 for Mr. Welsch. BLS does not participate in either plan. The retirement benefits have been computed on the assumption that (a) employment will be continued until normal retirement at age 65; (b) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period; and (c) participation in the contributory portion of the plan will continue at current levels. The Company has a similar plan at Engineered Fabrics in which Mr. Martin participates. Estimated annual benefits for Mr. Martin are $92,000 using the assumptions in
(a), (b) and (c) above.

     For purposes of eligibility, vesting and benefit accrual, participants receive credit for years of service with Loral Corporation and Goodyear. At retirement, retirement benefits calculated according to the benefit formula described above are reduced by any retirement benefits payable from The Goodyear Tire & Rubber Company Retirement Plan For Salaried Employees.

COMPENSATION OF DIRECTORS

     The Board of Directors held three meetings during the nine months ended December 31, 1996. Non-equity members of the Board of Directors receive annual fees of $12,000 per year. Each of the Company's existing directors designated by the Lehman Investors pursuant to existing stockholders arrangements has waived compensation for services as a director. All directors are reimbursed for reasonable out-of-pocket expenses incurred in that capacity.

ADVISORY AGREEMENT

     The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him (including certain other executive officers of Loral Space who are active in the management of the Company) in exchange for acting as directors and providing advisory services to the Company and its subsidiaries. Such agreement will continue until BLS dies or is disabled or ceases to own a specified number of shares of common stock of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has not in the past used a compensation committee to determine executive officer compensation. The payments to BLS, the Company's Chairman and Chief Executive Officer, are paid in accordance with the Advisory Agreement. All other executive compensation decisions are made by BLS in accordance with policies established in consultation with the Board of Directors.

                               SECURITY OWNERSHIP

     The following table sets forth certain information regarding the ownership of the capital stock of the Company following the Recapitalization. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address for each stockholder is c/o K & F Industries, Inc., 600 Third Avenue, New York, New York 10016.

                                                            NUMBER OF        PERCENTAGE OF
                                                            SHARES OF        OWNERSHIP OF
                             NAME                         COMMON STOCK       CAPITAL STOCK
        -----------------------------------------------  ---------------     -------------
        Bernard L. Schwartz............................      370,199              50.00%
        *Lehman Brothers Merchant Banking Portfolio
          Partnership L.P.(a)..........................      180,228              24.34
        *Lehman Brothers Offshore Investment
          Partnership L.P.(b)..........................       48,880               6.60
        *Lehman Brothers Offshore Investment
          Partnership -- Japan L.P.(b).................       18,591               2.51
        *Lehman Brothers Capital Partners II,
          L.P.(c)......................................      122,500              16.55
                                                         ---------------     -------------
                  Total................................      740,398             100.00%

---------------
  * Collectively referred to as the "Lehman Investors."

(a) LBI Group Inc. is the general partner of the limited partnership and is an indirect wholly owned subsidiary of LBH.

(b) Lehman Brothers Offshore Partners Ltd. is the general partner of the limited partnership and is an indirect wholly owned subsidiary of LBH.

(c) LBH is the general partner of the limited partnership. The limited partnership is a fund for employees of LBH and its affiliates.

STOCKHOLDERS' AGREEMENT

     In connection with consummation of the Recapitalization, BLS and the Lehman Investors (collectively, the "Stockholders") entered into a Stockholders' Agreement (the "Stockholders' Agreement"). The Stockholders' Agreement contains certain restrictions with respect to the transferability of the Company's capital stock, subject to certain exceptions. The Stockholders' Agreement also includes provisions regarding designation of members of the Board of Directors and other voting arrangements. The Stockholders' Agreement will terminate at such time as more than 75% of the shares of common stock and shares of common stock issuable upon the exercise of options or rights to acquire common stock or upon conversion of convertible securities (collectively, "Common Equivalents") then outstanding have been sold pursuant to one or more public offerings, except that (i) the registration rights continue as to any common stock held by the Stockholders as long as they own their shares and (ii) the voting provisions contained in the Stockholders' Agreement will terminate on the tenth anniversary thereof.

     The Stockholders' Agreement provides that the Company's Board of Directors will be comprised initially of nine directors. Under the Stockholders' Agreement, BLS will be entitled to appoint five directors, the Lehman Investors will be entitled to appoint three directors and BLS and the Lehman Investors will be entitled to designate jointly one independent director. Upon the death, retirement or resignation as Chairman or Chief Executive Officer or permanent disability of BLS, the Lehman Investors and the BLS Group (as defined in the Stockholders' Agreement) will each be entitled to designate 50% of the members of the Board of Directors. The Company's By-laws provide that for so long as there is a director designated by the Lehman Investors, certain corporate actions will require the vote of at least one director designated by the Lehman Investors, including (with certain exceptions) (i) mergers, consolidations or recapitalizations, (ii) issuances of capital stock, (iii) repurchases of and dividends on capital stock, (iv) issuances of employee options to purchase more than 50,000 shares of capital stock of the Company, (v) dissolution or liquidation of the Company, (vi) acquisitions, sales or exchanges of assets in excess of $5 million, (vii) amendment of the Charter or By-laws of the Company,
(viii) incurrences of debt or liens in excess of $10 million in the aggregate,
(ix) making loans, investments or capital expenditures in an aggregate amount in excess of $10 million in each case in any single year, (x) transactions with affiliates, (xi) prepayments of or amendments to any amount of financing in excess of $10 million, (xii) engaging in new businesses or ventures and (xiii) certain employee compensation and other matters.

     The Stockholders' Agreement provides that any time after the earlier of (i) the fifth anniversary of the Recapitalization, (ii) six months following the death of BLS or (iii) upon the resignation or retirement of BLS as Chairman or Chief Executive Officer, either the BLS Group or the Lehman Investors (the "Put Party") may request an appraisal of the value of the capital stock of the Company (the "Appraised Value") and may notify the other party of its desire to sell all of its and its transferees' capital stock for a pro rata share of such Appraised Value. The other party may elect to purchase such capital stock, arrange for the purchase of such capital stock by a third party or notify the Put Party that it does not intend to purchase, or arrange for the purchase by a third party of, such capital stock. If the other party is unable or chooses not to arrange for and consummate the purchase of such capital stock, the BLS Group and the Lehman Investors shall cause the Company to be sold as an entirety if such sale can be arranged for a price at least equal to the Appraised Value (subject to reduction by no more than 10% under specified circumstances). Any sale of the Company as an entirety shall include all Stockholders and the proceeds thereof shall be allocated among the Stockholders in accordance with their stock ownership.

     Notwithstanding other restrictions on transfer set forth in the Stockholders' Agreement, from and after March 3, 2001, the Lehman Investors will have the right to transfer capital stock to a third party, subject to specified conditions. The put-sale rights of the Lehman Investors described above and the rights of the Lehman Investors to designate 50% of the members of the Board of Directors upon the death, retirement, resignation or disability of BLS will terminate upon any such transfer.

     The Stockholders' Agreement provides certain first offer and tag-along rights with respect to certain transfers of common stock or Common Equivalents.

     The Stockholders' Agreement grants the Stockholders demand and incidental registration rights with respect to shares of capital stock held by them, which rights will be exercisable at any time after an initial public offering of the Company's common stock approved by the Board of Directors. The Stockholders' Agreement contains customary terms and provisions with respect to such registration rights.

                              CERTAIN TRANSACTIONS

GENERAL

     BLS owns 50% of the capital stock of the Company and pursuant to the Stockholders' Agreement has the right to designate a majority of the Board of Directors of the Company. In addition, BLS serves as Chairman of the Board of Directors and Chief Executive Officer of the Company, and devotes such time to the business and affairs of the Company as he deems appropriate. Because BLS is Chairman of the Board of Directors and has the right to designate a majority of the Directors to the Board of Directors of the Company, he has operating control of the Company. BLS is also Chairman and Chief Executive Officer of Loral Space.

     The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him (including certain executive officers of Loral Space who are active in the management of the Company) in exchange for acting as directors and providing advisory services to the Company and its subsidiaries. Such agreement will continue until BLS dies or is disabled or ceases to own a specified number of shares of common stock of the Company.


     The Company has a bonus plan pursuant to which the Company's Board of Directors awards bonuses to BLS and persons designated by him (including employees of the Company and its subsidiaries and certain executive officers of Loral Space), ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned and paid under this plan were $1,247,000 and $200,000 for the nine months ended December 31, 1996 and for the fiscal year ended March 31, 1996, respectively. BLS did not receive any payments under this plan for the fiscal year ended March 31, 1996.


     Pursuant to a financial advisory agreement between Lehman Brothers and the Company, Lehman Brothers acts as exclusive financial adviser to the Company. The Company pays Lehman Brothers customary fees for services rendered on an as-provided basis. The agreement may be terminated by the Company or Lehman Brothers upon certain conditions. During the nine months ended December 31, 1996, Lehman Brothers received underwriting discounts and commissions in connection with the offering of the Existing Notes. In connection with the Tender Offer, Lehman Brothers received a customary fee for acting as Dealer Manager and Solicitation Agent. In addition, one or more affiliates of Lehman Brothers received certain transaction fees in connection with the New Credit Facility and the Offering. The Lehman Investors own 50% of the outstanding capital stock of the Company and are entitled to elect three directors (in addition to one independent director jointly designated by BLS and the Lehman Investors) to the Company's Board of Directors. The Lehman Investors have the benefit of certain additional rights under the Stockholders' Agreement and the Company's By-laws.

     In May 1996, the Company purchased $343,000 principal amount of 13 3/4% Debentures from A. Robert Towbin, as trustee, who is a director of the Company and who is a managing director of Unterberg Harris. The Company purchased such 13 3/4% Debentures at a price of 103.65% of the principal thereof plus accrued interest. In May 1996, the 13 3/4% Debentures were callable at a price of 103.75% of the principal amount thereof. In connection with the Recapitalization, the Company paid Unterberg Harris a fee of $1.0 million for investment banking services.

     The Company pays Ronald H. Kisner, who is a member of the Board of Directors of the Company, a monthly retainer of $6,000 for legal services.

     Pursuant to agreements between the Company and Loral Space (of which BLS is Chairman and Chief Executive Officer), the Company reimburses Loral Space for real property occupancy, benefits administration and legal services. The related charges agreed upon were established to reimburse Loral Space for actual costs incurred without profit or fee. The Company believes the arrangements are as favorable to the Company as could have been obtained from unaffiliated parties. Payments to Loral Space were $0.2 million for the nine months ended December 31, 1996. Included in accounts payable at December 31, 1996 is $0.2 million.

     On April 22, 1996, Lockheed Martin acquired the defense electronics and systems integration businesses of Loral Corporation, which included the Akron, Ohio facility. The various occupancy and service agreements affecting the Akron, Ohio facility will remain in full force and effect. The Company reimburses Lockheed

Martin for real property occupancy and costs relating to shared easements and services pursuant to certain agreements previously entered into with Loral Corporation as well as pursuant to a two-year Shared Services Agreement with Lockheed Martin entered into on April 27, 1996.

     Pursuant to agreements between the Company and Loral Corporation, the parties provided services to each other and shared certain expenses relating to a production program, real property occupancy, benefits administration, treasury, accounting and legal services. The related charges agreed upon by the parties were established to reimburse each party on the actual cost incurred without profit or fee. The Company believes the arrangements with Loral Corporation were as favorable to the Company as could have been obtained from unaffiliated parties. Billings from Loral Corporation were $3.6 million and $3.0 million for the fiscal years ended March 31, 1996 and 1995, respectively. Billings to Loral Corporation were $2.7 million and $0.2 million for the fiscal years ended March 31, 1996 and 1995. Purchases from Loral Corporation were $2.2 million and $1.9 million for the fiscal years ended March 31, 1996 and 1995. Included in accounts receivable and accounts payable at March 31, 1996 is $3.5 million and $2.3 million.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

     In connection with the Recapitalization, the Company and the Lenders entered into a credit facility, with Aircraft Braking Systems and Engineered Fabrics as borrowers (each, a "Borrower" and together, the "Borrowers") on the terms and subject to the conditions set forth below. The New Credit Facility consists of a Term Loan in an aggregate principal amount of $322.0 million and a Revolving Loan in an aggregate principal amount of $50.0 million. The Term Loan is comprised of Term Loan A in the principal amount of $50.0 million and Term Loan B in the principal amount of $272.0 million. The obligations under the New Credit Facility are secured by a lien on substantially all of the assets of the Borrowers and are guaranteed by the Company. Such guarantee is secured by a pledge of all the issued and outstanding stock of the Borrowers and intercompany notes held by the Company.

     Term Loan A is repayable over a six-year period in 21 quarterly installments of $125,000 and, thereafter, four quarterly installments of $11,843,750. Term Loan B is repayable over an eight-year period in 28 quarterly installments of $250,000 and, thereafter, four quarterly installments of $66.25 million. The Company is required to make mandatory prepayments in the event of certain asset sales, upon the incurrence of additional indebtedness and from a portion of excess cash flow. Up to $20 million of the Revolving Loan is available for standby and commercial letters of credit. The Revolving Loan commitment will terminate six years after the closing under the New Credit Facility.

     Borrowings under the New Credit Facility bear interest, at the option of the Borrowers, at a rate equal to (a) the highest of (i) the publicly announced prime rate of Citibank, N.A. ("Citibank"), (ii) the secondary market rate for three-month certificates of deposit plus 1% and (iii) the federal funds rate plus 1/2 of 1%, plus an applicable margin or (b) the rate at which eurodollar deposits for one, two, three or six months (as selected by the Borrowers) are offered in the interbank eurodollar market plus an applicable margin. Overdue amounts under the New Credit Facility bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2% per annum.

     The Company paid LCPI, an affiliate of the Lehman Investors, a commitment fee for the period from the date of the commitment letter to the closing of the New Credit Facility and certain upfront fees. In addition, the Company is obligated to pay a quarterly commitment fee initially equal to 1/2 of 1% per annum of the unused portion of the Revolving Loan commitment of $50.0 million, provided that such commitment fee will decrease to 3/8 of 1% per annum if the consolidated leverage ratio is less than 5.0 to 1 but greater than or equal to
4.5 to 1 and will decrease to 1/4 of 1% per annum if the consolidated leverage ratio is less than 4.5 to 1. The Company is also obligated to pay a commission on all outstanding letters of credit in the amount of an applicable margin then in effect with respect to eurodollar loans as well as fronting fees on the face amount of each letter of credit.

     The New Credit Facility contains customary representations and warranties, covenants and conditions to borrowing. There can be no assurance that the conditions to borrowing under the New Credit Facility will be satisfied.

     The New Credit Facility contains a number of negative covenants that limit the Company's subsidiaries from, among other things, incurring other indebtedness, entering into merger or consolidation transactions, disposing of all or substantially all of their assets, making certain restricted payments, creating any liens on the Borrowers' assets, creating guarantee obligations and material lease obligations and entering into sale and leaseback transactions and transactions with affiliates. In addition, the New Credit Facility limits the ability of the Company to redeem the Notes.

     The New Credit Facility also requires the maintenance of certain quarterly financial and operating ratios, including: (i) a consolidated cash interest coverage ratio, (ii) a subsidiary cash interest coverage ratio and (iii) a consolidated leverage ratio. Capital expenditures are limited to $20.0 million in fiscal 1997 and 1998 and $17.0 million in any fiscal year thereafter. In addition, the New Credit Facility requires the Company to maintain a specified minimum consolidated adjusted net worth.

     The New Credit Facility also contains customary events of default, including default upon the nonpayment of principal, interest, fees or other amounts or the occurrence of a change of control.

     The Company used funds initially drawn under the New Credit Facility to refinance indebtedness under the Existing Credit Agreement, which terminated upon the completion of the offering and sale of the Old Notes, and, together with the net proceeds from the issuance of the Old Notes, to fund the Recapitalization.

SETTLEMENT AGREEMENT

     On October 15, 1997, the Company entered into the Settlement Agreement with the Pension Benefit Guaranty Corporation (the "PBGC") regarding payment of the Company's unfunded pension liabilities. Pursuant to the Settlement Agreement, the Company is committed to contribute to its pension plans $4.5 million this year and thereafter to make scheduled contributions to its pension plans equal to the minimum amount of cash required under statutory funding obligations. In order to secure performance of its obligations under the Settlement Agreement, the PBGC holds a $4.5 million letter of credit for the benefit of the pension plans and the Company granted the PBGC a second lien on the same assets securing the New Credit Facility.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Old Notes were, and the New Notes will be, issued pursuant to an Indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the New Notes are identical in all respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain provisions providing for the payment of liquidated damages under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference Indenture, including the definitions therein of certain terms used below. A copy of each of the Indenture and Registration Rights Agreement is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes rank senior to or pari passu in right of payment with all subordinated Indebtedness of the Company. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company, including all obligations of the Company under the New Credit Facility.

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $185.0 million and will mature on October 15, 2007. Interest on the Notes accrues at the rate of 9 1/4% per annum and is payable semi-annually in arrears, in cash on April 15 and October 15, commencing on April 15, 1998, to Holders of record on the immediately preceding April 1 and October 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to October 15, 2002. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

                                       YEAR                         PERCENTAGE
                --------------------------------------------------  ----------
                2002..............................................    104.625%
                2003..............................................    103.083%
                2004..............................................    101.542%
                2005 and thereafter...............................    100.000%

     Notwithstanding the foregoing, on or prior to October 15, 2000, the Company may redeem up to an aggregate of $65.0 million in aggregate principal amount of Notes at a redemption price of 109.25% of the principal amount thereof, in each case plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more underwritten public offerings of common stock of the Company; provided that at least $120.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such underwritten public offering of common stock of the Company.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of the Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility limits the ability of the Company to purchase any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 70% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes, securities or other obligations received by the Company or any such Subsidiary from such transferee that are immediately (subject to normal settlement periods) converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     The Company may apply such Net Proceeds, at its option, within 360 days after the receipt of any Net Proceeds from an Asset Sale, (a) to permanently reduce (x) Senior Indebtedness or (y) Indebtedness of the Company's Subsidiaries or (b) to invest in the business or businesses of the Company or any of its Subsidiaries or any business directly related to any business then conducted by the Company or any of its Subsidiaries or any business related to the aircraft industry or used for working capital purposes. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Notes is subordinated in right of payment as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter.

     Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing under the New Credit Facility subsequent to an event of bankruptcy whether or not such interest is an allowed claim in such proceeding) shall first be paid in full in cash or Cash Equivalents, or payment provided for in cash or Cash Equivalents, before the Holders or the Trustee on behalf of the Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or to acquire or redeem any of the Notes for cash or property (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for such securities). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefor, to or for the holders of such Senior Indebtedness.

     If any default in the payment of any principal of or interest on any Senior Indebtedness outstanding under any Specified Senior Indebtedness or any Designated Senior Indebtedness when due and payable, whether at maturity, upon any redemption, by declaration or otherwise, occurs and is continuing, no payment shall be made by the Company with respect to the principal of, premium, if any, or interest on, or other amounts owing with respect to, the Notes or to redeem or acquire any of the Notes for cash or property or otherwise. If any event of default occurs and is continuing under any Designated Senior Indebtedness other than a default in payment of the principal of or interest on any Designated Senior Indebtedness (or if such an event of default would occur upon any payment of any kind or character with respect to the Notes), as such event of default is defined in such Designated Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof and if the holder or holders or a representative of such holder or holders gives written notice of the event of default to the Company and the Trustee (a "Default Notice"), then, unless and until such event of default has been cured or waived or has ceased to exist or the Trustee receives notice from the holder or holders of the relevant Designated Senior Indebtedness (or a representative of such holder or holders) terminating the Blockage Period (as defined below), during the 179 day period after the delivery, of such Default Notice (the "Blockage Period"), the Company, or any person acting on its behalf shall not, (x) make any payment or distribution of or with respect to the principal of, premium, if any, or interest on, or other amounts owing with respect to the Notes, or (y) acquire any of the Notes for cash or property or otherwise. At the expiration of such Blockage Period, the Company shall, as set forth in the Indenture, promptly pay to the Trustee all sums which the Company would have been obligated to pay during such Blockage Period but for this paragraph. Only one such Blockage Period may be commenced with any 360 consecutive days. For all purposes of this paragraph, no event of default which existed or was continuing with respect to the Designated Senior Indebtedness to which the Blockage Period relates on the date such Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Blockage Period by the holder or holders of such Designated Senior Indebtedness (or a representative of such holder or holders) unless such event of default is cured or waived for a period of not less than 90 consecutive days.

     The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. As of September 30, 1997, after giving pro forma effect to the Recapitalization, the principal amount of Senior Indebtedness outstanding would have been approximately $345.0 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock), dividends or distributions payable to the Company or any Subsidiary of the Company or dividends or distributions payable by a Subsidiary of the Company to its shareholders on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at stated maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) with respect to Restricted Payments described in clauses (i) and
     (ii) of the immediately preceding paragraph, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (including the Restricted Payments permitted by the next paragraph, but excluding Restricted Payments permitted by clauses (ii),
     (iii), (iv),

     (v) and (vi) of the next paragraph), is less than the sum of (i) an amount equal to the difference (but not less than zero) between (A) Cumulative Operating Cash Flow and (B) the product of 1.3 times Cumulative Total Interest Expense, plus (ii) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined in good faith by the Board of Directors whose determination shall be conclusive and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, received by the Company from the issue or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities issued subsequent to the date of the Indenture that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $15 million.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent issuance (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) investments, loans or advances to joint ventures of the Company or any of its Subsidiaries in an aggregate amount at any time not to exceed $20 million; and (v) the repurchase of shares of, or options to purchase shares of, the Company's common stock held by employees of the Company (other than any member of the BLS Group) or any of its Subsidiaries pursuant to the forms of agreements under which such employees purchase, or are granted the option to purchase, shares of such common stock in an aggregate amount not to exceed $3 million in any fiscal year; provided that the amount available in any given fiscal year shall be increased by the excess, if any, of (A) $3 million over (B) the amount used pursuant to this clause (v) in the immediately preceding fiscal year and (vi) distributions made by the Company on the date of the Indenture provided that the proceeds of such distributions were used solely to consummate the Recapitalization.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Board of Directors, which determination shall be conclusive and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur") any Indebtedness (including Acquired Debt) or Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any of its Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Subsidiaries may issue shares of preferred stock if the

Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions do not apply to:

          (i) the incurrence by the Company or its Subsidiaries of Indebtedness and letters of credit pursuant to the New Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company or its Subsidiaries thereunder) in an aggregate principal amount not to exceed $372.0 million, less the aggregate amount of all proceeds of Assets Sales that have been applied since the date of the Indenture to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales;"

          (ii) Existing Indebtedness;

          (iii) the incurrence by the Company, or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

          (iv) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (v) Indebtedness under Guarantees in respect of obligations of joint ventures of the Company or any of its Subsidiaries in aggregate principal amount not to exceed $20 million at any one time;

          (vi)(A) Indebtedness incurred to finance the purchase or construction of property, plant or equipment which will be treated as Consolidated Capital Expenditures of the Company so long as such Indebtedness is secured by a Lien on the property, plant or equipment so purchased or constructed and such Indebtedness does not exceed the value of such property, plant or equipment so purchased or constructed and such Lien shall not extend to or cover other assets of the Company or any of its Subsidiaries other than the property, plant or equipment so purchased or constructed and the real property, if any, on which the property so constructed or so purchased, is situated and the accessions, attachments, replacements and improvements thereto or (B) Indebtedness incurred in connection with any lease financing transaction in conjunction with the acquisition of new property; provided that such lease financing transaction is consummated within 60 days of such acquisition (whether such lease will be treated as an operating or capital lease in accordance with GAAP) and the aggregate of the Indebtedness incurred pursuant to clauses (A) and (B) does not exceed $15 million during any fiscal year (such amount is referred to as the "Maximum Amount"); provided that the Maximum Amount for each year shall be increased by the excess, if any, of (a) $30 million over (b) Consolidated Capital Expenditures for the immediately preceding two years;

          (vii) Indebtedness incurred in connection with any sale and leaseback transaction, provided that the aggregate of the Indebtedness incurred pursuant to this clause (vii) shall not exceed $30.0 million;

          (viii) obligations incurred in the ordinary course of business under
     (A) trade letters of credit which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by the Company or a Subsidiary of the Company; (B) standby letters of credit issued for the purpose of supporting (1) workers' compensation liabilities of the Company or any of its Subsidiaries as required by law, (2) obligations with respect to leases of the Company or any of its Subsidiaries, (3) performance, payment, deposit or surety obligations of the Company or any of its Subsidiaries or (4) environmental liabilities of the Company or any of its Subsidiaries as required by law, not exceeding an aggregate amount of $15 million at any one time outstanding in addition to any amounts required by law; (C) performance bonds and surety bonds, and refinancings thereof, and (D) Guarantees of Indebtedness incurred in the ordinary course of business of suppliers, licensees, franchisees, or customers in an aggregate amount not to exceed $5 million;

          (ix) Indebtedness to repurchase shares, or cancel options to purchase shares, of the Company's common stock held by employees of the Company (other than any member of the BLS Group) or any of its Subsidiaries pursuant to the forms of agreements under which such employees purchase shares of the Company's common stock;

          (x) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; and

          (xi) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25 million.

     Notwithstanding the foregoing, the accretion or amortization of original issue discount under any Indebtedness, the payment of interest in additional Indebtedness or the accretion of the liquidation preference of Disqualified Stock or preferred stock, shall not be deemed an incurrence of Indebtedness, Disqualified Stock or preferred stock; provided, however, that such accretion or amortization or payment of interest is included in Fixed Charges.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture,
(b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property, acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to directly or indirectly enter into any transaction involving aggregate consideration in excess of $1,000,000 with any Affiliate or holder of 5% or more of any class of Capital Stock of the Company (including any Affiliates of such holders) except for transactions (including any loans or advances by or to any Affiliate) in good faith the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a Holder, an Affiliate of such Holder or Affiliate of the Company; provided that any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's length basis with Persons who are not such a Holder, an Affiliate of such Holder or Affiliate of the Company if such transaction is approved by a majority of the Company's directors (including a majority of the Company's disinterested and independent directors, if any); and provided further that with respect to the purchase or disposition of assets of the Company or any of its Subsidiaries having a net book value in excess of $5 million, if the Company does not have any disinterested and independent directors, in addition to approval of its board of directors, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair and reasonable to the Company or its Subsidiary, as the case may be, and are at least as favorable to the Company or such Subsidiary, as the case may be, as could have been obtained on an arm's length basis with Persons who are not such a holder, an Affiliate of such holder or Affiliate of the Company. This covenant shall not apply to (a) any transaction between the Company or any Affiliate thereof and any Lehman Investors, including, without limitation, the payment of fees to any Lehman Investor for financial and consulting services, (b) transactions between the Company or any of its Subsidiaries and any employee or director of, or consultant to, the Company or any of its Subsidiaries that are approved by the Board of Directors, (c) the payment of reasonable and customary regular fees to directors of the Company, (d) any transaction between the Company and any of its Subsidiaries or between any of its Subsidiaries, (e) any Restricted Payment not otherwise prohibited by the "Restricted Payments" covenant or (f) transactions with Loral Space pursuant to agreements in effect on the date of the Indenture (as such agreements are in effect on such date).

  No Senior Subordinated Indebtedness

     The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness and senior in any respect in right of payment to the Notes.

  Payments for Consent

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company for 45 days after notice to comply with any of its other agreements in the Indenture or the Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; (v) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that so long as the New Credit Facility is in effect, such declaration shall not become effective until the earlier of (i) five days after receipt of notice of such acceleration by the Agent and the Company or (ii) an acceleration of obligations under the New Credit Facility. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to October 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (ii) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; (c) the Company has paid or caused to be paid all sums payable by it under such Indenture; and (d) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     New Notes that are issued as described below under "-- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, such Certificated Notes may, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred. Transfer of beneficial interests in the Global Note will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants, including, if applicable, those of Euroclear (as defined) and CEDEL (as defined), which may change from time to time. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

     The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer a beneficial interest in the Global Note to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interest.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS, OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, premium, if any, and interest on the Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the Depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or
(ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

     The Depositary has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.

     Except for trades involving only the Euroclear System ("Euroclear") and Cedel Bank, S.A. ("CEDEL") Participants, interests in the Global Note will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.

     Transfers between Participants in the Depositary will be effective in accordance with the Depositary's procedures, and will be settled in same-day funds. Transfers between Participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between Participants in the Depositary, on the one hand, and Euroclear or CEDEL Participants, on the other hand, will be effected through the Depositary in accordance with the depository's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to the Depositary. Euroclear Participants and CEDEL Participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

     Due to time zone differences, the securities accounts of a Euroclear or CEDEL Participant purchasing an interest in the Global Note from a Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL Participant, during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of the Depositary. Cash received in Euroclear or CEDEL as a result of sales of interests in the Global Note by or through a Euroclear or CEDEL Participant to a Participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the Depositary's settlement date.

     The Depositary has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     The information in this section concerning the Depositary, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. Although the Depositary, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in the Depositary, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary, Euroclear or CEDEL or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     The Global Note is exchangeable for definitive Notes in registered certificated form if (i) the Depositary notifies the Company that it is (A) unwilling or unable to continue as depository for the Global Note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Notes in certificated form. In addition, beneficial interests in the Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for the Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

  Certificated Notes

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of certificated Notes. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback, other than sale and leaseback transactions so long as the present value of the rental obligations of the Company and its Subsidiaries thereunder do not exceed $30.0 million in the aggregate since the Issue Date) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to another Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption
"-- Restricted Payments" will not be deemed to be Asset Sales.

     "Bank" means any financial institution extending credit under the New Credit Facility.

     "BLS" means Bernard L. Schwartz.

     "BLS Group" means (i) BLS, (ii) BLS's spouse and descendants (collectively, "relatives"), (iii) a trust of which there are no beneficiaries other than BLS, or relatives of BLS, or a charitable institution or organization, (iv) a partnership, corporation or limited liability company of which there are no other partners, stockholders or members, as applicable, other than BLS or the relatives of BLS, (v) a legal representative or guardian of BLS or a relative of BLS if BLS or such relative becomes mentally incompetent, (vi) any person succeeding BLS or a relative of BLS by will or by the laws of descent, (vii) any individual who is employed by, a consultant to or a director of the Company or any of its subsidiaries, and (viii) any individual who is a consultant or advisor to BLS with respect to the investment by BLS in the Company.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having a rating of at least A-3 from Moody's Investors Service, Inc. or P-3 from Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Permitted Investors, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Permitted Investors, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of deferred financing fees incurred in connection with the Recapitalization), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent

Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Interest Expense" of any Person for any period means interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest portion of Capitalized Leases but excluding amortization of deferred financing fees incurred in connection with the Recapitalization) of such Person and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all \unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of the Company who (i) was a member of such Board on the date of the Indenture or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Cumulative Operating Cash Flow" means, for the period beginning September 30, 1997 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Operating Cash Flow for the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Cumulative Total Interest Expense" means, for the period beginning September 30, 1997 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense for the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means (i) Indebtedness under the New Credit Facility and (ii) if there is no Indebtedness outstanding or active commitments to issue Indebtedness under the New Credit Facility, any other Indebtedness constituting Senior Indebtedness which, at the time of determination has an aggregate principal amount outstanding of at least $25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock so long as it is a debt security).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, including the Notes, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of deferred financing fees incurred in connection with the Recapitalization) and (ii) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, without duplication, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Lehman Investors" means those certain merchant banking partnerships affiliated with Lehman Brothers Holdings Inc.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain New Credit Facility, dated as of October 15, 1997, by and among Aircraft Braking Systems, Engineered Fabrics, Lehman Brothers, as arranger, Lehman Commercial Paper Inc., as syndication agent, The First National Bank of Chicago, as administrative agent, and the lenders named therein, providing for up to $372.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time with the same or different lenders.

     "Obligations" means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, obligations, damages and other liabilities or other amounts payable under the documentation governing any Indebtedness.

     "Operating Cash Flow" of any Person means, for any period, the sum of (a) Net Income of such Person and its consolidated Subsidiaries for such period, plus (b) provision for taxes based on income or profits included in computing Net Income of such Person for such period, plus (c) Consolidated Interest Expense of such Person for such period, plus (d) other non-cash charges deducted from consolidated revenues in determining Net Income of such Person for such period, in each case, determined on a consolidated basis in accordance with GAAP.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; and (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     "Permitted Investor" means (i) any Person that is a member of the BLS Group or (ii) any Lehman Investor.

     "Permitted Liens" means (i) Liens on assets of the Company or its Subsidiaries that secure Senior Indebtedness permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens existing on the date of the Indenture and any extensions or renewals thereof, provided that such Liens do not extend to or cover any other property or assets of the Company or any Subsidiary; (vi) statutory Liens or landlords and carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business; (vii) Liens for taxes, assessments, government charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (ix) Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (x) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Significant Subsidiary incurred in the ordinary course of business; (xi) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (xii) any other Liens imposed by operation of law which do not materially affect the Company's ability to perform its obligations under the Notes and the Indenture; (xiii) rights of banks to set off deposits against debts owed to said bank; (xiv) Liens upon specific items of inventory or other goods and proceeds of the Company or its Subsidiaries securing the Company's or any Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(xv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or one of its Subsidiaries relating to such property or assets; (xviii) Liens on the property or assets of the Company or its Subsidiaries in favor of the PBGC in respect of unfunded pension obligations or similar obligations pursuant to any agreement existing on the date of the Indenture as in effect on the date of the Indenture; and (xix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of accrued and unpaid interest thereon, reasonable expenses incurred in connection therewith and any associated redemption premium); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Senior Indebtedness" means (i) all Indebtedness and other monetary obligations (whether now existing or hereafter incurred) of the Company and its Subsidiaries on, under or in respect of, the New Credit Facility and including all fees, expenses (including reasonable fees and expenses of counsel), claims, charges, indemnity obligations and interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy, insolvency or like proceeding whether or not such interest is an allowed claim in such proceeding; (ii) all other Indebtedness of the Company (other than the Notes and the Existing Notes), whether presently outstanding or hereafter created, incurred or assumed, unless such Indebtedness, by its terms or the terms of the instrument creating or evidencing it is subordinate in right of payment to or pari passu with the Notes and (iii) any Hedging Obligations; provided that the term Senior Indebtedness shall not include (a) any Indebtedness of the Company which when incurred and without respect to any election under Section 11(b) of the Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its Subsidiaries or Affiliates, (c) any Indebtedness of the Company not otherwise permitted by the covenants described under the captions "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and
"-- Subordination -- No Senior Subordinated Debt," (d) Indebtedness to any employee of the Company, (e) any liability for taxes and (f) trade payables.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Specified Senior Indebtedness" means any Indebtedness constituting Senior Indebtedness which, at the time of determination has an aggregate principal amount outstanding of at least $25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Specified Senior Indebtedness."

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment. sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. This rule on trusts is effective for tax years beginning after December 31, 1996, or in some cases earlier by election. The tax treatment of the holders of the Notes may vary depending upon their particular situations. U.S. persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     New final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997, and are expected to be published in the near future in the Federal Register. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Accordingly, payments made on or before December 31, 1998 will continue to be subject to the regulations that existed before the New Withholding Regulations were issued. THE NEW WITHHOLDING REGULATIONS ARE QUITE COMPLEX. NON-U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

INTEREST

     Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder
(i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the United States Internal Revenue Code of 1986 (the "Code") and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address. For payments made after December 31, 1998, the New Withholding Regulations specify that the statement must be made on Form W-8 and provided prior to payment.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or
(ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

     If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For payments made on or before December 31, 1998, the Company will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     In the case of payments of interest to Non-United States holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Recently, the Treasury Department has issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     For payments made after December 31, 1998, the New Withholding Regulations provide that to the extent a Non-United States Holder certifies on Form W-8 (or a permitted substitute form) as to such holder's status as a foreign person, the backup withholding provisions and the information reporting provisions will generally not apply. If a Non-United States Holder fails to provide such certification, such holder may be subject to certain information reporting and the 31% backup withholding tax.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION


     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Accordingly, any holder who is an affiliate of the Company or any holder using the Exchange Offer to participate in a distribution of the New Notes will not be able to rely on such interpretations by the staff to the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of one year from the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until                (90 days from the date of this
Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the from of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year from the date of this Prospectus, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any holder in connection with resales of the New Notes). The Company has agreed to indemnify the Initial Purchasers and any broker-dealer participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and March 31, 1996 and for the nine months ended December 31, 1996 and for each of the two years ended March 31, 1995 and March 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 23, 1997 appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such material filed by the Company with the Commission may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected on the Internet at http.//www.sec.gov.

     In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will furnish to the Trustee and deliver or cause to be delivered to the holders of the Notes copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms and, with respect to annual information only, a report thereon by the Company's independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                                                                                        PAGE
                                                                                        ----
Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996............   F-2
Consolidated Statements of Operations for the nine months ended September 30, 1997 and
  1996................................................................................   F-3
Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and
  1996................................................................................   F-4
Independent Auditors' Report..........................................................   F-8
Consolidated Balance Sheets as of December 31, 1996 and March 31, 1996................   F-9
Consolidated Statements of Operations for the nine months ended December 31, 1996 and the years ended March 31, 1996 and 1995.............................................  F-10
Consolidated Statements of Stockholders' Deficiency for the nine months ended December
  31, 1996 and the years ended March 31, 1996 and 1995................................  F-11
Consolidated Statements of Cash Flows for the nine months ended December 31, 1996 and the years ended March 31, 1996 and 1995.............................................  F-12
Notes to Consolidated Financial Statements............................................  F-13

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 30,       DECEMBER 31,
                                                                  1997                1996
                                                              -------------       -------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $     750,000       $   1,508,000
  Accounts receivable, net..................................     40,658,000          36,032,000
  Inventory.................................................     65,111,000          68,334,000
  Deferred tax asset........................................             --           1,411,000
  Other current assets......................................        662,000             586,000
                                                              -------------       -------------
          Total current assets..............................    107,181,000         107,871,000
                                                              -------------       -------------
Property, plant and equipment...............................    142,926,000         136,900,000
  Less, accumulated depreciation and amortization...........     73,859,000          66,914,000
                                                              -------------       -------------
                                                                 69,067,000          69,986,000
                                                              -------------       -------------
Deferred charges, net of amortization.......................     23,961,000          24,674,000
Cost in excess of net assets acquired, net of
  amortization..............................................    192,426,000         196,446,000
Intangible assets, net of amortization......................     17,717,000          20,138,000
                                                              -------------       -------------
                                                              $ 410,352,000       $ 419,115,000
                                                              =============       =============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable, trade...................................  $  12,133,000       $  11,253,000
  Current portion of senior term loan.......................      1,500,000           6,000,000
  Interest payable..........................................      4,281,000           6,689,000
  Other current liabilities.................................     53,739,000          49,740,000
                                                              -------------       -------------
          Total current liabilities.........................     71,653,000          73,682,000
                                                              -------------       -------------
Postretirement benefit obligation other than pensions.......     76,301,000          75,439,000
Other long-term liabilities.................................     14,619,000          16,300,000
Senior term loan............................................     34,000,000          34,000,000
Senior revolving loan.......................................     19,000,000          13,000,000
11 7/8% senior secured notes due 2003.......................     70,000,000         100,000,000
10 3/8% senior subordinated notes due 2004..................    140,000,000         140,000,000
Stockholders' Deficiency:
  Preferred stock, $.01 par value -- authorized, 1,050,000
     shares; issued and outstanding, 1,027,635 shares
     (liquidation preference of $60,110,000)................         10,000              10,000
  Common stock, Class B, $.01 par value -- authorized,
     460,000 shares; issued and outstanding, 458,994 shares
     (liquidation preference of $26,848,000)................          5,000               5,000
  Common stock, Class A, $.01 par value -- authorized,
     2,100,000 shares; issued and outstanding, 553,344
     shares.................................................          6,000               6,000
  Additional paid-in capital................................    155,350,000         155,350,000
  Deficit...................................................   (159,777,000)       (178,147,000)
  Adjustment to equity for minimum pension liability........    (10,649,000)        (10,649,000)
  Cumulative translation adjustment.........................       (166,000)            119,000
                                                              -------------       -------------
          Total stockholders' deficiency....................    (15,221,000)        (33,306,000)
                                                              -------------       -------------
                                                              $ 410,352,000       $ 419,115,000
                                                              =============       =============

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                        NINE MONTHS ENDED
                                                                  -----------------------------
                                                                   SEPTEMBER        SEPTEMBER
                                                                      30,              30,
                                                                      1997             1996
                                                                  ------------     ------------
Sales...........................................................  $224,296,000     $207,455,000
Costs and expenses..............................................   167,934,000      162,557,000
Amortization....................................................     7,734,000        7,805,000
                                                                  ------------     ------------
Operating income................................................    48,628,000       37,093,000
Interest and investment income..................................       191,000          784,000
Interest expense................................................   (22,969,000)     (29,848,000)
                                                                  ------------     ------------
Income before income taxes and extraordinary charge.............    25,850,000        8,029,000
Income tax provision............................................    (5,767,000)        (220,000)
                                                                  ------------     ------------
Income before extraordinary charge..............................    20,083,000        7,809,000
Extraordinary charge from early extinguishment of debt, net of      (1,713,000)      (9,142,000)
  tax...........................................................
                                                                  ------------     ------------
Net income (loss)...............................................  $ 18,370,000     $ (1,333,000)
                                                                  ============     ============

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        NINE MONTHS ENDED
                                                                  -----------------------------
                                                                   SEPTEMBER        SEPTEMBER
                                                                      30,              30,
                                                                      1997             1996
                                                                  ------------     ------------
Cash flow from operating activities:
  Net income (loss).............................................  $ 18,370,000     $ (1,333,000)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..............................    14,679,000       14,258,000
     Non-cash interest expense -- amortization of deferred
       financing charges........................................     1,072,000        1,130,000
     Deferred income taxes......................................     1,411,000               --
     Extraordinary charge from early extinguishment of debt.....     1,713,000        9,142,000
     Changes in assets and liabilities:
       Accounts receivable, net.................................    (4,782,000)         246,000
       Inventory................................................     3,094,000       (7,684,000)
       Other current assets.....................................       (76,000)        (307,000)
       Accounts payable, interest payable, and other current
          liabilities...........................................     2,471,000        5,089,000
       Postretirement benefit obligation other than pensions....       862,000       (2,324,000)
       Other long-term liabilities..............................    (1,681,000)         923,000
                                                                  ------------     ------------
          Net cash provided by operating activities.............    37,133,000       19,140,000
                                                                  ------------     ------------
Cash flows from investing activities:
  Capital expenditures..........................................    (6,026,000)     (15,592,000)
  Deferred charges..............................................    (1,781,000)        (462,000)
                                                                  ------------     ------------
          Net cash used in investing activities.................    (7,807,000)     (16,054,000)
                                                                  ------------     ------------
Cash flows from financing activities:
  Payments of senior term loan..................................    (4,500,000)              --
  Payments of senior revolving loan.............................   (33,000,000)     (49,000,000)
  Payments of long-term debt....................................   (30,000,000)    (180,000,000)
  Borrowings under senior term loan.............................            --       40,000,000
  Borrowings under senior revolving loan........................    39,000,000       58,000,000
  Proceeds from issuance of senior subordinated notes...........            --      140,000,000
  Deferred charges -- financing costs...........................            --       (6,772,000)
  Premiums paid on early extinguishment of debt.................    (1,584,000)      (4,500,000)
  Proceeds from sale and leaseback transaction..................            --        1,215,000
                                                                  ------------     ------------
          Net cash used by financing activities.................   (30,084,000)      (1,057,000)
                                                                  ------------     ------------
Net (decrease) increase in cash and cash equivalents............      (758,000)       2,029,000
Cash and cash equivalents, beginning of period..................     1,508,000        3,178,000
                                                                  ------------     ------------
Cash and cash equivalents, end of period........................  $    750,000     $  5,207,000
                                                                  ============     ============

Supplemental cash flow information:
  Cash interest paid during period..............................  $ 24,305,000     $ 34,076,000
                                                                  ============     ============

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited consolidated financial statements have been prepared by K & F Industries, Inc. and Subsidiaries (the "Company") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of the Company, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules. The Company believes that the disclosures made are adequate to make the information presented not misleading. The consolidated statements of operations for the three and nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto included in the Company's December 31, 1996 Transition Report on Form 10-K.

2. On October 15, 1997, the Company completed a recapitalization involving the repayment of all existing indebtedness as well as the repurchase of a portion of its outstanding capital stock. Financing was provided with $185 million of 9 1/4% Senior Subordinated Notes due 2007 and $345 million in borrowings under a new credit facility.

   The new credit facility consists of $322 million of term loans and a $50 million revolving credit facility. The revolving credit facility matures in 2003. The term loans consist of a $50 million Tranche A term loan and a $272 million Tranche B term loan. The Tranche A term loan is a six-year amortizing facility maturing in 2003. The Tranche B term loan is an eight-year amortizing facility maturing in 2005. The Company will be required to make mandatory reductions in the credit facility in the event of certain asset sales, the incurrence of certain additional indebtedness and from a portion of excess cash flow (as defined).

   In connection with the repurchase of a portion of the outstanding capital stock and the repayment of all existing indebtedness, the Company will directly increase its stockholders' deficiency by approximately $218.6 million and record an extraordinary charge of approximately $29.8 million (excluding any related tax benefit) for the write-off of unamortized financing costs, redemption premiums and tender offer payments. In addition, the Company will record a charge to operations of approximately $12.0 million relating to the exercise of stock options and other fees. All charges will be reflected in the fourth quarter of 1997.

   On June 1, 1997, the Company redeemed $30 million aggregate principal amount of its 11 7/8% Senior Notes at a redemption price of 105.28% of the principal amount thereof. In connection therewith, the Company recorded an extraordinary charge of $1,713,000 (net of income tax benefit of $553,000) for the write-off of unamortized financing costs and redemption premiums.

3. Receivables are summarized as follows:

                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1997              1996
                                                            -------------     ------------
        Accounts receivable, principally from commercial
          customers.......................................   $ 37,289,000     $ 34,086,000
        Accounts receivable, on U. S. Government and other
          long-term contracts.............................      3,729,000        2,359,000
        Allowances........................................       (360,000)        (413,000)
                                                              -----------      -----------
                                                             $ 40,658,000     $ 36,032,000
                                                              ===========      ===========

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

4. Inventory consists of the following:

                                                             SEPTEMBER
                                                                30,          DECEMBER 31,
                                                                1997             1996
                                                            ------------     ------------
        Raw materials and work-in-process.................  $ 43,947,000     $ 46,742,000
        Finished goods....................................     9,969,000       10,821,000
        Inventoried costs related to U.S. Government and
          other long-term contracts.......................    11,195,000       10,771,000
                                                             -----------      -----------
                                                            $ 65,111,000     $ 68,334,000
                                                             ===========      ===========

   The Company customarily sells original wheel and brake equipment below cost as an investment in a new airframe which is expected to be recovered through the subsequent sale of replacement parts. These commercial investments (losses) are recognized when original equipment is shipped. Losses on U.S. Government contracts are immediately recognized in full when determinable.

   Inventory is stated at average cost, not in excess of net realizable value. In accordance with industry practice, inventoried costs may contain amounts relating to contracts with long production cycles, a portion of which will not be realized within one year.

5. Other current liabilities consist of the following:

                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1997              1996
                                                            -------------     ------------
        Accrued payroll costs.............................   $ 15,689,000     $ 15,170,000
        Accrued taxes.....................................      7,567,000        6,504,000
        Accrued costs on long-term contracts..............      5,876,000        5,744,000
        Accrued warranty costs............................      9,580,000        6,695,000
        Customer credits..................................      4,901,000        7,483,000
        Postretirement benefit obligation other than
          pensions........................................      2,000,000        2,000,000
        Other.............................................      8,126,000        6,144,000
                                                              -----------      -----------
                                                             $ 53,739,000     $ 49,740,000
                                                              ===========      ===========

6. Contingencies

   On December 15, 1995, the Company's Aircraft Braking Systems subsidiary commenced an action in the Court of Common Pleas, Summit County, Ohio against Hitco Technologies, Inc. ("Hitco") after Hitco threatened to breach existing supply contracts unless prices were renegotiated. Until recently, Hitco was the principal supplier of the carbon used by Aircraft Braking Systems for its carbon brakes. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon production facility. The Aircraft Braking Systems' complaint, as amended, seeks injunctive relief and damages for various breaches of contract which have recently been estimated at up to $57 million. Hitco has counterclaimed in the matter seeking, among other things, damages for lost profits, which Hitco has recently estimated at up to $78 million (subject to mitigation) for the alleged breach by Aircraft Braking Systems of alleged long-term contracts to purchase carbon. Hitco was enjoined from refusing to perform its obligations pursuant to existing contracts and purchase orders without change in terms. Accordingly, through mid-December 1996, Hitco continued to supply carbon to the Company, although Hitco failed to fill certain acknowledged purchase orders. Aircraft Braking Systems has sought to hold Hitco in contempt of the court's injunction, which motion has not been decided by the court. An injunction requested by Hitco that would require the Company to turn over to Hitco technology allegedly jointly developed and owned under the prior contractual arrangements has been denied. The case is presently scheduled for trial in January 1998.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

   In related actions, a suit filed by Hitco in Superior Court, Los Angeles County, California against Aircraft Braking Systems seeking substantially the same relief as is asserted in the Ohio action, has been stayed. Hitco also filed suit in the Federal District Court in the Northern District of Ohio for damages and injunctive relief against a third party claiming that such party, in supplying certain carbon to Aircraft Braking Systems, has acquired trade secrets of Hitco from Aircraft Braking Systems and has misappropriated trade secrets and technology developed under the same research and development contracts between Hitco and Aircraft Braking Systems which are the subject of the Ohio case and the California case. Aircraft Braking Systems has been granted leave to intervene and Hitco has moved to dismiss the Federal action.

   Management intends to vigorously advocate its interest in all lawsuits, to seek dismissal of the California action and to proceed in the Ohio case to seek damages from Hitco. Based upon the proceedings to date, management does not expect the outcome of the litigation to be unfavorable to the Company. There can be no assurance, however, as to the outcome of the litigation or that a judgment against the Company would not materially adversely affect the Company.

   In addition to the foregoing, there are various lawsuits and claims pending against the Company incidental to its business. Although the final results in suits and proceedings cannot be predicted with certainty, in the opinion of the Company's management, the ultimate liability, if any, will not have a material adverse effect on the Company.


7. Accounting Pronouncements



   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This new standard is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the impact, if any, of SFAS No. 130.



   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This new standard is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the impact, if any, of SFAS No. 131.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of K & F Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of K & F Industries, Inc. and subsidiaries (the "Company") as of December 31, 1996 and March 31, 1996, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the nine months ended December 31, 1996 and for each of the two years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of K & F Industries, Inc. and subsidiaries as of December 31, 1996 and March 31, 1996, and the results of their operations and their cash flows for the nine months ended December 31, 1996 and for each of the two years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
January 23, 1997

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,        MARCH 31,
                                                                    1996              1996
                                                                -------------     -------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................... $   1,508,000     $   2,412,000
  Accounts receivable, net.....................................    36,032,000        35,228,000
  Inventory....................................................    68,334,000        63,332,000
  Deferred tax asset...........................................     1,411,000                --
  Other current assets.........................................       586,000           832,000
                                                                -------------     -------------
     Total current assets......................................   107,871,000       101,804,000
                                                                -------------     -------------
Property, Plant and Equipment -- Net...........................    69,986,000        65,044,000
Deferred Charges -- Net of amortization of $3,741,000 and
  $9,452,000...................................................    24,674,000        24,082,000
Cost in Excess of Net Assets Acquired -- Net of amortization of
  $46,839,000 and $42,257,000..................................   196,446,000       202,119,000
Intangible Assets -- Net of amortization of $26,576,000 and
  $24,035,000..................................................    20,138,000        22,988,000
                                                                -------------     -------------
          Total Assets......................................... $ 419,115,000     $ 416,037,000
                                                                =============     =============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable............................................. $  11,253,000     $  12,485,000
  Current portion of long-term debt............................     6,000,000                --
  Interest payable.............................................     6,689,000         8,217,000
  Other current liabilities....................................    49,740,000        44,775,000
                                                                -------------     -------------
     Total current liabilities.................................    73,682,000        65,477,000
                                                                -------------     -------------
Postretirement Benefit Obligation Other Than Pensions..........    75,439,000        75,390,000
Other Long-Term Liabilities....................................    16,300,000        20,871,000
Long-Term Debt.................................................   287,000,000       294,000,000
Commitments and Contingencies (Notes 12 and 13)

Stockholders' Deficiency:
  Preferred stock, $.01 par value -- authorized, 1,050,000
     shares; issued and outstanding, 1,027,635 shares
     (liquidation preference of $60,110,000)...................        10,000            10,000
  Common stock, Class B, $.01 par value -- authorized, 460,000 shares; issued and outstanding, 458,994 shares
     (liquidation preference of $26,848,000)...................         5,000             5,000
  Common stock, Class A, $.01 par value -- authorized,
     2,100,000 shares; issued and outstanding, 553,344
     shares....................................................         6,000             6,000
  Additional paid-in capital...................................   155,350,000       155,350,000
  Deficit......................................................  (178,147,000)     (184,049,000)
  Adjustment to equity for minimum pension liability...........   (10,649,000)      (10,572,000)
  Cumulative translation adjustment............................       119,000          (451,000)
                                                                -------------     -------------
     Total stockholders' deficiency............................   (33,306,000)      (39,701,000)
                                                                -------------     -------------
          Total Liabilities and Stockholders' Deficiency....... $ 419,115,000     $ 416,037,000
                                                                =============     =============

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    NINE MONTHS ENDED      YEARS ENDED MARCH 31,
                                                      DECEMBER 31,      ---------------------------
                                                          1996              1996           1995
                                                    -----------------   ------------   ------------
Net sales..........................................   $ 212,703,000     $264,736,000   $238,756,000
Cost of sales......................................     136,813,000      180,435,000    164,697,000
                                                       ------------     ------------   ------------
Gross margin.......................................      75,890,000       84,301,000     74,059,000
Independent research and development...............       8,623,000        9,767,000      8,363,000
Selling, general and administrative expenses.......      17,297,000       22,564,000     19,208,000
Amortization.......................................       7,810,000       10,415,000     10,411,000
                                                       ------------     ------------   ------------
Operating income...................................      42,160,000       41,555,000     36,077,000
Interest expense, net of interest income of
  $787,000, $722,000 and $374,000..................      27,197,000       41,048,000     46,250,000
                                                       ------------     ------------   ------------
Income (loss) before income taxes and extraordinary
  charge...........................................      14,963,000          507,000    (10,173,000)
Income tax benefit.................................          81,000               --             --
                                                       ------------     ------------   ------------
Income (loss) before extraordinary charge..........      15,044,000          507,000    (10,173,000)
Extraordinary charge from early extinguishment of
  debt.............................................      (9,142,000)      (1,913,000)            --
                                                       ------------     ------------   ------------
Net income (loss)..................................   $   5,902,000     $ (1,406,000)  $(10,173,000)
                                                       ============     ============   ============

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                    NINE MONTHS ENDED DECEMBER 31, 1996 AND
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                           CLASS B          CLASS A                                     ADJUSTMENT
                    PREFERRED STOCK     COMMON STOCK     COMMON STOCK                                  TO EQUITY FOR
                   ------------------  ---------------  ---------------   ADDITIONAL                      MINIMUM      CUMULATIVE
                    SHARES             SHARES           SHARES             PAID-IN                        PENSION      TRANSLATION
                    ISSUED    AMOUNT   ISSUED   AMOUNT  ISSUED   AMOUNT    CAPITAL        DEFICIT        LIABILITY     ADJUSTMENT
                   ---------  -------  -------  ------  -------  ------  ------------  -------------   -------------   ----------
Balance, April 1,
  1994............   899,999  $ 9,000       --      --  484,616  $5,000  $ 89,986,000  $(172,470,000)  $  (7,467,000)  $ (418,000)
  Net loss........                                                                       (10,173,000)
  Conversion of
    subordinated
    convertible
    debentures....                     458,994   5,000                     52,602,000
  Issuance of
    preferred
    stock.........   127,636    1,000                                      10,799,000
  Issuance of
    common
    stock.........                                       68,728   1,000     1,963,000
  Pension
    adjustment....                                                                                           275,000
  Cumulative
    translation
    adjustment....                                                                                                        134,000
                   ---------  -------  -------  ------  -------  ------- ------------  -------------    ------------     --------
Balance, March 31,
  1995............ 1,027,635   10,000  458,994   5,000  553,344   6,000   155,350,000   (182,643,000)     (7,192,000)    (284,000)
  Net loss........                                                                        (1,406,000)
  Pension
    adjustment....                                                                                        (3,380,000)
  Cumulative
    translation
    adjustment....                                                                                                       (167,000)
                   ---------  -------  -------  ------  -------  ------- ------------  -------------    ------------     --------
Balance, March 31,
  1996............ 1,027,635   10,000  458,994   5,000  553,344   6,000   155,350,000   (184,049,000)    (10,572,000)    (451,000)
  Net income......                                                                         5,902,000
  Pension
    adjustment....                                                                                           (77,000)
  Cumulative
    translation
    adjustment....                                                                                                        570,000
                   ---------  -------  -------  ------  -------  ------- ------------  -------------    ------------     --------
Balance, December
  31, 1996........ 1,027,635  $10,000  458,994  $5,000  553,344  $6,000  $155,350,000  $(178,147,000)  $ (10,649,000)  $  119,000
                   =========  =======  =======  ======  =======  ======= ============  =============    ============     ========

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       NINE MONTHS ENDED      YEARS ENDED MARCH 31,
                                                                         DECEMBER 31,      ---------------------------
                                                                             1996              1996           1995
                                                                       -----------------   ------------   ------------
Cash Flows From Operating Activities:
  Net income (loss)..................................................    $   5,902,000     $ (1,406,000)  $(10,173,000)
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation...................................................        6,834,000        8,506,000      8,432,000
      Amortization...................................................        7,810,000       10,415,000     10,411,000
      Non-cash interest expense -- convertible debentures............               --               --      3,950,000
      Non-cash interest expense -- amortization of deferred financing
         charges.....................................................        1,101,000        1,561,000      1,482,000
      Provision for losses on accounts receivable....................            2,000        1,548,000         63,000
      Extraordinary charge from early extinguishment of debt.........        9,142,000        1,913,000             --
      Deferred tax benefit...........................................         (320,000)              --             --
      Changes in assets and liabilities:
         Accounts receivable.........................................         (552,000)      (3,296,000)      (767,000)
         Inventory...................................................       (4,686,000)      (1,664,000)     5,919,000
         Other current assets........................................          246,000          274,000         90,000
         Accounts payable............................................       (1,232,000)       2,140,000      1,317,000
         Interest payable............................................       (1,528,000)        (554,000)       (47,000)
         Other current liabilities...................................        4,965,000        7,002,000      2,791,000
         Postretirement benefit obligation other than pensions.......           49,000       (2,327,000)    (2,433,000)
         Other long-term liabilities.................................       (4,339,000)      (1,811,000)    (3,682,000)
                                                                         -------------     ------------   ------------
           Net cash provided by operating activities.................       23,394,000       22,301,000     17,353,000
                                                                         -------------     ------------   ------------
Cash Flows From Investing Activities:
  Capital expenditures...............................................      (14,091,000)     (10,418,000)    (2,824,000)
  Deferred charges...................................................         (250,000)        (538,000)      (363,000)
                                                                         -------------     ------------   ------------
           Net cash used in investing activities.....................      (14,341,000)     (10,956,000)    (3,187,000)
                                                                         -------------     ------------   ------------
Cash Flows From Financing Activities:
  Payments of senior revolving loan..................................      (49,000,000)      (9,000,000)   (20,000,000)
  Borrowings under senior revolving loan.............................       48,000,000       23,000,000     10,000,000
  Borrowings under senior term loan..................................       40,000,000               --             --
  Proceeds from issuance of senior subordinated notes................      140,000,000               --             --
  Payments of senior subordinated debentures.........................     (180,000,000)     (30,000,000)            --
  Premiums paid on early extinguishment of debt......................       (4,500,000)      (1,126,000)            --
  Deferred charges -- financing costs................................       (6,772,000)        (300,000)            --
  Payment of subordinated convertible debentures.....................               --               --    (12,764,000)
  Proceeds from issuance of common and preferred stocks..............               --               --     12,764,000
  Proceeds from sale and lease back transaction......................        2,315,000               --             --
                                                                         -------------     ------------   ------------
           Net cash used in financing activities.....................       (9,957,000)     (17,426,000)   (10,000,000)
                                                                         -------------     ------------   ------------
Net (decrease) increase in cash and cash equivalents.................         (904,000)      (6,081,000)     4,166,000
Cash and cash equivalents, beginning of period.......................        2,412,000        8,493,000      4,327,000
                                                                         -------------     ------------   ------------
Cash and cash equivalents, end of period.............................    $   1,508,000     $  2,412,000   $  8,493,000
                                                                         =============     ============   ============
------------------------------------------
Supplemental Information:
  Interest paid during the period....................................    $  28,411,000     $ 40,763,000   $ 41,239,000
                                                                         =============     ============   ============
  Income taxes paid during the period................................    $     344,000     $         --   $         --
                                                                         =============     ============   ============
Supplemental disclosure of non-cash financing activities:
  See Note 9 for a discussion of non-cash financing activities.

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     K & F Industries, Inc. ("K & F") and subsidiaries (collectively, the "Company") is primarily engaged in the design, development, manufacture and distribution of wheels, brakes and anti-skid systems for commercial, military and general aviation aircraft, and the manufacture of materials for fuel tanks, iceguards, inflatable oil booms and various other products made from coated fabrics for military and commercial uses. The Company serves the aerospace industry (which is experiencing some consolidation) and sells its products to airframe manufacturers and commercial airlines throughout the world and to the United States and certain foreign governments. The Company's activities are conducted through its two wholly owned subsidiaries, Aircraft Braking Systems Corporation ("Aircraft Braking Systems"), which generated approximately 90% of the Company's total revenues during the nine months ended December 31, 1996 and Engineered Fabrics Corporation (collectively, the "Subsidiaries"), which generated approximately 10% of the Company's total revenues during the nine months ended December 31, 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Year-End Change -- Effective December 31, 1996, the Company changed its fiscal year-end from March 31 to December 31. Accordingly, the accompanying financial statements include audited financial statements for the nine months ended December 31, 1996.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company. All material intercompany accounts and transactions between these entities have been eliminated.

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash, commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

     Revenue and Expense Recognition -- Sales are recorded as units are shipped. The Company customarily sells original wheel and brake equipment below cost as an investment in a new airframe which is expected to be recovered through the subsequent sale of replacement parts. These commercial investments (losses) are recognized when original equipment is shipped. For the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, investments were $20.2 million, $29.9 million and $23.9 million, respectively. Losses on U.S. government contracts are immediately recognized in full when determinable.

     Inventory -- Inventory is stated at average cost, not in excess of net realizable value. In accordance with industry practice, inventoried costs may contain amounts relating to contracts with long production cycles, a portion of which will not be realized within one year.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Maintenance and repairs are expensed when incurred; renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as follows: buildings and improvements -- 8 to 40 years; machinery, equipment, furniture and fixtures -- 3 to 25 years; leasehold improvements -- over the life of the applicable lease or 10 years, whichever is shorter.

     Deferred Charges -- Deferred charges consist primarily of financing costs ($8.7 million and $7.7 million, which is net of amortization (non-cash interest expense) of $1.3 million and $6.9 million at December 31, 1996 and March 31, 1996, respectively), and program participation costs ($13.9 million and $14.5 million, which is net of amortization of $2.4 million and $1.8 million, at December 31, 1996 and March 31, 1996, respectively) paid in connection with the sole-source award of wheels, brakes and anti-skid equipment on the McDonnell Douglas Corporation's MD-90 twin-jet program. Program participation costs are being amortized on a straight-line method over a period of 20 years. Deferred financing charges are primarily being amortized on an effective interest method over periods of 5 to 8 years.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     Cost in Excess of Net Assets Acquired -- Cost in excess of net assets acquired is being amortized on the straight-line method over a period of 40 years. The Company reviews the cost in excess of net assets acquired for recoverability on an on-going basis using undiscounted cash flows. Impairments would be recognized in operating results.

     Intangible Assets -- Intangible assets consist of patents, licenses and computer software which are stated at cost and are being amortized on a straight-line method over periods of 5 to 30 years.

     Evaluation of Long-Lived Assets -- Long-lived assets are assessed for recoverability on an on-going basis in accordance with Statement of Financial Accounting Standards (SFAS) No. 121. In evaluating the value and future benefits of long-lived assets, their carrying value would be reduced by the excess, if any, of the long-lived asset over management's estimate of the anticipated discounted future net cash flows of the related long-lived asset. There were no adjustments to the carrying amount of long-lived assets during the nine months ended December 31, 1996 and during the fiscal years ended March 31, 1996 and 1995, resulting from the Company's evaluations.

     Warranty -- Estimated costs of product warranty are accrued when individual claims arise with respect to a product. When the Company becomes aware of such defects, the estimated costs of all potential warranty claims arising from such defects are fully accrued.

     Business and Credit Concentrations -- The Company's customers are concentrated in the airline industry but are not concentrated in any specific region. The U.S. government accounted for approximately 12%, 16% and 14% of total sales for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively. No other single customer accounted for 10% or more of consolidated revenues for the nine months and fiscal years then ended, and there were no significant accounts receivable from a single customer, except the U. S. government, at December 31, 1996 and March 31, 1996.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounting and Reporting Changes -- Effective April 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the recognition of an impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of SFAS No. 121 did not have a material effect on the Company's financial position or results of operations.

     Effective April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages (but does not require) adoption of the fair value based method of accounting for stock-based compensation plans. Entities may continue to measure compensation costs for those plans using the intrinsic value based method of accounting, but must make pro forma disclosures of net income (loss) as if the accounting provisions of SFAS No. 123 had been adopted. The Company has elected to continue the intrinsic value method of accounting for stock-based compensation plans and provide the required pro forma disclosures. As a result, the adoption of SFAS No. 123 had no effect on the Company's financial position or results of operations. (See Note 9.)

     Reclassifications -- Certain amounts in the prior years' financial statements have been reclassified to conform to the current period presentation.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

3.  ACCOUNTS RECEIVABLE

                                                            DECEMBER 31,      MARCH 31,
                                                                1996            1996
                                                            ------------     -----------
        Accounts receivable, principally from commercial
          customers.......................................  $ 34,086,000     $32,704,000
        Accounts receivable on U.S. government and other
          long-term contracts.............................     2,359,000       4,136,000
        Allowances........................................      (413,000)     (1,612,000)
                                                              ----------      ----------
                  Total...................................  $ 36,032,000     $35,228,000
                                                              ==========      ==========

4.  INVENTORY

                                                            DECEMBER 31,      MARCH 31,
                                                                1996            1996
                                                            ------------     -----------
        Raw materials and work-in-process.................  $ 46,742,000     $39,656,000
        Finished goods....................................    10,821,000      11,364,000
        Inventoried costs related to U.S. government and
          other long-term contracts.......................    10,771,000      12,312,000
                                                              ----------      ----------
                                                            $ 68,334,000     $63,332,000
                                                              ==========      ==========

5.  PROPERTY, PLANT AND EQUIPMENT

                                                          DECEMBER 31,      MARCH 31,
                                                              1996             1996
                                                          ------------     ------------
        Land............................................  $    661,000     $    661,000
        Buildings and improvements......................    33,961,000       29,148,000
        Machinery, equipment, furniture and fixtures....   102,278,000       95,315,000
                                                            ----------       ----------
                  Total.................................   136,900,000      125,124,000
        Less accumulated depreciation and
          amortization..................................    66,914,000       60,080,000
                                                            ----------       ----------
                  Total.................................  $ 69,986,000     $ 65,044,000
                                                            ==========       ==========

     During the nine months ended December 31, 1996, the Company sold and leased back assets with a net book value of $2,315,000.

6.  OTHER CURRENT LIABILITIES

                                                            DECEMBER 31,      MARCH 31,
                                                                1996            1996
                                                            ------------     -----------
        Accrued payroll costs.............................  $ 15,170,000     $15,756,000
        Accrued taxes.....................................     6,504,000       7,783,000
        Accrued costs on long-term contracts..............     5,744,000       5,195,000
        Accrued warranty costs............................     6,695,000       8,023,000
        Customer credits..................................     7,483,000       3,230,000
        Postretirement benefit obligation other than
          pensions........................................     2,000,000       2,000,000
        Other.............................................     6,144,000       2,788,000
                                                              ----------      ----------
                  Total...................................  $ 49,740,000     $44,775,000
                                                              ==========      ==========

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

7.  LONG-TERM DEBT

                                                          DECEMBER 31,      MARCH 31,
                                                              1996             1996
                                                          ------------     ------------
        Senior revolving loan(a)........................  $ 13,000,000     $ 14,000,000
        Senior term loan(a).............................    40,000,000               --
        11 7/8% Senior Secured Notes due 2003(b)........   100,000,000      100,000,000
        10 3/8% Senior Subordinated Notes due 2004(c)...   140,000,000               --
        13 3/4% Senior Subordinated Debentures due
          2001(d).......................................            --      180,000,000
                                                          ------------     ------------
                  Total.................................   293,000,000      294,000,000
        Less current maturities(a)......................     6,000,000               --
                                                          ------------     ------------
                  Total.................................  $287,000,000     $294,000,000
                                                          ============     ============

     (a) Credit Agreement -- In August 1996, the Company entered into an Amended and Restated Credit Agreement (the "Credit Agreement") consisting of a $40 million senior term loan (the "Term Loan") and a $70 million revolving loan facility (the "Revolving Loan"). The proceeds from the Revolving Loan were used to repay outstanding indebtedness under the Company's 1992 revolving credit facility. Both loans bear interest at varying interest rates selected at the option of the Company. At December 31, 1996, the interest rate on the Term Loan was 7.875%. At December 31, 1996 and March 31, 1996, the interest rate on the Revolving Loan was 7.875% and 8.37%, respectively. Obligations under the Credit Agreement are secured by a lien on the inventory, accounts receivable and certain other tangible assets. All borrowings under the Revolving Loan mature August 14, 2001. The Term Loan is a six-year amortizing facility maturing September 30, 2002.

     Scheduled debt maturities of the Term Loan for the five years subsequent to December 31, 1996 are as follows:

                            YEAR ENDING DECEMBER 31,                         AMOUNT
        -----------------------------------------------------------------  ----------
        1997.............................................................  $3,500,000
        1998.............................................................   6,000,000
        1999.............................................................   6,500,000
        2000.............................................................   8,000,000
        2001.............................................................   8,500,000

     In addition to scheduled quarterly payments, the net proceeds from certain asset sales, new equity or debt offerings and 50% of excess cash flow (as defined) must be used to prepay the Term Loan. As a result of the excess cash flow calculation (calculated from August 14, 1996), at December 31, 1996 additional long-term debt of $2.5 million has been classified as current.

     The Credit Agreement provides for Revolving Loans not to exceed $70 million, with availability determined by reference to a borrowing base of eligible accounts receivable and inventory. The revolving loan facility provides for the issuance of up to $15 million of letters of credit subject to the unused portion of the borrowing base. At December 31, 1996 and March 31, 1996, the Company had $51.6 million and $40.6 million, respectively, available to borrow under the revolving loan facility. At December 31, 1996 and March 31, 1996, the Company had outstanding letters of credit of $5.4 million and $5.8 million, respectively.

     The Credit Agreement contains certain covenants and events of default, including limitations on additional indebtedness, liens, asset sales, dividend payments, capital expenditures and other distributions from the Subsidiaries to K & F and contains financial ratio requirements including a cash interest coverage ratio, a leverage ratio and maintenance of a minimum adjusted net worth. The Company was in compliance with all covenants at December 31, 1996.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     (b) 11 7/8% Senior Secured Notes -- On June 10, 1992, the Company issued $100 million of 11 7/8% Senior Secured Notes which mature on December 1, 2003 (the "Senior Notes"). The Senior Notes are not subject to a sinking fund. The Senior Notes may not be redeemed prior to June 1, 1997. On and after June 1, 1997, the Company may redeem the Senior Notes at descending premiums ranging from 5.28% in June 1997 to no premium after June 2001.

     (c) 10 3/8% Senior Subordinated Notes -- On August 15, 1996, the Company issued $140 million of 10 3/8% Senior Subordinated Notes which mature on September 1, 2004 (the "10 3/8% Notes"). The 10 3/8% Notes are not subject to a sinking fund. The 10 3/8% Notes may not be redeemed prior to September 1, 2000. On and after September 1, 2000, the Company may redeem the 10 3/8% Notes at descending premiums ranging from 5.19% in September 2000 to no premium after September 2003.

     (d) 13 3/4% Senior Subordinated Debentures -- During the nine months ended December 31, 1996, the Company redeemed the remaining $180 million of the $210 million of 13 3/4% Senior Subordinated Debentures which were to mature on August 1, 2001 (the "13 3/4% Debentures"). The Company used the net proceeds from the 10 3/8% Notes together with borrowings under the Credit Agreement, to redeem the remaining 13 3/4% Debentures at a price of 102.5% of the principal amount thereof. In connection therewith, the Company recorded an extraordinary charge of $9.142 million, consisting of redemption premiums and the write-off of unamortized financing costs.

     On December 28, 1995, the Company redeemed $30 million principal amount of the 13 3/4% Debentures at a redemption price of 103.75% of the principal amount thereof. The Company used cash on hand and borrowings from the revolving credit facility to redeem the 13 3/4% Debentures. In connection therewith, the Company recorded an extraordinary charge of $1.913 million, consisting of redemption premiums and the write-off of unamortized financing costs.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of all financial instruments reported on the balance sheet at December 31, 1996 and March 31, 1996 approximate their fair value, except as discussed below.

     The fair value of the Company's total debt based on quoted market prices or on current rates for similar debt with the same maturities was approximately $308 million and $311 million at December 31, 1996 and March 31, 1996, respectively.

9.  CAPITAL STOCK


     a. On February 15, 1995, the Board of Directors approved a one-for-ten reverse common stock split for all holders of Class A and Class B common stock on such date. All references in the financial statements to number of shares and stock option data have been restated to reflect this stock split.


     b. On September 2, 1994, K & F retired the $65.4 million principal amount of 14 3/4% Subordinated Convertible Debentures held by Loral Corporation, in exchange for $12.76 million in cash and 458,994 shares of Class B common stock representing 22.5% of equity. The cash portion of this transaction was funded with the proceeds from the sale of capital stock to K & F's principal stockholders for which stockholders received a total of 68,728 shares of Class A common stock and 127,636 shares of preferred stock. As a result, K & F's stockholders' equity was increased by $65.4 million and long-term debt was reduced by an equal amount, resulting in no gain or loss on the transaction.

     c. The preferred stock is convertible into Class A voting common stock on a one-for-one basis. The preferred stock and Class B common stock are entitled to vote on all matters on which the Class A common stock will vote and are entitled to one vote per share.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     d. The Company has a Stock Option Plan which provides for the grant of non-qualified or incentive stock options to acquire 50,000 authorized but unissued shares of Class A common stock. The options are exercisable in four equal installments on the second, third, fourth and fifth anniversaries of the date of grant, and shall remain exercisable until the expiration of the option, 10 years from the date of the grant, at an exercise price of $84.60.

     Stock option activity is summarized as follows:

                                                                                YEARS ENDED
                                                       NINE MONTHS ENDED         MARCH 31
                                                         DECEMBER 31,        -----------------
                                                             1996             1996       1995
                                                       -----------------     ------     ------
    Outstanding at beginning of year.................        11,500          11,500     12,000
    Granted..........................................            --              --         --
    Canceled.........................................          (250)             --       (500)
                                                             ------          ------     ------
    Outstanding at end of year.......................        11,250          11,500     11,500
                                                             ======          ======     ======
    Exercisable options outstanding..................        10,375           9,625      8,938
                                                             ======          ======     ======
    Available for future grant.......................        38,750          38,500     38,500
                                                             ======          ======     ======

     The weighted-average remaining contractual life of options outstanding at December 31, 1996 was 2.8 years.

     e. In April 1996, Loral Space (which owns 22.5% of the outstanding capital stock of K & F) granted options to certain officers and employees of K & F to purchase 265,000 shares of Loral Space common stock at $10.50 per share. Such exercise price was equal to the market price at grant date. These options expire ten years from the date of grant and become exercisable ratably over a five-year period.

     K & F is obligated to pay annual interest at LIBOR plus two percent to Loral Space on the balance of options issued but not exercised, times $10.50. At December 31, 1996, the amount due to Loral Space is $140,000 which has been charged to operations.

     As described in Note 2, K & F accounts for its stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. SFAS No. 123, "Accounting for Stock-Based Compensation" requires the disclosure of pro forma net income (loss) had K & F adopted the fair value method as of the beginning of 1995. SFAS No. 123 requires that equity instruments granted to an employee by a principal stockholder be included as part of the disclosure. However, disclosure has been omitted because the pro forma incremental effect of these options on net income (loss) required to be disclosed under SFAS No. 123 is not material to K & F's results of operations.

10.  EMPLOYEE BENEFIT PLANS

     The Company provides pension benefits to substantially all employees through hourly and salaried pension plans. The plans provide benefits based primarily on the participant's years of service. The salaried plan also includes voluntary employee contributions. The Company's funding policy is to contribute at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     Net pension cost included the following:

                                              NINE MONTHS ENDED        YEARS ENDED MARCH 31,
                                                DECEMBER 31,        ---------------------------
                                                    1996               1996            1995
                                              -----------------     -----------     -----------
    Service cost-benefits earned during
      the period............................     $ 1,521,000        $ 1,562,000     $ 1,590,000
    Interest cost on projected benefit
      obligation............................       3,980,000          4,901,000       4,224,000
    Actual (return) loss on plan assets.....      (5,439,000)        (9,940,000)        954,000
    Net amortization and deferral...........       2,512,000          6,988,000      (3,869,000)
                                                 -----------        -----------     -----------
              Net pension cost..............     $ 2,574,000        $ 3,511,000     $ 2,899,000
                                                 ===========        ===========     ===========

     The table below sets forth the funded status of the plans as follows:

                                                              DECEMBER 31,      MARCH 31,
                                                                  1996             1996
                                                              ------------     ------------
    Actuarial present value of benefit obligation:
      Vested benefit obligation.............................  $ 70,371,000     $ 65,642,000
                                                              ============     ============
      Accumulated benefit obligation........................  $ 70,496,000     $ 65,987,000
      Effect of projected future salary increases...........     2,624,000        2,113,000
                                                              ------------     ------------
      Projected benefit obligation..........................    73,120,000       68,100,000
    Plan assets at fair market value........................    63,268,000       55,100,000
                                                              ------------     ------------
    Unfunded projected benefit obligation...................     9,852,000       13,000,000
    Unrecognized prior service cost.........................    (1,876,000)      (2,185,000)
    Unrecognized net loss...................................   (13,273,000)     (12,685,000)
    Adjustment for minimum liability........................    12,525,000       12,757,000
                                                              ------------     ------------
    Accrued pension cost recognized in the consolidated
      balance sheet.........................................  $  7,228,000     $ 10,887,000
                                                              ============     ============

     SFAS No. 87 requires recognition in the balance sheet of an additional minimum pension liability for underfunded plans with accumulated benefit obligations in excess of plan assets. A corresponding amount is recognized as an intangible asset or a reduction of equity. At December 31, 1996, the Company's additional minimum liability was $12,525,000 with a corresponding equity reduction of $10,649,000 and intangible asset of $1,876,000. At March 31, 1996, the Company's additional minimum liability was $12,757,000 with a corresponding equity reduction of $10,572,000 and intangible asset of $2,185,000.

     Investments held by the Company's pension plans consist primarily of Fortune 500 equity securities and investment grade fixed income securities.

     The assumptions used in accounting for the plans are as follows:

                                                                                  YEARS ENDED
                                                           NINE MONTHS ENDED       MARCH 31,
                                                             DECEMBER 31,        -------------
                                                                 1996            1996     1995
                                                           -----------------     ----     ----
    Discount rate........................................         7.75%          7.50%    8.50%
    Rate of increase in compensation levels..............         4.50           4.50     4.50
    Expected long-term rate of return on assets..........         9.50           9.50     9.50

     Eligible employees having one year of service also participate in one of the Company's Savings Plans (hourly or salaried). Under one of these plans, the Company matches 45% of a participating employee's contributions, up to 6% of compensation. The employer contributions generally vest to participating employees after five years of service. The matching contributions were $572,000, $687,000 and $532,000 for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

11.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides postretirement health care and life insurance benefits for all eligible employees and their dependents active at April 27, 1989 and thereafter, and postretirement life insurance benefits for retirees prior to April 27, 1989. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements of the Company's pension plans. The health care plans are generally contributory and the life insurance plans are generally non-contributory.

     Net periodic postretirement benefit cost included the following components:

                                              NINE MONTHS ENDED        YEARS ENDED MARCH 31,
                                                DECEMBER 31,        ---------------------------
                                                    1996               1996            1995
                                              -----------------     -----------     -----------
    Service cost-benefits attributed to
      service...............................     $   873,000        $   619,000     $   400,000
    Interest cost on accumulated
      postretirement benefit................       3,176,000          3,474,000       3,543,000
    Net amortization and deferral...........      (2,442,000)        (4,332,000)     (3,732,000)
                                                 -----------        -----------     -----------
    Net periodic postretirement benefit
      cost..................................     $ 1,607,000        $  (239,000)    $   211,000
                                                 ===========        ===========     ===========

     Presented below are the total obligations and amounts recognized in the Company's consolidated balance sheets, inclusive of the current portion:

                                                              MARCH 31,          DECEMBER 31,
                                                                 1996                1996
                                                            --------------     -----------------
    Accumulated postretirement benefit obligation:
      Retirees............................................   $  34,042,000       $  30,172,000
      Fully eligible active plan participants.............       2,247,000           2,838,000
      Other active plan participants......................      22,558,000          16,304,000
                                                              ------------        ------------
    Total accumulated postretirement benefit obligation...      58,847,000          49,314,000
    Unrecognized net loss.................................     (20,081,000)        (14,105,000)
    Unrecognized prior service cost related to plan.......      38,673,000          42,181,000
                                                              ------------        ------------
    Accrued postretirement benefit cost...................   $  77,439,000       $  77,390,000
                                                              ============        ============

     The assumed annual rate of increase in the per capita cost of covered health care benefits was 11% during the nine months ended December 31, 1996 and will be 10.3% during the fiscal year ending December 31, 1997. The rate was assumed to decrease gradually to 6.5% by fiscal year 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A change in the assumed health care trend rates by 1% in each year would change the accumulated postretirement benefit obligation at December 31, 1996 by $8,000,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for the nine months ended December 31, 1996 by $1,100,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1996 and March 31, 1996 was 7.75% and 7.50%, respectively.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

12.  COMMITMENTS

     The Company is party to various noncancellable operating leases which are longer than a one-year term for certain data processing, and other equipment and facilities with minimum rental commitments payable as follows:

                            YEAR ENDING DECEMBER 31,                         AMOUNT
        -----------------------------------------------------------------  ----------
        1997.............................................................  $4,707,000
        1998.............................................................   4,810,000
        1999.............................................................   4,823,000
        2000.............................................................   4,352,000
        2001.............................................................   1,745,000
        Thereafter.......................................................   6,565,000

     Rental expense was $3,491,000, $4,758,000 and $4,641,000 for the nine months ended December 31, 1996 and for the fiscal years ended March 31, 1996 and 1995, respectively.

13.  CONTINGENCIES

     In the past, Aircraft Braking Systems had been purchasing substantially all of the carbon for its carbon brakes under supply arrangements with Hitco Technologies, Inc. ("Hitco"). As described below Aircraft Braking Systems and Hitco are in litigation. A loss of carbon supply for the carbon brakes manufactured by Aircraft Braking Systems would have a material, adverse effect on the Company's business and financial condition. However, for certain programs, the Company has developed an alternate supplier and also has commenced a major expansion of its existing carbon manufacturing facility in Akron, Ohio. Construction of the facility is substantially complete and is expected to be fully operational during the second quarter of calendar year 1997. Aircraft Braking Systems is currently manufacturing carbon on three of the five new densification furnaces to be installed. When fully operational, the Company believes it will have sufficient sources of carbon to meet all of its requirements for brake production at the current level of business.

     On December 15, 1995, the Company's Aircraft Braking Systems subsidiary commenced an action in the Court of Common Pleas, Summit County, Ohio against Hitco after Hitco threatened to breach existing supply contracts unless prices were renegotiated. Hitco has been the principal supplier of carbon used by Aircraft Braking Systems for its carbon brakes. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon production facility. The Aircraft Braking Systems' complaint, as amended, seeks damages in excess of $47 million, injunctive relief and specific performance requiring Hitco to perform its obligations pursuant to existing contracts and purchase orders. Hitco has counterclaimed in the matter seeking, among other things, damages up to $130 million for the alleged breach by Aircraft Braking Systems of alleged long-term contracts to purchase carbon. Hitco was enjoined from refusing to perform its obligations pursuant to existing contracts and purchase orders without change in terms. Hitco has sought to have the injunction vacated or modified, and/or a declaratory judgment terminating Hitco's obligation to supply Aircraft Braking Systems at prices previously pertaining. To date, the preliminary injunction has not been vacated or modified, although Hitco argues it expired on December 13, 1996. Through January 1997, Hitco continued to supply carbon to the Company, although Hitco failed to acknowledge certain purchase orders. Aircraft Braking Systems has sought to hold Hitco in contempt of the court's injunction. Hitco has sought an injunction requiring that the Company turn over technology allegedly jointly developed and owned under the prior contractual arrangements. Hearings have been concluded on both the Company's contempt motion and Hitco's motion seeking technology but neither has been decided by the court.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     In related actions, a suit filed by Hitco in Superior Court, Los Angeles County, California against Aircraft Braking Systems seeking substantially the same relief as is asserted in the Ohio action has been stayed. Hitco also filed suit in the Federal District Court in the Northern District of Ohio for damages and injunctive relief against a third party claiming that such party, in supplying certain carbon to Aircraft Braking Systems, has acquired trade secrets of Hitco from Aircraft Braking Systems and has misappropriated trade secrets and technology developed under the same research and development contracts between Hitco and Aircraft Braking Systems which are the subject of the Ohio case and the California case. Aircraft Braking Systems has been granted leave to intervene and the other party has moved to dismiss the Federal action.

     Management intends to vigorously advocate its interest in all lawsuits, to seek dismissal of the California action and to proceed in the Ohio case to enforce the preliminary injunction and otherwise to protect Aircraft Braking Systems' carbon supply as well as to seek damages from Hitco. Based upon the proceedings to date, advice of counsel and its own assessment of the matters in dispute, management does not expect the outcome of the litigation to be unfavorable to the Company.

     There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company.

14.  INCOME TAXES

     The components of the net deferred tax benefit and corresponding valuation allowance is as follows:

                                                            DECEMBER 31,        MARCH 31,
                                                                1996              1996
                                                            -------------     -------------
    Tax net operating loss carryforwards..................  $  71,051,000     $  68,233,000
    Temporary differences:
      Postretirement and other employee benefits..........     33,708,000        35,861,000
      Intangibles.........................................     55,124,000        58,997,000
      Program participation costs.........................     (6,109,000)       (6,348,000)
      Other...............................................      6,802,000         7,165,000
                                                            -------------     -------------
    Deferred tax benefit..................................    160,576,000       163,908,000
    Valuation allowance...................................   (159,165,000)     (163,908,000)
                                                            -------------     -------------
    Net deferred tax asset................................  $   1,411,000     $          --
                                                            =============     =============

     SFAS No. 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized. The Company has established a valuation allowance against the majority of these benefits given the uncertain nature of their ultimate realization. The change in the valuation allowance reflects the extent that taxable income has been projected during the carryforward period.

     In the event of future recognition of a 100 percent reduction of the valuation allowance, income tax expense and goodwill would be reduced by $75 million and $56 million, respectively. The realization of these benefits would reduce future income tax payments by $159 million. At December 31, 1996 goodwill has been reduced by $1.1 million as a result of the reduction in the valuation allowance.

     The Company's benefit for income taxes for the nine months ended December 31, 1996 consists of:

        Current domestic provision....................................    $ 1,330,000
        Foreign provision.............................................        170,000
        Domestic utilization of net operating loss carryforwards......     (1,581,000)
                                                                          -----------
        Income tax benefit............................................    $   (81,000)
                                                                          ===========

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     The Company's effective tax rate of 0.5% benefit for the nine months ended December 31, 1996 differs from the federal statutory rate (benefit of 35%) due to the partial-utilization of tax net operating losses of $3.5 million and the change in the valuation allowance. For the fiscal years ended March 31, 1996 and 1995 the Company's effective tax rate of zero percent differed from the federal statutory rate (benefit of 35%) due to the change in the valuation allowance.

     The Company has tax net operating loss carryforwards of approximately $185 million at December 31, 1996. The tax net operating losses expire from 2005 through 2011, with $23 million of carryforwards expiring in 2005.

15.  RELATED PARTY TRANSACTIONS

     Bernard L. Schwartz ("BLS") owns 27.12% of the common stock of the Company and serves as Chairman of the Board of Directors and Chief Executive Officer. BLS is also Chairman and Chief Executive Officer of Loral Space & Communications Ltd. ("Loral Space"). Prior to that he was Chairman and Chief Executive Officer of Loral Corporation. The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him (including certain other executive officers of Loral Space who are active in the management of the Company) in exchange for acting as directors and providing advisory services to the Company and its subsidiaries. Such agreement will continue until BLS dies or is disabled or ceases to own at least 135,000 shares of common stock of the Company.

     In May 1996, K & F purchased $343,000 principal amount of the Company's 13 3/4% Debentures from A. Robert Towbin, who is a member of the Board of Directors of the Company, at a price of 103.65% of the principal thereof plus accrued interest. In May 1996, the 13 3/4% Debentures were callable at a price of 103.75% of the principal amount.

     The Company pays Ronald H. Kisner, who is a member of the Board of Directors of the Company, a monthly retainer of $6,000 for legal services.

     On September 2, 1994, K & F retired the $65.4 million principal amount of Convertible Debentures held by Loral Corporation. (See Note 9.)

     The Company has a bonus plan pursuant to which the Company's Board of Directors awards bonuses to BLS and other advisors ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned under this plan were $200,000 for the fiscal year ended March 31, 1996 and paid to certain executive officers of Loral Space. BLS did not receive any payments under this plan for the fiscal year ended March 31, 1996. Bonuses for the nine months ended December 31, 1996 have not yet been determined nor approved by the Company's Board of Directors.

     Lehman Brothers has from time to time provided investment banking, financial advisory and other services to the Company, for which services Lehman Brothers has received fees. As the beneficial owners of 48.17% of the outstanding capital stock, the Lehman Investors are able to elect three directors to the Company's Board of Directors and have the benefit of certain rights under the Stockholders Agreement and the Company's By-laws. During the nine months ended December 31, 1996, Lehman Brothers received underwriting discounts and commissions of $2.6 million in connection with the offering of the 10 3/8% Notes.

     Pursuant to agreements between the Company and Loral Space (which owns 22.5% of the outstanding capital stock), the Company reimburses Loral Space for real property occupancy, benefits administration and legal services. The related charges agreed upon were established to reimburse Loral Space for actual costs incurred without profit or fee. The Company believes the arrangements are as favorable to the Company as could have been obtained from unaffiliated parties. Payments to Loral Space were $0.2 million for the nine months ended December 31, 1996. Included in accounts payable at December 31, 1996 is $0.2 million.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     Pursuant to agreements between K & F and Loral Corporation, the parties provided services to each other and shared certain expenses relating to a production program, real property occupancy, benefits administration, treasury, accounting and legal services. The related charges agreed upon by the parties were established to reimburse each party on the actual cost incurred without profit or fee. The Company believes the arrangements with Loral Corporation were as favorable to the Company as could have been obtained from unaffiliated parties. Billings from Loral Corporation were $3.6 million and $3.0 million for the fiscal years ended March 31, 1996 and 1995, respectively. Billings to Loral Corporation were $2.7 million and $0.2 million for the fiscal years ended March 31, 1996 and 1995. Purchases from Loral Corporation were $2.2 million and $1.9 million for the fiscal years ended March 31, 1996 and 1995. Included in accounts receivable and accounts payable at March 31, 1996 is $3.5 million and $2.3 million.

     On April 22, 1996, Lockheed Martin acquired the defense electronics and systems integration businesses of Loral Corporation which included the Akron, Ohio facility. The various occupancy and service agreements affecting the Akron, Ohio facility will remain in full force and effect. K & F will continue to reimburse Lockheed Martin for real property occupancy, and costs relating to shared easements and services.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................     1
Risk Factors...........................    12
The Exchange Offer.....................    18
The Recapitalization...................    26
Capitalization.........................    28
Unaudited Pro Forma Consolidated
  Financial Information................    29
Selected Historical Consolidated
  Financial Information................    34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    36
Business...............................    41
Management.............................    50
Security Ownership.....................    56
Certain Transactions...................    58
Description of Certain Indebtedness....    60
Description of the Notes...............    62
Certain United States Federal Tax
  Considerations For Non-United States
  Holders..............................    86
Plan of Distribution...................    88
Legal Matters..........................    88
Experts................................    89
Available Information..................    89
Index to Consolidated Financial
  Statements...........................   F-1


======================================================

======================================================

                                  $185,000,000

                             K & F INDUSTRIES, INC.

                                9 1/4% SERIES B

                              SENIOR SUBORDINATED
                                 NOTES DUE 2007

                    ----------------------------------------

                                   PROSPECTUS

                    ----------------------------------------


                                           , 1998


======================================================

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Registrant provides that the directors of the Registrant, individually or collectively, shall not be held personally liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


 **1.01  -- Purchase Agreement dated as of October 9, 1997 between the Company and Lehman
            Brothers Inc. and Unterberg Harris
   2.01  -- Agreement for Sale and Purchase of Assets dated March 26, 1989 between Loral
            Corporation and the Company(1)
 **2.02  -- Stock Purchase Agreement dated September 15, 1997 among the Company and the
            Stockholders of the Company
 **2.03  -- First Amendment to Stock Purchase Agreement dated as of October 15, 1997 among the Company and the Securityholders named therein
 **3.01  -- Amended and Restated Certificate of Incorporation of the Company
 **3.02  -- Amended and Restated By-Laws of the Company
 **4.01  -- Indenture dated as of October 15, 1997 for the Notes between the Company and
            State Street Bank and Trust Company, as trustee
   4.02  -- Indenture dated as of August 15, 1996 for the 10 3/8% Senior Subordinated Notes
            between the Company and Fleet National Bank, as trustee(8)
  *5.01  -- Opinion of O'Sullivan Graev & Karabell, LLP
  10.01  -- Securities Purchase Agreement dated as of April 27, 1989, among the Company, BLS and LBH(1)
  10.02  -- Assumption Agreement dated as of April 27, 1989(1)
  10.03  -- Non-Competition Agreement dated as of April 27, 1989, between the Company and
            BLS(1)
  10.04  -- K & F Industries, Inc. Retirement Plan for Salaried Employees(4)
  10.05  -- K & F Industries, Inc. Savings Plan for Salaried Employees(4)
  10.06  -- Goodyear Aerospace Corporation Supplemental Unemployment Benefits Plan for
            Salaried Employees Plan A(1)
  10.07  -- The Loral Systems Group Release and Separation Allowance Plan(1)
  10.08  -- Letter Agreement dated April 27, 1989, between the Company and Shearson Lehman
            Brothers Inc.(1)
  10.09  -- K & F Industries, Inc. 1989 Stock Option Plan(2)
  10.10  -- K & F Industries, Inc. Executive Deferred Bonus Plan(2)

  10.11  -- Securities Purchase Agreement dated as of July 22, 1991, among the Company, BLS and the Lehman Investors(3)
  10.12  -- Securities Purchase Agreement among the Company, BLS and the Lehman Investors dated September 2, 1994(5)
  10.13  -- Agreement dated as of September 2, 1994 between the Company and Loral(5)
  10.14  -- Securities Conversion Agreement among the Company and the Converting
            Stockholders, dated November 8, 1994(5)
**10.15  -- Shared Services Agreement dated as of April 27, 1996 between Lockheed Martin
            Tactical Defense Systems -- Akron and ABS
  10.16  -- K & F Industries, Inc. Supplemental Executive Retirement Plan(7)
  10.17  -- Amended and Restated Credit Agreement dated as of August 14, 1996 among Aircraft
            Braking Systems Corporation ("ABS"), Engineered Fabrics Corporation ("EFC"), the
            Lenders (as defined therein), Lehman Commercial Paper, Inc., as Documentation
            Agent and Chase Securities Inc., individually and as agent for the Lenders
            ("Chase")(8)
  10.18  -- Amended and Restated Security Agreement dated as of August 14, 1996 between ABS and Chase(8)
  10.19  -- Amended and Restated Security Agreement dated as of August 14, 1996 between EFC and Chase(8)
  10.20  -- Revolving Credit Note dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank(8)
  10.21  -- Facility A Notes dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank(8)
  10.22  -- Amended and Restated K & F Agreement dated as of August 14, 1996 between the
            Company and Chase(8)
  10.23  -- Amended and Restated Subordination Agreement dated as of August 14, 1996 between
            ABS and Chase(8)
  10.24  -- Amended and Restated Subordination Agreement dated as of August 14, 1996 between
            EFC and Chase(8)
  10.25  -- Purchase Agreement dated August 12, 1996 among the Company, Lehman Brothers Inc.
            and Chase Securities Inc.(8)
  10.26  -- Registration Rights Agreement dated as of August 15, 1996 among the Company,
            Lehman Brothers Inc. and Chase Securities Inc.(8)
**10.27  -- Credit Agreement dated as of October 15, 1997 among ABS, EFC, the Lenders (as defined therein), Lehman Commercial Paper, Inc., as Documentation Agent and The
            First National Bank of Chicago ("FNBC"), as Administrative Agent
**10.28  -- Guarantee and Collateral Agreement dated as of October 15, 1997 among the
            Company, ABS, EFC, certain subsidiaries named therein and FNBC, as Collateral
            Agent
**10.29  -- Form of Term Note dated as of October 15, 1997 to be executed by each of ABS and
            EFC in favor of FNBC
**10.30  -- Form of Revolving Credit Note dated as of October 15, 1997 to be executed by each of ABS and EFC in favor of FNBC
**10.31  -- Subordination Agreement dated as of October 15, 1997 between ABS and FNBC
**10.32  -- Subordination Agreement dated as of October 15, 1997 between EFC and FNBC
**10.33  -- Intercreditor Agreement dated as of October 15, 1997 among the Pension Benefit
            Guaranty Corporation ("PBGC"), FNBC, ABS, EFC and the Company
**10.34  -- K & F Agreement dated as of October 15, 1997 executed by the Company in favor of
            FNBC
**10.35  -- Settlement Agreement dated as of October 15, 1997 between the Company and PBGC

**10.36  -- Registration Rights Agreement dated as of October 15, 1997 between the Company and Lehman Brothers Inc. and Unterberg Harris
**10.37  -- Dealer Manager Agreement dated as of September 15, 1997 between Lehman Brothers
            Inc. and the Company
**10.38  -- Amended and Restated Director Advisory Agreement dated as of October 15, 1997 between the Company and BLS
**10.39  -- Stockholders' Agreement dated as of October 15, 1997 between the Company and the
            Stockholders identified therein
**12.01  -- Statement of computation of ratio of earnings (deficiency) to fixed charges
**12.02  -- Statement of computation of pro forma earnings to fixed charges
  21.01  -- Subsidiaries of the Registrant(1)
 *23.01  -- Consent of O'Sullivan Graev and Karabell, LLP (included in Exhibit 5)
 *23.02  -- Consent of Deloitte & Touche LLP
  24.01  -- Powers of Attorney (included on signature page)
**25.01  -- Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of State Street Bank and Trust Company, as Trustee
 *99.1   -- Form of Letter of Transmittal
 *99.2   -- Form of Notice of Guaranteed Delivery
 *99.3   -- Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
            Nominees
 *99.4   -- Form of Letter to Clients


---------------
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1, No. 33-29035 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Registration Statement on Form S-1, No. 33-47028 and incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 and incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by reference.

(7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 filed on August 29, 1996.

 * Filed herewith.


** Previously filed as an exhibit hereto.


     (b) Financial Statement Schedules:

     All schedules are omitted because they are not applicable or the required information is shown in financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, state of New York, on the 15th day of January, 1998.


                                          K & F INDUSTRIES, INC.

                                          By: /s/  KENNETH M. SCHWARTZ
                                            ------------------------------------
                                                    Kenneth M. Schwartz
                                                  Executive Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement on Form S-4 has been signed on January 15, 1998 by or on behalf of the following persons in the capacity indicated:



                SIGNATURE                               TITLE
------------------------------------------  ------------------------------

                    *                       Chairman of the Board, Chief
------------------------------------------    Executive Officer and
           Bernard L. Schwartz                Director (principal
                                              executive officer)

         /s/ KENNETH M. SCHWARTZ            Executive Vice President
------------------------------------------
           Kenneth M. Schwartz

                    *                       Chief Financial Officer
------------------------------------------    (principal financial and
            Dirkson R. Charles                accounting officer)

                    *                       Director
------------------------------------------
             Steven J. Berger

                    *                       Director
------------------------------------------
              David J. Brand

                    *                       Director
------------------------------------------
           Herbert R. Brinberg

                    *                       Director
------------------------------------------
             Robert B. Hodes

                SIGNATURE                               TITLE
------------------------------------------  ------------------------------


                    *                                  Director
------------------------------------------
             Ronald H. Kisner

                    *                                  Director
------------------------------------------
             John R. Paddock

                    *                                  Director
------------------------------------------
             A. Robert Towbin

                    *                                  Director
------------------------------------------
            Alan H. Washkowitz

       *By /s/ KENNETH M. SCHWARTZ
------------------------------------------
           Kenneth M. Schwartz
             Attorney-in-fact